EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

December 18, 2014

among

REYNOLDS AMERICAN INC.,

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

as Syndication Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

FIFTH THIRD BANK,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

ROYAL BANK OF CANADA

and

THE BANK OF NOVA SCOTIA

as Documentation Agents,

and

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA), LLC,

FIFTH THIRD BANK,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

RBC CAPITAL MARKETS1

and

THE BANK OF NOVA SCOTIA,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES:

Schedule 2.01 — Commitments: LC Commitments

Schedule 2.04 — Existing Letters of Credit

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries

Schedule 6.01 — Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Subsidiary Guarantee Agreement
Exhibit C-1	—	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	—	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	—	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	—	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D	—	Form of Compliance Certificate

iii

CREDIT AGREEMENT dated as of December 18, 2014, among REYNOLDS AMERICAN INC. (the “Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.19(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 9.16.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such Prime Rate occurs.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.13(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that (i) in the case of Section 2.18 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment, and (ii) if all of the Commitments have terminated or expired, the “Applicable Percentage” shall be determined based upon the percentage of the aggregate Revolving Credit Exposures (in the case of a determination pursuant to Section 2.18 when a Defaulting Lender shall exist, disregarding any Defaulting Lender’s Revolving Credit Exposure) represented by such Lender’s individual Revolving Credit Exposure. On the date of (x) any termination of the Commitments of one or more Lenders pursuant to Section 2.07(b) on a Maturity Date that is not also the Final Maturity Date and (y) the termination of the Commitment of any Non-Continuing Lender pursuant to Section 2.07(d), the Applicable Percentages of the Lenders shall be automatically adjusted to give effect to the termination of such Commitment(s); provided that, in the case of any termination described in clause (x), if an Event of Default exists under clause (a), (b), (h) or (i) of Article VII on such date of termination, no such adjustment shall be made and the Applicable Percentage shall be determined as provided in clause (ii) of the proviso contained in the immediately preceding sentence as if all Commitments had then terminated.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Facility Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings Levels	“Eurodollar Spread”	“ABR Spread”	“Facility Fee Rate”
Category 1

Greater than or equal to A3 and A-	0.90%	0.00%	0.10%

Category 2

Baa1 and BBB+	1.00%	0.00%	0.125%

Category 3

Baa2 and BBB	1.20%	0.20%	0.175%

Category 4

Baa3 and BBB-	1.40%	0.40%	0.225%

Category 5

Equal to or less than Ba1 and BB+	1.60%	0.60%	0.275%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher (the highest Category being Category 1) of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise; provided, however, that notwithstanding the foregoing, at all times during which there shall exist any Event of Default, the “Applicable Rate” shall be determined by reference to the ratings in Category 5. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Alternate Currency” means Euros, Pounds Sterling or any other currency (other than U.S. Dollars) approved by the applicable Issuing Bank issuing a Letter of Credit to be denominated in any such other currency; provided that, at such time (i) such other currency is dealt with in the London interbank deposit market, (ii) such other currency is freely transferable and convertible into U.S. Dollars in the London foreign exchange market, and (iii) no central bank or other governmental authorization in the country of issue of such other currency is required to permit use of such other currency by any Lender for issuing any Letter of Credit and/or to permit the Borrower to reimburse LC Disbursements thereon and/or to pay any other amounts owing in respect of such Letter of Credit (unless such authorization has been obtained and is in full force and effect).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, when used in connection with a sale and lease-back transaction, at any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

“Availability Period” means, as to any Lender, the period from and including the Effective Date to and including the earlier of the Maturity Date of such Lender and any other date of termination of the Commitment of such Lender.

“B&W Parent” means, collectively, (a) BAT and (b) Brown & Williamson Holdings, Inc. (f/k/a Brown & Williamson Tobacco Corporation), a Delaware corporation and an indirect, wholly owned subsidiary, of BAT.

“BAT” means British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales, and any successor thereto.

“BAT Equity Issuance” has the meaning assigned to such term in the definition of “BAT Subscription Agreement” set forth in this Agreement.

“BAT Subscription Agreement” means that certain Subscription and Support Agreement dated as of July 15, 2014, among the Borrower, BAT and Brown & Williamson Holdings Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which BAT has agreed, directly or indirectly through one or more of its wholly owned subsidiaries designated by it, to subscribe for and purchase substantially simultaneously with the consummation of the Lorillard Acquisition, shares of the Borrower’s common stock for an aggregate purchase price of approximately $4.7 billion (the “BAT Equity Issuance”).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower or any duly authorized committee of that board or any director or directors and/or officer or officers of the Borrower to whom that board or committee shall have duly delegated its authority.

“Borrower” has the meaning assigned to such term in the first paragraph of this Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Credit Agreement” means that certain Bridge Credit Agreement dated as of September 23, 2014, by and among the Borrower, the lenders party thereto, JPMCB, as administrative agent, Citibank, as syndication agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, as amended, restated, modified and/or supplemented from time to time.

“Bridge Loan Facility” means the term loan credit facility in an amount of up to $9,000,000,000 made available to the Borrower pursuant to the Bridge Credit Agreement.

“Bridge Loan Facility Documents” means the Bridge Credit Agreement, together with the other “Loan Documents” as such term is defined in the Bridge Credit Agreement, as amended, restated, modified and/or supplemented from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Control” means the occurrence of any of the following events: (a) at any time Continuing Directors shall not constitute a majority of the Board of Directors, (b) any Person or “group” (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than B&W Parent and any wholly owned subsidiaries of BAT that acquire shares of the Borrower pursuant to the BAT Equity Issuance), shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act) of 30.0% or more, on a fully diluted basis, of the economic or voting interest in the Borrower’s capital stock, (c) B&W Parent and/or any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) shall have obtained and exercised the power to elect or designate a majority of the Board of Directors and (d) any “change of control” event under any Material Indebtedness of the Borrower or any Material Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation or treaty after the Effective Date, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.13.

“Citibank” means Citibank, N.A. and any successor corporation thereto by merger, consolidation or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit, the amount of which represents the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be increased or reduced from time to time pursuant to Section 2.07, 2.17, 2.19, 9.04 or Article VII. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $2,000,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.19(a).

“Commitment Increase Lender” has the meaning assigned to such term in Section 2.19(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time.

“Consolidated Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that (a) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, acceptances and similar arrangements and all surety, appeal and litigation bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations or reimbursement obligations owing in respect of thereof) and (b) solely for purposes of calculating the Consolidated Leverage Ratio at any time during the Pre-Lorillard Acquisition Closing Period, the aggregate outstanding principal amount of Indebtedness incurred by the Borrower to finance the Lorillard Acquisition Costs shall not be included in any determination of “Consolidated Debt”, so long as the proceeds of any such Indebtedness are held in cash or Marketable Investments and are identified as “restricted” in a footnote to the applicable consolidated balance sheet(s) of the Borrower for the relevant period between receipt of such proceeds and the use thereof to finance Lorillard Acquisition Costs (any such Indebtedness, the “Lorillard Acquisition Financing Debt”).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and (other than with respect to clause (I)(n) below) to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(I) (a) provision for all income taxes and foreign withholding taxes, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary losses, (f) any non-cash expenses or losses, (g) any losses on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period), (h) any cash payment received during such period in respect of any non-cash item described in clause (II)(a)(i) or (ii) below subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a gain or income in the statement of Consolidated Net Income, (i) the amount of all cash payments received during such period in respect of any settlement with respect to tobacco litigation related liability which otherwise did not increase Consolidated Net Income for such period or a prior period, (j) any losses for such period attributable to early extinguishment of Indebtedness or net realized loss obligations under any Swap Agreement, (k) non-recurring transaction fees, costs, expenses and charges (including but not limited to investment banker, consulting, advisory and legal fees) incurred in connection with the following transactions, agreements and documents (collectively, the “Subject Transactions”): this Agreement, the Existing Credit Agreement, the Bridge Loan Facility Documents, the Ancillary Agreements (as such term is defined in the Imperial Purchase Agreement), the Lorillard Acquisition, the BAT Equity Issuance, the issuance by the Borrower of common equity to the shareholders of Lorillard pursuant to the terms of the Lorillard Acquisition Agreement, the issuance and sale of any senior unsecured notes in a public offering or, if appropriate, a Rule 144A or other private placement, the proceeds of which are used to finance in whole or in part the Lorillard Acquisition or to refinance any portion of the Bridge Loan Facility or to repay or refinance any existing Indebtedness of Lorillard or any of its Subsidiaries on or following the consummation of the Lorillard Acquisition, and the Specified Asset Dispositions; provided that the aggregate amount for all such items under this clause (k) shall not exceed $400,000,000 in the aggregate during the term of this Agreement, (l) business optimization, restructuring and transition expenses, costs, charges, accruals or reserves incurred within three (3) years of the Lorillard Acquisition Closing Date in connection with any of the Subject Transactions, which for the avoidance of doubt shall include severance payments and costs, legal defense and settlement costs (including any costs paid in satisfaction of judgments), relocation costs, costs related to the closure, opening, curtailment and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, integration costs, signing costs, retention and completion bonuses, amortization of signing bonuses, inventory optimization expenses, contract termination costs, transaction costs, costs related to entry into new markets, consulting fees, recruiter fees, provided that the aggregate amount for all such items under this clause (l) shall not exceed $500,000,000 in the aggregate during the term of this Agreement, provided further that the aggregate amount for all such items under this clause (l) shall not exceed $250,000,000 in the aggregate during the second and third years following the Lorillard Acquisition Closing Date, (m) any expenses, costs, charges, accruals or reserves incurred in connection with any of the Subject Transactions pursuant to or in connection with any management or employee benefit plan, including but not limited to curtailments or modifications to pension and post-retirement employee benefit plans, and conversion costs and excess pension charges, provided that the aggregate amount for all such items under this clause (m) shall not exceed $100,000,000 in the aggregate during the term of this Agreement, and (n) the amount of cost savings and synergies projected by the Borrower in good faith to be reasonably anticipated to be realized from actions taken prior to or during such period in connection with the Lorillard Acquisition or any Specified Asset Disposition (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions); provided that the aggregate amount under this clause (n) shall not exceed $200,000,000 in the aggregate during any four fiscal quarter period, all as determined on a consolidated basis for the Borrower and its Subsidiaries for such period, minus

(II) (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary gain, (ii) any non-cash income or gains, (iii) any gain on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period), and (iv) income tax credits (to the extent not netted from income tax expense), (b) any cash payments made during such period in respect of any non-cash items described in clause (I)(d), (e) or (f) above subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a charge in the statement of Consolidated Net

Income, (c) the amount of all cash payments made by the Borrower and its Subsidiaries during such period pursuant to any settlement with respect to tobacco litigation related liability which otherwise did not reduce Consolidated Net Income for such period or a prior period, all as determined on a consolidated basis for the Borrower and its Subsidiaries for such period and (d) net realized income or gains from obligations under Swap Agreements.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio, (i) if at any time during such Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, which pro forma calculation will be made based on reasonable assumptions and may include, among other things, a reduction in costs and expenses (and a resulting increase in Consolidated EBITDA) as a result of any transfer, disposition or sale of any employees, assets or business or any other cost reducing measures undertaken by the target of such Material Acquisition and/or any of its Subsidiaries during the applicable Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $250,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $250,000,000.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). For the purposes of calculating Consolidated Interest Expense for any Reference Period pursuant to any determination of the Consolidated Interest Coverage Ratio, (i) all Indebtedness incurred or issued during the relevant Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Reference Period and remain outstanding through such Reference Period, (ii) all Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed during the relevant Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been retired or redeemed on the first day of such Reference Period and remain retired through the entirety of such Reference Period, (iii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective Reference Period when same was deemed outstanding (for this purpose, using the floating rate applicable thereto at the time of determination), in the case of floating rate Indebtedness; provided that interest expense with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding and (iv) solely for purposes of calculating the Consolidated Interest Coverage Ratio at any time during the Pre-Lorillard Acquisition Closing Period, the total cash interest expense attributable to Lorillard Acquisition Financing Debt for the applicable period shall not be included in the determination of Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (i) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, subject to the second sentence of the definition of “Consolidated EBITDA”, (ii) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (iii) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth” means, at any date of determination, the consolidated shareholders’ equity of the Borrower, as set forth on the then most recently available consolidated balance sheet of the Borrower and its consolidated Subsidiaries delivered pursuant to Section 5.01(a) or (b).

“Continuing Director” means, at any date, an individual (a) who is a member of the Board of Directors on the Effective Date, (b) who, as at such date, has been a member of the Board of Directors for at least the twelve preceding months, or (c) who has been nominated for election, elected, designated or appointed to be a member of the Board of Directors by either (i) B&W Parent pursuant to any governance agreement, including, without limitation, the Governance Agreement, or (ii) a majority of the other “Continuing Directors” then in office.

“Continuing Lender” means, at any time, (a) each Lender that has a Maturity Date which is the Final Maturity Date and (b) each Lender that has then consented to the extension of its then Maturity Date to the newly proposed Final Maturity Date pursuant to Section 2.20 on or prior to the applicable Extension Response Date in circumstances where Continuing Lenders (as defined in preceding clause (a)) holding at least a majority of the Commitments have not consented to an extension of the Final Maturity Date on or prior to such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless (A) in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (B) in the case of clause (iii) above, such Lender notifies the Administrative Agent and the Borrower in writing that the failure to pay such other amount is the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) failed, within three Business Days after a good faith request by the Borrower, the Administrative Agent or any Issuing Bank to provide a certification in writing from such Lender’s chief financial officer that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s, the Administrative Agent’s or each Issuing Bank’s, as the case may be, receipt of such certification in form and substance satisfactory to such Person, or (d) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership, or the acquisition of any ownership, interest in such Lender or a parent company thereof or the exercise of control over such Lender or parent company thereof by a Governmental Authority or instrumentality thereof.

“Designated Person” means (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (e) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

“Designated Swap Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Designated Swap Agreement, in its capacity as a party thereto, together with such Person’s successors and permitted assigns.

“Designated Swap Agreement” means any Swap Agreement between the Borrower and a Lender or an Affiliate of a Lender at the time it enters into such Swap Agreement, which has been designated in writing at any time on or after the Effective Date by the applicable Lender (or Affiliate of a Lender) to the Administrative Agent and the Borrower as a “Designated Swap Agreement”. Each holder of Designated Swap Obligations that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

“Designated Swap Obligations” means any and all obligations of the Borrower owing in connection with, or in respect of, any Designated Swap Agreement (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“Documentation Agents” means, collectively, Credit Suisse Securities (USA), LLC, Fifth Third Bank, Goldman Sachs Bank USA, Mizuho Bank, Ltd., Royal Bank of Canada and The Bank of Nova Scotia, acting in their capacity as documentation agents for the Facility.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Approved Alternate Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Approved Alternate Currency.

“Domestic Subsidiary” of any Person means any Subsidiary of such Person incorporated or organized in the United States of America or any State or territory thereof, or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any

Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) a determination is made that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (d) the receipt by the Borrower or an ERISA Affiliate of any notice, or the receipt by a Multiemployer Plan from the Borrower or an ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Euros” and the sign “€” each mean the single lawful currency of the “Participating Member States” (as described in the EMU Legislation) introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Swap Obligation by such Subsidiary Guarantor under the Subsidiary Guarantee Agreement is or becomes illegal under the

Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty under the Subsidiary Guarantee Agreement is or becomes illegal.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income, franchise or other Taxes imposed on (or measured by) its net income, profits, overall gross income or receipts by the United States of America (or any political subdivision thereof), or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction listed in clause (a), (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.15(f)(i)-(ii), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.15(a), and (d) any withholding tax imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 3.13(a).

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (a) Indebtedness of the Borrower and its Subsidiaries incurred after the date hereof and secured by Liens created, assumed or otherwise incurred or permitted to exist pursuant to Section 6.01(b); and (b) Attributable Debt of the Borrower and its Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 6.02(b).

“Existing Credit Agreement” means the credit facility evidenced by the Credit Agreement, dated as of October 8, 2013 (and as amended pursuant to the First Amendment dated as of August 7, 2014), among the Borrower, various lending institutions and JPMCB, as Administrative Agent, as in effect on the Effective Date.

“Existing Letter of Credit” has the meaning assigned to such term in Section 2.04(d).

“Existing Liens” means the Liens on the assets and properties of the Borrower and its Subsidiaries (including Liens on the assets and properties of Lorillard and its Subsidiaries) outstanding on the Effective Date and set forth in Schedule 6.01.

“Existing Lorillard Senior Notes Indenture” means that certain Indenture, dated as of June 23, 2009, by and among Lorillard Tobacco Company, as issuer, Lorillard, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, as in effect on the Effective Date, together with all supplemental indentures relating thereto and as the same may be further amended, modified and/or supplemented from time to time, and as the same may be assumed by the Borrower or any Material Subsidiary thereof on or after the Lorillard Acquisition Closing Date.

“Existing Senior Notes Indentures” means that certain Indenture, dated as of May 31, 2006, by and among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and The Bank of New York Trust Company, N.A., as trustee, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time.

“Expected Total Commitment” means, at any time of determination with respect to any future date, the Total Commitment in effect at such time of determination less the aggregate Commitments of all Lenders with a Maturity Date prior to such future date.

“Extension Date” means December 18, 2015 or December 18, 2016, as applicable; provided that no Extension Date shall occur after December 18, 2016.

“Extension Response Date” has the meaning assigned to such term in Section 2.20.

“Facility” means the credit facility evidenced by this Agreement.

“Facility Fee” has the meaning assigned to such term in Section 2.10.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Maturity Date” means December 18, 2019, as such date may be extended pursuant to Section 2.20.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings.

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness for borrowed money, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations in accordance with GAAP shall be subject to the requirements of Section 1.04.

“Governance Agreement” means that certain Governance Agreement, dated as of July 30, 2004, by and among the Borrower, Brown & Williamson Holdings, Inc. and BAT, as amended, supplemented or otherwise modified from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, administration, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such primary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such primary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such primary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (x) the maximum stated or determinable amount of such Guarantee and (y) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to, or which could give rise to any liability under, any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Imperial” means Imperial Tobacco Group PLC, a public limited company incorporated under the laws of England and Wales, and any successor thereto.

“Imperial Divestiture Documents” means the Imperial Purchase Agreement, the Imperial Transfer Agreement, and each other agreement, instrument or other document heretofore, now or hereafter entered into in connection therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Imperial Purchase Agreement” means that certain Asset Purchase Agreement, dated as of July 15, 2014, by and among the Borrower, Lignum-2, L.L.C., and Imperial, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Imperial Transfer Agreement” means that certain Transfer Agreement, dated as of July 15, 2014, by and between Lignum-2, L.L.C. and Lorillard, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Incremental Amendment” has the meaning assigned to such term in Section 2.19(a).

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business and any obligation of the Borrower or any Subsidiary thereof to purchase tobacco and/or other products, services and produce utilized in its business pursuant to agreements entered into in the ordinary course of business on a basis consistent with the Borrower’s or such Subsidiary’s past practices or then current industry practices), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) the maximum amount available to be drawn or paid under all surety, appeal and litigation bonds and similar obligations issued for the account of such Person and all unreimbursed payments in respect of such surety, appeal and litigation bonds and similar obligations, (h) all Guarantees by such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than a Subsidiary Guarantor) or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated November 2014 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by the Administrative Agent and each Lender, such other day occurring less than one month after such Borrowing date), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant LIBOR Screen Rates) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate (for the longest period for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which such LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMCB, (b) Citibank, (c) each other Lender requested by the Borrower to issue Letters of Credit, to the extent consented to by such Lender and the Administrative Agent and (d) with respect to Existing Letters of Credit, the Lender designated as the issuer thereof on Schedule 2.04, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.04(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A. and any successor corporation thereto by merger, consolidation or otherwise.

“Judgment Currency” has the meaning assigned to such term in Section 9.16.

“LC Availability Period” means, as to any Issuing Bank, the period from and including the Effective Date to and including the earlier of the LC Issuer Maturity Date of such Issuing Bank and any other date of termination of the LC Commitments of such Issuing Bank or the Commitments of such Issuing Bank (in its capacity as a Lender).

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.04 of this Agreement in the amount set forth on Schedule 2.01, as such amount may be reduced and/or adjusted from time to time pursuant to Section 2.04(j), Section 2.07 and/or Article VII. Schedule 2.01 may be amended or modified from time to time with the consent of the Administrative Agent to reflect such increases or other adjustments to LC Commitment amounts as may be agreed by the relevant Issuing Bank(s), any Issuing Bank that becomes party to this Agreement pursuant to Section 2.04(j) and the Borrower; provided that (x) the aggregate amount of LC Commitments of all Issuing Banks shall not exceed $300,000,000 at any time, and (y) any such amendment or modification that reduces the aggregate amount of the LC Commitments of Issuing Banks below $300,000,000 shall be subject to the approval of the Borrower.

“LC Commitment Percentage” means, with respect to any Issuing Bank, the percentage of the total LC Commitments of all Issuing Banks represented by such Issuing Bank’s LC Commitment.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements (taking the Dollar Equivalent of any LC Disbursement made in a currency other than U.S. Dollars) that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Fronting Exposure” means, with respect to any Issuing Bank at any time, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements (taking the Dollar Equivalent of any LC Disbursement made in a currency other than U.S. Dollars) in respect of any Letters of Credit issued by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Issuer Maturity Date” has the meaning assigned to such term in Section 2.04(c).

“LC Termination Date” means the fifth Business Day preceding the Final Maturity Date.

“Lead Agents” means the Administrative Agent and the Syndication Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the LIBOR Screen Rate, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period; provided that if a LIBOR Screen Rate shall not be available at the applicable time for the applicable Interest Period (an “Impacted Interest Period”), then the LIBO Rate for the applicable Interest Period shall be the Interpolated Rate; provided, further, that if the applicable LIBOR Screen Rate shall not be available for the applicable Impacted Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the rate at which the Administrative Agent could borrow funds in the London interbank market, were it to do so by asking for and then accepting offers in reasonable market size and for such relevant Impacted Interest Period shall be the LIBO Rate for such Impacted Interest Period for such Eurodollar Borrowing, subject to Section 2.13.

“LIBOR Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollar deposits for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion; provided, that, if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Litigation Bond” means any surety bond, supersedeas bond, judgment bond or other bond or insurance policy issued for bonding litigation judgments for appeal.

“Loan Documents” means this Agreement, any promissory note of the Borrower issued as described in Section 2.08(f) and, on the execution and delivery thereof, the Subsidiary Guarantee Agreement.

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Lorillard” means Lorillard, Inc., a Delaware corporation, and any successor thereto.

“Lorillard Acquisition” means the acquisition of one hundred percent (100%) of the equity interests of Lorillard by the Borrower, directly or indirectly through one or more of its subsidiaries, in accordance with the terms and conditions of the Lorillard Acquisition Agreement.

“Lorillard Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of July 15, 2014, by and among Lorillard, the Borrower, and Lantern Acquisition Co., as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lorillard Acquisition Borrowing” has the meaning assigned to such term in Section 4.02(a).

“Lorillard Acquisition Closing Date” means the date upon which the Lorillard Acquisition has been consummated in accordance with the terms and conditions of the Lorillard Acquisition Agreement.

“Lorillard Acquisition Costs” means the Cash Consideration (as defined in the Lorillard Acquisition Agreement as in effect on the Effective Date) payable pursuant to the Lorillard Acquisition Agreement, any cash payments required to be paid for fractional shares or to settle equity-based awards pursuant to the Lorillard Acquisition Agreement (as in effect on the Effective Date), and the fees and expenses of the Borrower incurred in connection with the Lorillard Acquisition and the financing thereof.

“Lorillard Acquisition Financing Debt” has the meaning assigned to such term in the definition of “Consolidated Debt”.

“Lorillard Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Lorillard and its Subsidiaries, taken as a whole or (b) would prevent or materially impair the ability of Lorillard to perform its obligations under the Lorillard Acquisition Agreement or consummate the merger as provided therein; except that in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a Lorillard Material Adverse Effect: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates; (ii) changes in any Laws or changes in accounting requirements or principles (or interpretation or enforcement thereof); (iii) changes affecting industries, markets or geographical areas in which Lorillard or its Subsidiaries conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of the transaction agreements relating to the Lorillard Acquisition or the consummation of the transactions contemplated thereby; (v) a decline in the price or trading volume of Lorillard’s common stock on the New York Stock Exchange, except that this clause (v) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such decline has resulted in or contributed to a Lorillard Material Adverse Effect; (vi) any natural disaster or any conditions resulting from natural disasters; (vii) acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof; (viii) any Law, Judgment or Action enacted, promulgated, proposed or threatened by the Federal Drug Administration or any other Governmental Entity that could have the effect of banning or materially restricting the use of menthol in any product sold or distributed by Lorillard, the Borrower or any of their respective Subsidiaries; (ix) any actions required under the transaction agreements relating to the Lorillard Acquisition to obtain any approval or authorization under antitrust laws for the consummation of the Lorillard Acquisition or the other transactions contemplated by such agreements; or (x) the failure, in and of itself, of Lorillard to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Lorillard Acquisition Agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account into determining whether there has been, or is reasonably expected to be, a “Lorillard Material Adverse Effect”; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (ii), (iii), (vi) or (vii) will be considered in determining whether there has been, or is reasonably expected to be, a “Lorillard Material Adverse Effect” to the extent that such changes are materially disproportionately adverse to the business, results of operations or financial condition of Lorillard and its Subsidiaries taken as a whole as compared to other companies in the industry in which Lorillard and its Subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a “Lorillard Material Adverse Effect”). As used in this definition,

(A) the term “Action” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or arbitral, (B) the term “Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational, (C) the term “Judgment” means any judgment, order or decree, and (D) the term “Law” or “Laws” means any statute, law (including common law), ordinance, rule or regulation of any Governmental Entity.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Marketable Investments” means, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P, Moody’s or Fitch, (c) U.S. Dollar denominated domestic and Eurodollar time deposits, domestic and Yankee certificates of deposit and bank obligations and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or Fitch or “A2” or the equivalent thereof from Moody’s with maturities of not more than two years from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than one year and collateralized with U.S. Treasury, U.S. government agency or other permitted investments consistent with the Borrower’s corporate guidelines and which have a collateral margin of at least 102.0%, marked to market daily, (e) commercial paper, extendable commercial notes and master notes issued by any Person incorporated in the United States and euro-commercial paper of domestic and foreign companies rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or at least F-1 by Fitch and in each case maturing not more than 397 days after the date of acquisition by such Person, (f) U.S. Dollar denominated commercial paper or Canadian dollar commercial paper of Canadian companies and government obligations of Canada whose commercial paper is rated R-1 by Dominion Bond Rating Service, (g) investments in 2a-7 money market funds, (h) corporate bonds and medium term notes rated at least “A” by S&P and/or Fitch and/or “A2” by Moody’s with maturities of not more than two years from the date of acquisition by such Person, (i) asset-backed securities and mortgage-backed securities rated “A” or better by any of S&P, Moody’s or Fitch with maturities or rate reset dates of not more than two years from the date of acquisition by such Person, (j) taxable money market preferred (including but not limited to taxable auction debt) instruments rated at least “A” by S&P and/or Moody’s and/or Fitch and redeemable at par with a rollover period no longer than six months, (k) tax exempt debt and par value preferred instruments rated at least “A” or the equivalent by S&P and/or Moody’s and/or Fitch and redeemable at par with a rollover period no longer than six months, (l) domestic and international equity and bond funds (including indexed funds) with a “market capitalization” or “assets under management” of not less than $500,000,000, (m) separate account portfolios managed by registered investment advisors with guidelines adhering substantially to the securities above (it being understood, however, that, for purposes of clause (h) above, a bond portfolio that holds corporate bonds and medium term notes rated at least “BBB” by S&P and/or Fitch and/or “Baa2” by Moody’s (and with maturities of not more than two years from the date of acquisition) shall be considered to adhere “substantially to the guidelines” in clause (h) above, so long as such bond portfolio holds securities that (on a blended basis) satisfy the rating requirements for securities of the type described in clause (h) above), and (n) separate account portfolios which (i) constitute “current assets” within the meaning of GAAP, (ii) are managed by a registered investment advisor and (iii) invest in securities of the type described in clauses (a) and (b) above, except that the underlying securities may have maturities in excess of two years, so long as the underlying securities held in such account portfolio have an average duration of not more than five years; provided that the fair market value of all funds of the type described in this clause (n) owned or held by the Borrower and its Subsidiaries shall not exceed $500,000,000.

“Master Settlement Agreement” means (a) that certain Master Settlement Agreement, entered into on November 23, 1998, by the major U.S. cigarette manufacturers, including R.J. Reynolds Tobacco Company and Brown & Williamson Holdings, Inc. (f/k/a Brown & Williamson Tobacco Corporation), with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas, and (b) the prior settlement agreements by the major U.S. cigarette manufacturers, including R.J. Reynolds Tobacco Company and B&W Parent, with attorneys general representing Florida, Mississippi, Minnesota and Texas.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, property, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, and/or (b) the rights or remedies of the Administrative Agent and the Lenders or the ability of any Loan Party to perform its obligations to the Administrative Agent or the Lenders hereunder or under any other Loan Document to which it is party.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $200,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of determination on and after the Effective Date, any Subsidiary that has (a) consolidated total revenues for the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, for the Reference Period ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) which equal or exceed 10.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such period or (b) consolidated total assets at the last day of the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, at the last day of the Reference Period ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) which equal or exceed 10.0% of the consolidated total assets of the Borrower and its Subsidiaries at such date; provided, however, that if (i) consolidated total revenues of all Subsidiaries which are not Material Subsidiaries (as then determined in accordance with this definition) for the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, for the Reference Period ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) equal or exceed 15.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such period or (ii) the consolidated total assets of all Subsidiaries which are not Material Subsidiaries (as then determined in accordance with this definition) at the last day of the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, at the last day of the Reference Period ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) equal or exceed 15.0% of the consolidated total assets of the Borrower and its Subsidiaries at such date, then the Borrower shall promptly (and in any event within ten Business Days after the date such financial statements are so delivered or required to be so delivered) designate one or more additional Subsidiaries (the identity of such Subsidiaries to be determined by the Borrower in its discretion), in writing to the Administrative Agent as “Material Subsidiaries”, whereupon each such Subsidiary shall be a “Material Subsidiary” for all purposes of this Agreement until such Subsidiary is redesignated as an “Immaterial Subsidiary” as provided below; provided, further that, if no Default has occurred and is continuing, the Borrower may, at any time, by written notice to the Administrative Agent, redesignate any such Material Subsidiary so designated pursuant to the immediately preceding proviso as an “Immaterial Subsidiary” if (and only if) the consolidated total revenues and consolidated total assets of Subsidiaries that are not Material Subsidiaries at such time (determined after giving effect to such redesignation) would not exceed the limits set forth in clause (i) or (ii) above, whereupon such Subsidiary shall cease to be a “Material Subsidiary” for all purposes of this Agreement until such Subsidiary is required to be treated (or redesignated as) a “Material Subsidiary” pursuant to the foregoing requirements of this definition. Upon the acquisition of a new Subsidiary or the merger or consolidation of any Person with or into an existing Subsidiary (or the acquisition of other assets by an existing Subsidiary), the qualification of the affected Subsidiary as a “Material Subsidiary” pursuant to the foregoing requirements of this definition shall be determined on a pro forma basis as if such Subsidiary had been acquired or such merger, consolidation or other acquisition had occurred, as applicable, at the beginning of the relevant fiscal year or Reference Period, as applicable. In the event any Subsidiary becomes a Material Subsidiary after the Effective Date (including as a result of a designation pursuant to the second preceding sentence), the Borrower shall cause such Material Subsidiary to comply with Section 5.09, to the extent applicable. As of the Effective Date, the Subsidiaries identified on Schedule 3.12 as “Material Subsidiaries” are the Material Subsidiaries determined in accordance with the requirements of this definition as of such date.

“Maturity Date” of any Lender means December 18, 2019, as such date may be extended for such Lender pursuant to Section 2.20.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate contributed to, or had an obligation to contribute to, such plan.

“Non-Continuing Lender” means, at any time, each Lender which is not a Continuing Lender at such time.

“Non-Declared Restricted Payment” means, as to any Person, (a) the redemption, retirement, purchase, or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock or of any other Equity Interests of such Person outstanding on the Effective Date or thereafter (or any warrants for or options or stock or similar appreciation rights in respect of any such shares or Equity Interests but not including any convertible debt) or the setting aside of any funds for any of the foregoing purposes and (b) the making or payment of any other Restricted Payment on or after the Effective Date by such Person which, in the case of either clause (a) or (b), does not require or involve a declaration or authorization by such Person.

“Non-Guarantor Subsidiary” means, at any time, any Subsidiary of the Borrower that is not at such time a Subsidiary Guarantor. Schedule 3.12 sets forth the name of each Subsidiary that is a “Non-Guarantor Subsidiary” on the Effective Date.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means (a) all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Lead Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document and (b) all Designated Swap Obligations, in the case of each of clauses (a) and (b), (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that, the Obligations shall exclude any and all Excluded Swap Obligations.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Officers’ Certificate” means a certificate signed by any Financial Officer of the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17(b)).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“PATRIOT Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Litigation Bonding” means the making of deposits with the proceeds of Loans and/or the issuance of Letters of Credit, in each case for the purposes of bonding litigation judgments entered against the Borrower or any of its Subsidiaries on and after the Effective Date.

“Permitted Obligations” means obligations (a) to pay taxes, (b) to pay import duties, to post customs bonds and otherwise make payments in connection with customs and trade laws, (c) to purchase equipment or fixtures and otherwise make capital expenditures, (d) to make payments in connection with the importation or purchase of tobacco or other products or goods for use in the day-to-day operations of the Borrower and any Subsidiary of the Borrower consistent with the practices of the

Borrower and its Subsidiaries in effect prior to the Effective Date or with then current practices in the industry, (e) to make utility payments, (f) in connection with worker’s compensation obligations or other employee disability obligations, (g) to provide credit support for any of the foregoing, (h) in respect of employee loans made in connection with transfers, (i) to provide credit support for suppliers and distributors in the ordinary course of business, and (j) to support Indebtedness supported by Existing Letters of Credit on the Effective Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and each such plan for the five year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to, or had an obligation to contribute to, such plan.

“Pounds Sterling” and the sign “£” each mean the freely transferable lawful money of the United Kingdom.

“Pre-Lorillard Acquisition Closing Period” means the period commencing on the Effective Date and ending on the earlier to occur of (x) the termination of the Lorillard Acquisition Agreement pursuant to, and in accordance with the terms of, the Lorillard Acquisition Agreement (as in effect on the Effective Date) and (y) the Lorillard Acquisition Closing Date (immediately prior to the consummation of the Lorillard Acquisition).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by the Borrower or a Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories, or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 2.0% of Consolidated Net Worth, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by a resolution adopted by the Board of Directors not to be of material importance to the respective businesses conducted by the Borrower or such Subsidiary effective as of the date such resolution is adopted.

“Qualifying Settlement” means, at any time, any settlement of the payment terms of a judgment pursuant to a valid, binding and enforceable settlement agreement (a) which (i) has been approved by a court of competent jurisdiction in a final decision, which decision remains in full force and effect and has not then been appealed, (ii) approval thereof is not required to be obtained by a court of competent jurisdiction in order to be valid, binding and enforceable under applicable law or by the terms of such settlement agreement, or (iii) has been or will be submitted for approval by a court of competent jurisdiction within any time period prescribed by applicable law or such settlement agreement and the terms of such settlement otherwise remain subject to a valid, binding and enforceable settlement agreement pending such court approval (unless and until such court has decided not to approve such settlement agreement), and (b) under which the Borrower and its Subsidiaries, as applicable, have complied with all payment and other obligations.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Period” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Lorillard Indenture” means, collectively, any indenture entered into on or after the Acquisition Closing Date by Lorillard Tobacco Company, the Borrower, Lorillard or any Material Subsidiary in replacement of the Existing Lorillard Senior Notes Indenture or in connection with the refinancing of the Indebtedness evidenced by the notes issued pursuant to the Existing Lorillard Senior Notes Indenture and/or any exchange offer by the Borrower or any Subsidiary thereof relating to such notes, in each case together with all supplemental indentures relating thereto and as the same may be amended, modified and/or supplemented from time to time.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and Unused Availability representing more than 50.0% of the sum of the total Revolving Credit Exposures and total Unused Availability at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or any Financial Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation or conversion of a Loan pursuant to Section 2.06 and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require (provided that, unless an Event of Default has occurred and is continuing, no such additional date of determination shall be required more frequently than weekly); and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment, extension or renewal of any such Letter of Credit, (iii) each date of any LC Disbursement by an Issuing Bank under any Letter of Credit denominated in an Approved Alternate Currency and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require (provided that, unless an Event of Default has occurred and is continuing, no such additional date of determination shall be required more frequently than weekly); provided, subject to the rights of the Administrative Agent and the Required Lenders pursuant to preceding clauses (a)(iii) and (b)(iv), for purposes of determining compliance with Sections 2.08(b) and calculating fees pursuant to Section 2.10(a) or (b), the “Revaluation Date” shall be the first Business Day of each calendar month.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Specified Asset Dispositions” means consummation of (a) the asset dispositions (which may include Equity Interests of one or more Subsidiaries of the Borrower or Lorillard) specified in the Imperial Divestiture Documents as in effect on the Effective Date, including, but not limited to, the asset dispositions made to Imperial (or one or more affiliates or assignees thereof) of cigarette brands “Winston”, “Kool” and “Salem” and, under certain circumstances, “Doral”, certain assets related to the “e-vapor” brand “blu” and the cigarette brand “Maverick”, and the disposition of certain factories, headquarters and employees of Lorillard or its Subsidiaries and the transfer of certain associated liabilities as specified in the Imperial Divestiture Documents as in effect on the Effective Date, and (b) any other asset dispositions (which may include Equity Interests of one or more Subsidiaries of the Borrower or Lorillard) by the Borrower and/or its Subsidiaries in connection with the consummation of the Lorillard Acquisition made pursuant to any modifications, amendments, supplements, replacements or substitutions (in each case, in whole or in part), waivers, consents or requests (including the effects of any such requests) under the Imperial Divestiture Documents that do not result in (i) additional assets exceeding in the aggregate $250,000,000 becoming part of the Specified Asset Dispositions or (ii) a Substantial Detriment (as defined in the Lorillard Acquisition Agreement as in effect on the Effective Date) unless either such addition of assets or Substantial Detriment is consented to in writing by the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made (or, if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency, such spot rate from another financial institution as may be designated by the Administrative Agent), provided that for purposes of any calculation of LC

Exposure used in the determination of “Required Lenders” (or the component definitions as used therein) or the Dollar Equivalent of any LC Disbursement under a Letter of Credit denominated in an Approved Alternate Currency, the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made.

“Stated Amount” means, as to any Letter of Credit at any time, the maximum amount available to be drawn thereunder (in each case determined (i) without regard to whether any conditions to drawing thereunder could then be met, (ii) after giving effect to any step-up or increase in the maximum amount to be made available under such Letter of Credit after the issuance thereof, regardless of whether or not such step-up or increase has in fact occurred at such time but (iii) after giving effect to all previous drawings made thereunder); provided that the “Stated Amount” of each Letter of Credit denominated in an Approved Alternate Currency shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in the applicable Approved Alternate Currency thereunder (determined (i) without regard to whether any conditions to drawing thereunder could then be met, (ii) after giving effect to any step-up or increase in the maximum amount to be made available under such Letter of Credit after the issuance thereof, regardless of whether or not such step-up or increase has in fact occurred at such time but (iii) after giving effect to all previous drawings made thereunder).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transactions” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (b) any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) each Material Subsidiary of the Borrower as of the Effective Date and (b) each other Subsidiary of the Borrower which executes and delivers the Subsidiary Guarantee Agreement, in each case under the immediately preceding clauses (a) and (b), unless and until such time as the respective Subsidiary ceases to constitute a Subsidiary or is released from all of its obligations under the Subsidiary Guarantee Agreement in accordance with the terms and provisions hereof and thereof.

“Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement substantially in the form of Exhibit B entered into (or to be entered into) by one or more Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, transactions to hedge or mitigate interest rate risk); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Citibank, in its capacity as syndication agent for the Facility.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other charges of a similar nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment” means, at any time, the sum of the Commitments of each of the Lenders at such time. On the Effective Date, the Total Commitment is $2,000,000,000.

“Transactions” means the execution, delivery and performance by each Loan Party of the applicable Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted” means, when referring to cash or Marketable Investments of the Borrower or any Subsidiary, that such cash or Marketable Investments (a) do not appear (and are not required to appear) as “restricted” on a consolidated balance sheet of the Borrower, (b) are not subject to any Lien in favor of any Person (other than Liens constituting customary set-off rights in favor of banks, custodians and other financial institutions on cash management and operating accounts maintained by the Borrower and its Subsidiaries in the ordinary course of business) and (c) are otherwise generally available for use by the Borrower or such Subsidiary.

“Unsettled” means, with respect to any judgment, that such judgment is not subject to a Qualifying Settlement.

“Unused Availability” means, at any time, an amount equal to the excess, if any, of (a) the aggregate amount of the Commitments of all Lenders at such time over (b) the sum of the aggregate Revolving Credit Exposures of all Lenders at such time.

“U.S. Dollars” and the sign “$” each mean the freely transferrable lawful currency of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. (a) The financial statements to be furnished to the Administrative Agent (for the benefit of the Lenders) pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent). Except as otherwise expressly provided herein, all terms of an accounting or financial nature (including all computations determining compliance with Section 6 (and the definitions used therein) shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting

Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) for purposes of the computations determining compliance with Section 6, all expenses and other charges arising from any settlement of liability with respect to tobacco litigation which are required by GAAP to be retroactively applied to a previous fiscal quarter of the Borrower shall instead be accrued in the fiscal quarter in which such expenses and charges occur.

SECTION 1.05. Exchange Rates; Change of Currency. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of LC Exposure relating to Letters of Credit denominated in Approved Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the (i) adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or (ii) a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in U.S. Dollars to the Borrower from time to time during its Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the Total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Availability or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of any Lender.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in U.S. Dollars or an Approved Alternate Currency for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the LC Availability Period of such Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(c)), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued,amended, renewed or extended by an Issuing Bank only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $300,000,000; (ii) the LC Fronting Exposure of such Issuing Bank shall not exceed such Issuing Bank’s LC Commitment; and (iii) the total Revolving Credit Exposures shall not exceed the Total Commitment. The LC Commitments of the Issuing Banks are several (and not joint), and no Issuing Bank shall be responsible for any other Issuing Bank’s failure to issue a Letter of Credit as provided hereunder.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the LC Termination Date; provided that, notwithstanding the foregoing, no Letter of Credit shall be issued (x) with an expiration date beyond the then Maturity Date of any Lender if after giving effect thereto the total Revolving Credit Exposures would exceed the Expected Total Commitment in effect for each day on which such Letter of Credit is to be outstanding that occurs beyond such Maturity Date, (y) with an expiration date beyond the Business Day next preceding the then Maturity Date of the Issuing Bank thereof (as to any Issuing Bank, its “LC Issuer Maturity Date”) or (z) with an expiration date beyond the then Maturity Date of any Lender if, after giving effect thereto, the LC Fronting Exposure of the Issuing Bank would exceed such Issuing Bank’s LC Commitment minus its LC Commitment Percentage of the Expected Total Commitment in effect for each day on which such Letter of Credit is to be outstanding that occurs beyond such Maturity Date, provided, however, that, at the request of the Borrower, an Issuing Bank may in its sole discretion permit any Letter of Credit to have an expiration date after the LC Termination Date by giving written notice of such permission to the Borrower, so long as upon the date of any request of the respective Issuing Bank the Borrower shall pay to the respective Issuing Bank an amount of cash and/or cash equivalents acceptable to such Issuing Bank (in U.S. Dollars or the applicable Approved Alternate Currency as requested by such Issuing Bank) equal to 105% of the LC Exposure with respect to such Letter of Credit, such cash and cash equivalents to be held as security for the obligations of the Borrower in respect of such Letter of Credit in a cash collateral account, and pursuant to cash collateral arrangements, satisfactory to such Issuing Bank.

(d) Existing Letters of Credit. Schedule 2.04 contains a description of all letters of credit issued by any lender for the account of the Borrower pursuant to the Existing Credit Agreement and outstanding on the Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount (including the currency in which such letter of credit is denominated), (v) the name of the beneficiary and (vi) the expiry date). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” issued for the account of the Borrower for all purposes of this Agreement, issued, for purposes of Section 2.04, on the Effective Date and the respective issuer(s) thereof shall constitute “Issuing Bank(s)” with respect to such Letter of Credit for all purposes of this Agreement.

(e) Participations. By the issuance or renewal of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the Stated Amount of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in U.S. Dollars, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.04(f) or of any reimbursement payment required to be refunded to the Borrower for any reason (for this purpose, taking the Dollar Equivalent of any LC Disbursement or other reimbursement payment made in an Approved Alternate Currency). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.04(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in U.S. Dollars an amount equal to such LC Disbursement (for this purpose, taking the Dollar Equivalent of any LC Disbursement made in an Approved Alternate Currency) not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in U.S. Dollars its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.04(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.04(f) to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.04(f) to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.04(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.04(f), then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.04(f) to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, (x) the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b) and (y) the successor Issuing Bank shall assume (and be deemed to have) the LC Commitment of the applicable replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, (i) the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit and (ii) the LC Commitment of such replaced Issuing Bank shall be terminated.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.04(k), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in U.S. Dollars or, if requested by the Administrative Agent in the case of any Letter of Credit denominated in an Approved Alternate Currency, such Approved Alternate Currency) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest except for any interest earned on the investment of such deposits, provided that any such investments (i) shall be made at the option and sole discretion of the Administrative Agent, (ii) must be approved in writing in advance by the Borrower, and (iii) shall be at the Borrower’s risk and expense to the extent (and only to the extent) that such investments have been approved in advance in writing by the Borrower. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, together with interest or profits, if any, thereon, shall (to the extent not applied as aforesaid) be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) 12:00 noon, New York City time in the case of Eurodollar Borrowings or (y) 2:00 p.m., New York City time in the case of ABR Borrowings, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Total Commitment shall terminate on the Final Maturity Date.

(b) Unless previously terminated, the Commitment of each Lender shall terminate in its entirety on such Lender’s Maturity Date.

(c) Unless previously terminated, the LC Commitment of each Issuing Bank shall terminate in its entirety on such Issuing Bank’s LC Issuer Maturity Date.

(d) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Credit Exposures would exceed the Total Commitment and (iii) at any time within the 30 days prior to the Maturity Date of any Non-Continuing Lender and so long as no Event of Default then exists, the Borrower may terminate the Commitment of such Non-Continuing Lender, provided that (x) all Loans, together with unpaid accrued interest thereon and all accrued but unpaid fees pursuant to Section 2.10, of such Non-Continuing Lender are repaid or paid, as applicable, in full and (y) after giving effect to such termination and repayment, the sum of the Revolving Credit Exposures does not exceed the Total Commitment.

(e) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.07(d) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07(e) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments pursuant to Section 2.07(d) shall be made ratably among the Lenders in accordance with their respective Commitments, except as expressly provided in subclause (iii) of the proviso appearing in Section 2.07(d).

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made by such Lender on such Lender’s Maturity Date.

(b) If on any date the sum of (i) the aggregate outstanding principal amount of Loans (after giving effect to all other repayments thereof on such date) and (ii) the aggregate amount of LC Exposure on such date, exceeds the Total Commitment as then in effect, the Borrower shall repay on such date, the principal of Loans in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of LC Exposure (less the amount, if any, of any cash or cash equivalents then pledged to secure LC Exposure pursuant to this Section 2.08(b) (taking the Dollar Equivalent of any such cash or cash equivalents denominated in an Approved Alternate Currency)) exceeds the Total Commitment as then in effect, the Borrower shall pay to the Administrative Agent (at its office identified in Section 2.16) on such date an amount in cash and/or cash equivalents (in U.S. Dollars or, if requested by the Administrative Agent in the case of any LC Exposure with respect to a Letter of Credit denominated in an Approved Alternate Currency, such Approved Alternate Currency) equal to such excess (up to the aggregate amount of LC Exposure at such time) and the Administrative Agent shall hold such payment as security for the Obligations of the Borrower to the Lenders hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent. If on any date the aggregate amount of the LC Fronting Exposure of any Issuing Bank (less the amount, if any, of any cash or cash equivalents then pledged to secure the LC Fronting Exposure of such Issuing Bank pursuant to this Section 2.08(b) (taking the Dollar Equivalent of any such cash or cash equivalents denominated in an Approved Alternate Currency)) exceeds its LC Commitment, the Borrower shall pay to the Administrative Agent (at its office identified in Section 2.16) on such date an amount in cash and/or cash equivalents (in U.S. Dollars or, if requested by the applicable Issuing Bank in the case of any LC Fronting Exposure with respect to a Letter of Credit denominated in an Approved Alternate Currency, such Approved Alternate Currency) equal to such excess (up to the aggregate amount of the LC Fronting Exposure of such Issuing Bank at such time) and the Administrative Agent shall hold such payment as security for the Obligations of the Borrower to the applicable Issuing Bank(s) hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank(s). If the Borrower is required to provide an amount of cash collateral pursuant to this Section 2.08(b), such amount, together with interest or profits, if any, thereon, shall (so long as no Default has occurred and is continuing) be returned to the Borrower within five Business Days after the date on which the requirements of the foregoing provisions, as the case may be, would cease to require such cash collateralization.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.08(c) or (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.09(b).

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, provided that (x) at the Borrower’s election in connection with any prepayment pursuant to this Section 2.09(b), such prepayment shall not be applied to any Loan of a Defaulting Lender and (y) the Borrower may repay the Loans of a Non-Continuing Lender in connection with the termination of the Commitments of such Non-Continuing Lender in accordance with the requirements of clause (iii) of the proviso appearing in Section 2.07(c) without any accompanying repayment of the Loans of the other Lenders, so long as all amounts, if any, due and owing to such Lender (and any other Lenders) pursuant to Section 2.14 are paid at such time. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (a “Facility Fee”), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in U.S. Dollars in arrears on the third Business Day after the last day of March, June, September and December of each year and on the date on which the Commitment of the applicable Lender terminates, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitment of such Lender terminates shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in U.S. Dollars a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in U.S. Dollars a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure with respect to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of the termination of the Commitment of such Issuing Bank and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment of such Lender or Issuing Bank, as the case may be, terminates and any such fees accruing after the date on which such Commitment terminates shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 2.10(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and Letters of Credit participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in Section 2.11(a).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment of any Lender which has made such Loan; provided that (i) interest accrued pursuant to Section 2.11(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period of the applicable Lenders), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice only affect a Eurodollar Borrowing subject to a given Interest Period, then the immediately preceding clauses (i) and (ii) shall not apply to any other unaffected Eurodollar Borrowing subject to a different Interest Period.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.13(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Withholding of Taxes; Gross-Up. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.15(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation required by law as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of any documentation described in Section 2.15(f)(iii) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.15(f). If any form or certification previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent except, in the case of Section 2.15(f)(ii)(E) below with respect to a participating Lender, only to the relevant Lender (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) certifying that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this Section 2.15(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law, such documentation prescribed by applicable law. Solely for purposes of this Section 2.15(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including additional amounts paid pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.15(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid and no indemnified party shall be required to pay any amounts pursuant to this Section 2.15(g) at any time when a Default exists. This Section 2.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.15 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14, 2.15 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements (for this purpose, taking the Dollar Equivalent of any LC Disbursement made in an Approved Alternate Currency) then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (in U.S. Dollars) (for cash at face value) participations in the Loans and participations in LC Disbursements (for purposes of any participation in an LC Disbursement under a Letter of Credit denominated in an Approved Alternate Currency, taking the Dollar Equivalent of such LC Disbursement) of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements (for purposes of any participation in an LC Disbursement made under a Letter of Credit denominated in an Approved Alternate Currency, taking the Dollar Equivalent of such LC Disbursement); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.16(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including non-pro rata payments expressly contemplated by Sections 2.09(b) and 2.08(a) (in connection with the earlier Maturity Date of a given Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.16(c) shall apply)). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), 2.04(e) or (f), 2.05(b), 2.16(d) or 9.03(d), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or each Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections. In the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender becomes a Non-Continuing Lender at any time after the applicable Extension Response Date occurring after the Effective Date, (x) any Lender requests compensation under Section 2.13, (y) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (z) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment (in U.S. Dollars) of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements (for purposes of any participation in an LC Disbursement made under a Letter of Credit denominated in an Approved Alternate Currency, taking the Dollar Equivalent of such LC Disbursement), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and (iv) in the case of the replacement of any Lender that is a Non-Continuing Lender as contemplated by clause (w) above, the Maturity Date applicable to the assignee’s Commitment shall be the Final Maturity Date then in effect. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10;

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.18(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.18(c), then the fees payable to the Lenders pursuant to Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.19. Incremental Commitments. (a) The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent, request one or more increases in the amount of the Commitments (each such increase, a “Commitment Increase”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, (x) no Default shall exist and (y) all representations and warranties in this Agreement or any other Loan Document shall be true and correct in all material respects and (ii) the aggregate amount of all Commitment Increases pursuant to this Section 2.19 shall not exceed $350,000,000. Each Commitment Increase shall be in an aggregate principal amount that is not less than $20,000,000 (provided that such amount may be less than $20,000,000 if such amount represents all remaining availability under the limit set forth in the immediately preceding sentence). Each notice from the Borrower pursuant to this Section 2.19 shall set forth the requested amount of the relevant Commitment Increase. Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Commitment Increases if such consent would be required under Section 9.04 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Commitment Increases shall become Commitments (or in the case of a Commitment Increase to be provided by an existing Lender, an increase in such Lender’s Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement, executed by the Borrower, each Lender agreeing to provide such Commitment Increase, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the occasion of any Borrowing” or “issuance, amendment, renewal or extension of a Letter of Credit” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Commitment Increases, unless it so agrees. Upon each increase in the Commitments pursuant to this Section 2.19, (a) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase (each, a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit (including each such Commitment Increase Lender) will equal the percentage of the Total Commitment represented by such Lender’s Commitment and (b) if, on the date of such increase, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.14. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) This Section 2.19 shall supersede any provisions in Section 2.16 or 9.02 to the contrary.

SECTION 2.20. Maturity Date Extensions. Prior to (but not less than 60 days nor more than 90 days prior to) the applicable Extension Date, the Borrower may make a written request to the Administrative Agent, who shall forward a copy of each such request to each of the Continuing Lenders, that the Final Maturity Date then in effect be extended to the date occurring twelve (12) months after such existing Final Maturity Date. Such request shall be accompanied by a certificate of a Financial Officer of the Borrower stating that no Default has occurred and is continuing. If, by the date (each, an “Extension Response Date”) which is 30 days prior to the applicable Extension Date, Continuing Lenders which are not Defaulting Lenders holding at least a majority of the Commitments held by Continuing Lenders which are not Defaulting Lenders agree thereto in writing, the Final Maturity Date, and the Maturity Date of each Continuing Lender then consenting, shall be automatically extended to the date occurring twelve (12) months after the then existing Final Maturity Date. In the event that the Borrower has not obtained the requisite percentage of Continuing Lenders to permit an extension by the relevant Extension Response Date, the Borrower may extend the deadline for obtaining such percentage to the 30th day following such Extension Response Date in order to take such actions with respect to any Lender that is a Non-Continuing Lender after giving effect to such Extension Response Date in order to obtain the requisite percentage of Lenders constituting Continuing Lenders to permit such extension (including actions contemplated by Section 2.17(b). The Administrative Agent shall notify the Borrower and each Lender of the effectiveness of any such extension. No Lender shall be obligated to grant any extensions pursuant to this Section 2.20, and any such extension shall be in the sole discretion of each of them. A Lender’s Maturity Date shall not be so extended pursuant to this Section 2.20 for (x) any Lender that is a Non-Continuing Lender at the time such request for extension is made and (y) any Continuing Lender at the time of such request that has not consented in writing, within the time specified above, to any such request for the extension thereof. It is understood and agreed that the Borrower shall have a total of two (2) opportunities to request an extension pursuant to this Section 2.20 and that each of such extension (if validly effected pursuant to this Section 2.20) shall extend the Final Maturity Date then in effect by twelve (12) months.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto, and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2013, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2014 certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2013, there has been no event, occurrence or development that, individually or in the aggregate, has had a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each Loan Party and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has had a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Contractual Obligations. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Use of Proceeds; Margin Regulations; Investment Company Status. (a) All proceeds of the Loans and Letters of Credit shall be utilized for the general corporate and working capital purposes of the Borrower and its Subsidiaries (including, without limitation, (i) to support Permitted Obligations, (ii) to replace Existing Letters of Credit, (iii) to effect Permitted Litigation Bonding, (iv) to pay, satisfy and/or otherwise discharge judgments rendered against the Borrower or any other Subsidiary from time to time, (v) to refinance, repay or retire Indebtedness, (vi) to make payments under the Master Settlement Agreement and under any other settlement agreement in respect of tobacco litigation that the Borrower and/or any of its Subsidiaries is now or hereafter party to or bound by, (vii) to pay dividends and distributions on and to repurchase common stock of the Borrower, in each case, to the extent permitted by Section 6.05; provided that, in the case of any repurchase by the Borrower or any of its Subsidiaries of Equity Interests of the Borrower made with all or any portion of the proceeds of any Loan, all of such Equity Interests so repurchased are immediately cancelled, (viii) to pay fees and expenses incurred in connection with the Transactions, and (ix) to effect acquisitions to the extent permitted by this Agreement and to pay Lorillard Acquisition Costs to the extent permitted by this Agreement).

(b) Neither the making of any Loan hereunder or issuance of any Letter of Credit, nor the use of the proceeds thereof by the Borrower or any of its Subsidiaries, will violate or be inconsistent with the provisions of regulations of the Board, including Regulations T, U and X, and no part of the proceeds of any Loan or any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of Regulations T, U or X. Not more than 25.0% of the value of the assets of the Borrower and their respective Subsidiaries is represented by Margin Stock.

(c) Neither of the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

SECTION 3.09. Taxes. Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed (after giving effect to all valid filing extensions) and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. As of the Effective Date, the Borrower has disclosed to the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (in each case, taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Administrative Agent and the Lenders that such projected financial information should not be viewed as facts, and that actual results will differ from such projected financial information and such differences may be material.

SECTION 3.12. Subsidiaries. On and as of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.12. Schedule 3.12 correctly sets forth, as of the Effective Date, (x) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identified the direct owner thereof and (y) the name of each Material Subsidiary, each Subsidiary which is not a Material Subsidiary and each Non-Guarantor Subsidiary. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.

SECTION 3.13. Anti-Terrorism and Anti-Corruption Laws. (a) Neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the PATRIOT Act and Anti-Corruption Laws. None of (i) the Borrower or any of its Subsidiaries, (ii) to the knowledge of the Borrower, any officer, director or employee of the Borrower or any of its Subsidiaries or (iii) to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, as the case may be, is a Designated Person.

(b) None of (i) the Borrower or any of its Subsidiaries, (ii) to the knowledge of the Borrower, any officer, director or employee of the Borrower or any of its Subsidiaries or (iii) to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, as the case may be, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Designated Person, (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (z) engages in or conspires to engage in any transaction that violates any of the prohibitions set forth in any Anti-Terrorism Law.

(c) Neither the making of any Loan hereunder or issuance of any Letter of Credit, nor the use of the proceeds thereof, (x) will violate Anti-Corruption Laws or (y) will fund any activities or business of or with any Designated Person or in any country or territory that at the time of such funding is the subject of any sanctions under any Anti-Terrorism Laws or any sanctions program administered by OFAC or will result in a violation by any party to this Agreement of any Anti-Terrorism Laws or any sanctions program administered by OFAC.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or electronic transmission in .pdf format of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received written opinions (each addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Kilpatrick Townsend & Stockton LLP, counsel for the Borrower, (ii) Betzer, Roybal & Eisenberg P.C., New Mexico counsel for the Borrower and (iii) the Deputy General Counsel of the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to each Loan Party, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.02(a) and (b) (for this purpose, as if a Borrowing of Loans occurred on the Effective Date).

(e) The Administrative Agent and each Lender shall have received all fees and other amounts due and payable to the Administrative Agent and such Lender, respectively, on or prior to the Effective Date, including, to the extent invoiced a reasonable time prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent required to be reimbursed or paid by the Borrower hereunder.

(f) On or prior to the Effective Date, all material governmental, regulatory and third party approvals necessary to consummate the financing transactions contemplated by this Agreement and the other Loan Documents and for the continuing operations of the Borrower and its Subsidiaries taken as a whole, shall have been obtained and remain in full force and effect.

(g) On the Effective Date, (i) no litigation shall be pending or threatened in writing with respect to this Agreement, any other Loan Document or the Transactions and (ii) except for the Disclosed Matters, since December 31, 2013, no litigation shall be pending or threatened in writing which has had, or could reasonably be expected to result in, a Material Adverse Effect.

(h) Except as disclosed in public filings of the Borrower made with the SEC prior to November 5, 2014, no event, development or circumstance shall have occurred since December 31, 2013 that has had, or could reasonably be expected to result in, a Material Adverse Effect.

(i) Each Material Subsidiary of the Borrower and each other Subsidiary of the Borrower (other than a Subsidiary identified as a Non-Guarantor Subsidiary on Schedule 3.12) shall have duly authorized, executed and delivered a Subsidiary Guarantee Agreement substantially in the form of Exhibit B hereto, and the Subsidiary Guarantee Agreement shall be in full force and effect.

(j) All loans and other obligations of the Borrower and its Subsidiaries with respect to the Existing Credit Agreement shall have been paid in full and all commitments, letters of credit and guarantees in connection therewith shall have been terminated and/or released (or, in the case of Existing Letters of Credit, incorporated hereunder as Letters of Credit as contemplated by Section 2.04(d)), all to the reasonable satisfaction of the Administrative Agent. On the Effective Date (immediately prior to giving effect thereto), no Default or Event of Default under, and as defined in, the Existing Credit Agreement shall have occurred and be continuing.

(k) Each Lender shall have received at least five (5) Business Days before the Effective Date all documentation and other information requested by such Lender and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, which has been requested by the Administrative Agent or any Lender at least ten (10) business days before the Effective Date.

The Administrative Agent shall notify the Borrower in writing (or by electronic mail) and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent any such representation or warranty speaks only as of a previous date, in which case it was true and correct in all material respects on and as of such date); provided, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates: provided, further, that (i) in the case of a Borrowing, the sole purpose of which is to refinance maturing commercial paper or similar obligations of the Borrower or any of its Subsidiaries, and (ii) in the case of any Borrowing(s) on or about the Lorillard Acquisition Closing Date (x) the sole purpose of which is (or are) to finance the Lorillard Acquisition Costs and (y) the aggregate amount of which do not exceed $500,000,000 (any such Borrowing described in this clause (ii), a “Lorillard Acquisition Borrowing”), the making (and accuracy) of the representation and warranty set forth in Section 3.04(b) shall, in each case, not be a condition to any such Borrowing(s) for purposes of this Section 4.02(a).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In the case of any Lorillard Acquisition Borrowing,

(i) the representations and warranties of Lorillard set forth in the Lorillard Acquisition Agreement (as in effect on the Effective Date) as are material to the interests of the Lenders shall be true and correct in all material respects, but only to the extent that the Borrower has or would have the right (determined without regard to any notice requirement) to terminate its obligations under the Lorillard Acquisition Agreement or decline to consummate the Lorillard Acquisition as a result of a breach of such representations and warranties;

(ii) the Administrative Agent shall have received reasonably satisfactory evidence certifying that except (A) as set forth in the Lorillard Disclosure Letter (as defined in the Lorillard Acquisition Agreement as in effect on the Effective Date) delivered by Lorillard to the Borrower on July 15, 2014, (B) with respect to any information set forth in one section or subsection of the Lorillard Disclosure Letter to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure applies to the foregoing or (C) as set forth in the Lorillard SEC Documents (as defined in the Lorillard Acquisition Agreement as in effect on the Effective Date) filed since January 1, 2014, but prior to July 15, 2014 (excluding all disclosures in any “Risk Factor” sections and any disclosures included in any such Lorillard SEC Documents that are cautionary, predictive or forward looking in nature, from January 1, 2014 until July 15, 2014) there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a Lorillard Material Adverse Effect; and

(iii) since July 15, 2014, a Lorillard Material Adverse Effect shall not have occurred and the Administrative Agent shall have received a certificate to such effect dated the date of such Lorillard Acquisition Borrowing and signed by a Responsible Officer.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 4.02(a), (b) and (in the case of a Lorillard Acquisition Borrowing only) (c).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or been cash collateralized or back-stopped on terms satisfactory to each Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower in the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying compliance with Section 6.04 for the applicable period and setting forth reasonably detailed calculations demonstrating such compliance, (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and attaching appropriate reconciliation work-sheets, and (iv) in the case of the delivery of financial statements under clause (a) above (and, if requested by the Administrative Agent, under clause (b) above for any fiscal quarter ended on June 30 of any fiscal year), identifying the legal names of all Material Subsidiaries;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or distributed by the Borrower or any Subsidiary to its shareholders generally, as the case may be;

(f) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, to the extent the Borrower files with the SEC the financial statements referred to in clauses (a) and (b) above and the information and reports referred to in clause (e) above and such financial statements, reports and information are publicly available on the Internet, the Borrower shall be deemed to be in compliance with its obligations to furnish such financial statements pursuant to clauses (a) and (b) above and reports and information pursuant to clause (e) above to the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following (promptly upon a Responsible Officer obtaining knowledge thereof):

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or the Specified Asset Dispositions permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its material obligations, including material Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and subject to the occurrence of casualty events, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including Environmental Laws and the applicable provisions of ERISA), rules, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used only for general corporate and working capital purposes of the Borrower and its Subsidiaries (including, without limitation, (a) to support Permitted Obligations, (b) to replace Existing Letters of Credit, (c) to effect Permitted Litigation Bonding, (d) to pay, satisfy and/or otherwise discharge judgments rendered against the Borrower or any other Subsidiary from time to time, (e) to refinance, repay or retire Indebtedness, and (f) to make payments under the Master Settlement Agreement and under any other settlement agreement in respect of tobacco litigation that the Borrower and/or any of its Subsidiaries is now or hereafter party to or bound by, (g) to pay dividends and distributions on and to repurchase common stock of the Borrower, in each case, to the extent permitted by Section 6.05; provided that, in the case of any repurchase by the Borrower or any of its Subsidiaries of Equity Interests of the Borrower made with all or any portion of the proceeds of any Loan, all of such Equity Interests so repurchased are immediately cancelled, (h) to pay fees and expenses incurred in connection with the Transactions and (i) to effect acquisitions to the extent permitted by this Agreement and to pay Lorillard Acquisition Costs to the extent permitted by this Agreement). No part of the proceeds of any Loan or Letter of Credit will be used by the Borrower or any of its Subsidiaries for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, including to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, in each case, in violation of Regulations T, U or X. After application of the proceeds of any Loan or Letter of Credit, not more than 25.0% of the value of the assets of the Borrower and its Subsidiaries will be represented by Margin Stock.

SECTION 5.09. Subsidiary Guarantee Agreement; Further Assurances. (a) The Borrower agrees to (i) cause each Material Subsidiary of the Borrower established, created or acquired after the Effective Date to execute and deliver a counterpart to the Subsidiary Guarantee Agreement (and/or an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Subsidiary shall become a party to the Subsidiary Guarantee Agreement) and thereby guaranty all Obligations and (ii) cause to be delivered to the Administrative Agent opinions of counsel and such certificates, resolutions and other documents as may be reasonably requested by the Administrative Agent in connection with the execution and delivery of the documentation described in preceding clause (i). The actions required above by this Section 5.09(a) shall be completed not later than 30 days after the establishment, creation or acquisition of the applicable Material Subsidiary (or such later date as agreed by the Administrative Agent in its sole discretion).

(b) In the event that (i) any Subsidiary that is not then a Subsidiary Guarantor constitutes a “Material Subsidiary” in accordance with the definition thereof on the last day of the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, at the last day of the Reference Period ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) or (ii) the Borrower is obligated to designate one or more additional Subsidiaries as “Material Subsidiaries” as a result of the operation of the first proviso in the first sentence of the definition of “Material Subsidiary”, then the Borrower shall promptly (and in any event within ten Business Days after the date such financial statements are so delivered or required to be so delivered) cause such Subsidiary to take the actions described in Section 5.09(a) as if such Subsidiary had been newly created by the Borrower at such time.

(c) Notwithstanding anything to the contrary contained in Section 5.09(a) or (b), in no event shall any Foreign Subsidiary which becomes a Material Subsidiary after the Effective Date be required to comply with the requirements of Section 5.09(a) or (b), unless either (i) such Foreign Subsidiary would constitute a “Material Subsidiary” pursuant to clause (a) or (b) of the first sentence of the definition thereof (but, for this purpose only, assuming each percentage set forth therein was 15.0% instead of 10.0%) or (ii) such Foreign Subsidiary would otherwise be required to be designated by the Borrower as a “Material Subsidiary” pursuant to the first proviso appearing in the first sentence of the definition thereof, (but, for this purpose only, (x) assuming that each percentage set forth in such proviso was 20.0% instead of 15.0% and (y) after giving effect to any prior or concurrent designation by the Borrower of any Domestic Subsidiary as a “Material Subsidiary”).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or been cash collateralized or back-stopped on terms satisfactory to each Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Liens. (a) The Borrower will not, and will not permit any of its Subsidiaries to:

(i) mortgage or pledge as security for any Indebtedness any Principal Property of the Borrower or any of its Subsidiaries, whether such Principal Property is owned on the Effective Date or hereafter acquired, unless the Borrower secures or causes such Subsidiary to secure the Obligations equally and ratably with all Indebtedness secured by such mortgage or pledge, so long as such Indebtedness shall be so secured; and

(ii) mortgage or pledge as security for any Indebtedness any shares of stock, Indebtedness or other obligations of a Subsidiary of the Borrower held by or owed to any of the Borrower or such Subsidiary, whether such shares of stock, Indebtedness or other obligations are owned on the Effective Date or hereafter acquired, unless the Borrower secures or causes such Subsidiary to secure the Obligations equally and ratably with all such Indebtedness secured by such mortgage or pledge, so long as such Indebtedness shall be so secured; provided, however, that this covenant shall not apply in the case of:

(A) the creation of any mortgage, pledge or other Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property hereafter acquired (including acquisitions by way of merger or consolidation) by the Borrower or a Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other Lien upon any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired hereafter existing at the time of such acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other Lien without the assumption thereof, provided that every such mortgage, pledge or Lien referred to in this clause (A) shall attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

(B) any mortgage, pledge or other Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing on the Effective Date and set forth on Schedule 6.01 and any other Existing Liens set forth on Schedule 6.01;

(C) any mortgage, pledge or other Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Borrower or any Subsidiary;

(D) any mortgage, pledge or other Lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

(E) any mortgage, pledge or other Lien on shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations; or

(F) any renewal of or substitution for any mortgage, pledge or other Lien permitted by any of the preceding clauses (A) through (E), provided, that in the case of a mortgage, pledge or other Lien permitted under clause (B), (C) or (E), the debt secured is not increased nor the Lien extended to any additional assets.

(b) Notwithstanding the provisions of Section 6.01(a), the Borrower or any Subsidiary may create or assume Liens in addition to those permitted by Section 6.01(a), and renew, extend or replace such Liens, provided, that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 10.0% of Consolidated Net Worth.

SECTION 6.02. Sale and Leaseback Transactions. (a) The Borrower will not, and will not permit any Subsidiary to, sell or transfer, directly or indirectly, except to the Borrower or a Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided, that the Borrower or any Subsidiary may sell any such Principal Property and lease it back for a longer period if (i) the Borrower or such Subsidiary would be entitled, pursuant to the provisions of Section 6.01(a), to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the Obligations or (ii) (A) the Borrower promptly informs the Administrative Agent of such transaction, (B) the net proceeds of such transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (C) the Borrower causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Borrower or a Subsidiary and/or the Obligations; provided further, that in the case of Funded Debt in the form of debentures or notes issued under an indenture, in lieu of applying all of or any part of such net proceeds to such retirement, the Borrower may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Borrower or of a Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers’ Certificate (which certificate shall be delivered to the Administrative Agent) stating that the Borrower elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as hereinabove provided. If the Borrower shall so deliver debentures or notes to the applicable trustee and the Borrower shall duly deliver such Officers’ Certificate, the amount of cash which the Borrower shall be required to apply to the retirement of Funded Debt under this Section 6.02(a) shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued.

(b) Notwithstanding the provisions of Section 6.02(a), the Borrower or any Subsidiary may enter into sale and lease-back transactions in addition to those permitted by Section 6.02(a) and without any obligation to retire any Obligations or other Funded Debt, provided, that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10.0% of Consolidated Net Worth.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock or other Equity Interests of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (including, without limitation, any Material Subsidiary) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary Guarantor, (iii) any Material Subsidiary may sell, convey, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary Guarantor, and (iv) the Borrower and/or one or more of its Material Subsidiaries may consummate the Specified Asset Dispositions that by their terms are to occur on or after the Lorillard Acquisition Closing Date in connection with the consummation of the Lorillard Acquisition.

SECTION 6.04. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any Reference Period of the Borrower to exceed (i) 3.00:1.00, as of the last day of any such Reference Period ending prior to the Lorillard Acquisition Closing Date, (ii) 4.50:1.00, as of the last day of any such Reference Period ending in the fiscal quarter in which the Lorillard Acquisition Closing Date occurs through and including the last day of each of the next two immediately succeeding fiscal quarters thereafter, (iii) 4.25:1.00, as of the last day of any such Reference Period ending on the last day of each of the next three fiscal quarters ending after the period described in the immediately preceding clause (ii), (iv) 3.75:1.00, as of the last day of any such Reference Period ending on the last day of each of the next three fiscal quarters ending after the period described in the immediately preceding clause (iii), and (v) 3.50:1.00, thereafter.

(b) Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any Reference Period of the Borrower ending on the last day of a fiscal quarter of the Borrower to be less than 4.00:1.00.

SECTION 6.05. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (other than Restricted Payments payable solely in non-redeemable common stock or comparable common Equity Interests of the Borrower or any such Subsidiary), except:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any wholly-owned Subsidiary of the Borrower, and any non-wholly-owned Subsidiary of the Borrower may make cash Restricted Payments to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary making such Restricted Payments and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(b) the Borrower may issue shares of its common stock (i) in settlement of its obligations under stock-based compensation plans, and (ii) upon the exercise of any warrants or options or upon the conversion or redemption of any convertible or redeemable preferred or preference stock, and in connection with any such exercise, conversion or redemption, the Borrower may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of its common stock;

(c) the Borrower may declare and pay, or otherwise pay or make, any other Restricted Payment (including, without limitation, any share repurchases, dividends and other distributions in respect of its Equity Interests), so long as (i) no Event of Default then exists or would result therefrom, (ii) on the date such Restricted Payment is (x) paid or made (in the case of a Non-Declared Restricted Payment) or (y) (I) declared or otherwise authorized and (II) paid or made (in the case of any other Restricted Payment), the Borrower is in compliance with the covenants contained in Section 6.04 for the Reference Period of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01, on a pro forma basis, as if the respective Restricted Payment made, declared or authorized had been paid (and any Indebtedness incurred (or to be incurred) to finance the same had been incurred) on the first day of such Reference Period and (iii) in the case of any Restricted Payment in the form of a repurchase of Equity Interests of the Borrower and made with all or any portion of the proceeds of Loans, all of such Equity Interests so repurchased are immediately cancelled;

(d) the Borrower may issue and exchange shares of any class or series of its common stock now or hereafter outstanding for shares of any other class or series of its common stock now or hereafter outstanding;

(e) the Borrower may, in connection with any reclassification of its common stock and any exchange permitted by clause (d) above, pay cash in lieu of issuing fractional shares of any class or series of its common stock; and

(f) the Borrower may make any and all payments and distributions required to be made pursuant to the Lorillard Acquisition Agreement as in effect on the Effective Date.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) customary fees paid to members of the board of directors of the Borrower and of its Subsidiaries (and to BAT in respect of services of its employees acting as members of the Board of Directors of the Borrower as contemplated by the Governance Agreement), (e) the entering into, and making of payments under bonus plans, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business, (f) charitable contributions made by the Borrower or any of its Subsidiaries to Santa Fe Natural Tobacco Company Foundation, Reynolds American Foundation, American Snuff Charitable Trust or any other charitable foundation, trust or similar charitable organization that is, at the time of such contribution, an Affiliate of the Borrower or any Subsidiary thereof, in each case consistent with past practices of the Borrower and its Subsidiaries as in effect on the Effective Date and (g) any transactions entered into pursuant to the BAT Subscription Agreement, the Imperial Divestiture Documents or the Lorillard Acquisition Agreement as in effect on the Effective Date.

SECTION 6.07. Restrictive Agreements. (a) The Borrower will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any such Subsidiary (x) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party, (y) to Guarantee Indebtedness of the Borrower or any other Loan Party or (z) transfer any of its properties or assets to the Borrower or any other Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document; (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof or any extension, renewal, amendment or modification of any such restriction or condition (in each case, as long as such extension, renewal, amendment or modification is no more restrictive with respect to such restrictions and conditions taken as a whole than those contained in the restrictions and conditions prior to such extension, renewal, amendment or modification); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets (including Equity Interests) pending such sale, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is not prohibited hereunder; (iv) the foregoing shall not apply to any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary that was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which restriction or condition is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries so acquired; (v) clause (z) of the foregoing shall not apply to Indebtedness secured by a Lien not otherwise prohibited hereunder that limits the right of the debtor to dispose of the assets securing such Indebtedness; (vi) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture entered into in the ordinary course of business; (vii) the foregoing shall not apply to customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (z) above on the property subject to such lease; (viii) clauses (x) and (y) of the foregoing shall not apply to restrictions in the Existing Senior Notes Indentures or any other indenture or loan agreement, so long as the restrictions in the Existing Senior Notes Indentures or such other indenture or loan agreement are no more burdensome than those appearing in the Existing Senior Notes Indentures as in effect on the Effective Date; (ix) clause (z) of the foregoing shall not apply to customary restrictions contained in any documentation governing any sale and leaseback transaction not prohibited by this Agreement, so long as such restriction is applicable only to the assets pledged pursuant to such sale and leaseback transaction; (x) clause (z) of the foregoing shall not apply to any agreements governing any purchase money Liens or Capital Lease Obligations incurred in the ordinary course of business and not otherwise prohibited hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby); (xi) the foregoing shall not apply to (A) any mandatory prepayment provisions in the Bridge Credit Agreement (as in effect on the Effective Date) or (B) any other restrictions contained in the Bridge Loan Facility Documents provided such other restrictions are no more restrictive than the restrictions set forth in this Agreement; and (xii) clauses (x) and (y) of the foregoing shall not apply to restrictions in the Existing Lorillard Senior Notes Indenture or any Replacement Lorillard Indenture, so long as (A) in the case of the Existing Lorillard Senior Notes Indenture, the restrictions are no more burdensome than those appearing in the Existing Lorillard Senior Notes Indenture as in effect on the Effective Date and (B) in the case of any Replacement Lorillard Indenture, the restrictions are no more burdensome than those appearing in the Existing Senior Notes Indenture as in effect on the Effective Date.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Subsidiary Guarantee Agreement, other than (x) this Agreement and the other Loan Documents, (y) any agreement described in (and permitted by) clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi) of the first proviso in Section 6.07(a), and (z) agreements containing negative pledges and restrictions on Liens in favor of any holder of Indebtedness not prohibited by this Agreement but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to the Facility and the Obligations under the Loan Documents on a senior basis (in an aggregate principal amount equal to at least the sum of the Commitments (or, if terminated, the Revolving Credit Exposures) on the date of the incurrence thereof) and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis.

SECTION 6.08. Subsidiary Indebtedness. The Borrower will not permit the aggregate principal amount of Indebtedness of its Non-Guarantor Subsidiaries (excluding any Indebtedness of a Subsidiary of the Borrower owed to the Borrower or another Subsidiary of the Borrower, but including any Guarantee by a Non-Guarantor Subsidiary of Indebtedness of the Borrower) to exceed: (a) the Indebtedness of Lorillard and its Subsidiaries outstanding on the Lorillard Acquisition Closing Date after giving effect to the Subject Transactions, at any time during the period commencing on the Lorillard Acquisition Closing Date and ending on the earlier of (x) the date Lorillard and its Material Subsidiaries enter into guarantees of the Obligations to the extent required pursuant to Section 5.09 hereof, and, if applicable, guarantees of the Bridge Loan Facility, and (y) the tenth (10th) day after the Lorillard Acquisition Closing Date or such later date as agreed to by the Administrative Agent in its sole discretion, and (b) $300,000,000, on and at all times after the expiration of the period described in the immediately preceding clause (a).

SECTION 6.09. End of Fiscal Years; Fiscal Quarters. The Borrower will not, and will not permit any of its Subsidiaries to, cause (i) its or any of its Subsidiaries’ fiscal years to end on any day other than December 31 of each calendar year and (ii) its or any of its Subsidiaries’ fiscal quarters to end on any day other than March 31, June 30, September 30 and December 31 of each calendar year.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or pursuant to this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder or thereunder, or in any written report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence only) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace or cure period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) Indebtedness that becomes due as a result of the delivery of a notice of a voluntary prepayment or redemption;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (to the extent not covered by insurance from a reputable third-party insurer which has been notified of such judgment and has not denied coverage) in an aggregate amount in excess of $200,000,000 shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and one or more of the following shall have occurred with respect thereto: (i) such judgment shall continue to remain undischarged, unpaid or

Unsettled for a period of 60 consecutive days during which execution shall not be effectively stayed (by reason of a court proceeding or a valid, binding and enforceable written agreement with the beneficiary of such judgment), vacated or bonded by reason of a pending appeal, (ii) at the time of (and after giving effect to) the payment or satisfaction of such judgment (or the deposit or pledge of cash or other assets, or the issuance of any letter of credit or similar instrument, for the purpose of bonding or securing in any manner such judgment or securing any appeal thereof), the sum of (x) the aggregate amount of Unrestricted cash and Marketable Investments held by the Borrower and its Subsidiaries plus (y) the aggregate Unused Availability plus (z) the aggregate amount of any undrawn term loan commitments in effect at any time under any term loan agreement to which the Borrower or any Subsidiary thereof is a party actually available to be drawn by the Borrower or such Subsidiary at such time thereunder in accordance with the terms thereof (and provided that no default then exists thereunder), is less than $200,000,000, or (iii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the Subsidiary Guarantee Agreement or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except, in any such case, where such Subsidiary Guarantor has been released from the Subsidiary Guarantee Agreement in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of any Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiary Guarantee Agreement or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guarantee Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments and LC Commitments, and thereupon the Commitments and LC Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) enforce the Subsidiary Guarantee Agreement; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments and LC Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Person serving as Administrative Agent, and solely in its capacity as Administrative Agent, shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with (if no Default then exists) the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) if no Default then exists, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement, each of the financial institutions named as “Syndication Agent”, “Joint Bookrunner”, “Joint Lead Arranger” and “Documentation Agent” on the cover page of this Agreement is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the transactions contemplated hereby; it being understood and agreed that each such financial institution in its stated capacity shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under this Article VIII and Section 9.03. Without limitation of the foregoing, no such financial institution shall, solely by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender or any other Person.

No Designated Swap Bank that obtains the benefits hereof or of the Subsidiary Guarantee Agreement by virtue of the provisions hereof or the Subsidiary Guarantee Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Designated Swap Obligations unless the Administrative Agent has received written notice of such Designated Swap Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Designated Swap Bank.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at P.O. Box 2990, 401 N. Main Street, Winston-Salem, NC, 27102, Attention of Treasurer (Telecopy No. (336) 741-2998), with a copy to it at P.O. Box 2990, 401 N. Main Street, Winston-Salem, NC, 27102, Attention of Corporate Secretary (Telecopy No. (336) 741-2998);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2, Floor 03, Newark, DE 19713, Attention of Chelsea Hamilton (Telecopy No. (201) 244-3577), with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2, Floor 03, Newark, DE 19713, Attention of Heshan Wanigasekera (Telecopy No. (201) 244-3577);

(iii) if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at 10420 Highland Manor Drive, Floor 4, Tampa, FL 33610-9128, Attention of GTS Client Services (Telecopy No. (312) 288-8950);

(iv) if to Citibank in its capacity as an Issuing Bank, to Citibank, N.A., 1615 Brett Road, Building III, New Castle, DE 19720, Attention of Loan Administration (Telecopy No. (212) 994-0847); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce (or forgive) the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (including, without limitation, by changing the specific rating levels in any Category in the definition of Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder), without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive the applicability of any post-default increase in interest rates, (iv) change (x) Section 2.09(b) or Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby and (y) Section 2.07(e) in a manner that would alter the pro rata termination or reduction of commitments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender or (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guarantee Agreement (except as expressly permitted by the terms hereof and thereof), without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or waive, amend or modify Section 2.18, without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all documented reasonable out-of-pocket expenses incurred by each Lead Agent and its Affiliates, including the invoiced and reasonable fees, charges and disbursements of one counsel for the Lead Agents (and, if advisable in the judgment of the Lead Agents, of one local counsel in any relevant jurisdiction), in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify each Lead Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee (limited, however, in the case of fees, charges and disbursements of counsel, to those of (x) one counsel for all Indemnitees in connection with indemnification losses, claims, damages and liabilities arising out of the same facts or circumstances, (y) if necessary or advisable in the judgment of an Indemnitee (or its counsel), a single local counsel to the Indemnitees in each relevant jurisdiction and (z) solely in the case of an actual or perceived conflict of interest, if necessary or advisable in the judgment of such affected Indemnitee (or its counsel) in each applicable jurisdiction, one additional counsel to such affected Indemnitee in each applicable jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, subject in all cases to the further limitations in Section 9.03(a)(i) relating to fees, disbursements and charges of counsel, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether or not any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by or on behalf of any Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or a material breach of any Loan Document by such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes.

(c) If any suit, action or proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower in writing of the commencement of any such suit, action or proceeding, provided, however, that the failure to notify the Borrower will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder or from any liability that it may have to such Indemnitee. Following such notification, the Borrower may elect in writing to assume the defense of such suit, action or proceeding, and upon such election, it will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) it has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, or (ii) either the Indemnitee or counsel provided by the Borrower reasonably determines that its representation of such Indemnitee would present it with a conflict of interest. The Borrower shall not be liable for any settlement by any Indemnitee of any suit, action, claim or other proceeding for which indemnification is to be sought hereunder by such Indemnitee if such settlement is effected without the Borrower’s prior written consent, which consent will not be unreasonably withheld, but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested in accordance with this Agreement that the Borrower reimburse such Indemnitee for reasonable, documented legal expenses or other reasonable out-of-pocket expenses in connection with investigating or defending any proceeding, the Borrower shall be liable for any settlement of any proceeding effected without the Borrower’s written consent if (i) the Borrower has been notified promptly (and in any event at least 5 business days in advance) of such proposed settlement and such settlement is entered into at least 30 days after receipt by Borrower of such request for reimbursement and (ii) the Borrower shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement for all requested reimbursement amounts for which such Indemnitee is entitled in accordance with and subject to the terms and conditions of this Agreement. The Borrower shall not, without the prior written consent of the affected Indemnitee, effect any settlement of any pending or threatened proceeding against such Indemnitee in respect of which indemnity has been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to a Lead Agent or an Issuing Bank under Section 9.03(a), (b) or (c), each Lender severally agrees to pay to such Lead Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Lead Agent or such Issuing Bank in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(f) All amounts due under this Section 9.03 shall be payable not later than 30 days after the receipt of a reasonably detailed invoice therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of a Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) Notwithstanding anything else in this Section 9.04 to the contrary, none of the Borrower, its Subsidiaries or any natural person shall be an assignee hereunder.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.03(c), 2.04(e) or (f), 2.05(b), 2.16(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that requires the affirmative consent of such Lender. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation in accordance with the above provisions of this Section 9.04 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency different from that of the applicable deposit or other obligations. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts located within the County of New York; provided, however, that the Administrative Agent and the Lenders shall be entitled to assert jurisdiction over the Borrower and its property in any court in which jurisdiction may be laid over the Borrower or its property. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any of its Subsidiaries or its or their respective properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors solely on a need-to-know basis in connection with the Facility and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), for whom the applicable Administrative Agent, the Issuing Bank or the Lender shall be responsible for any breach by any such Person to whom such disclosure is made of this confidentiality undertaking, (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the written consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12 or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means (x) all information received from or on behalf of the Borrower (including, without limitation, any information received from representatives of the Borrower) relating to the Borrower, any Subsidiary thereof, or the business of the Borrower or any Subsidiary thereof, and (y) any information received from or on behalf of the Borrower with respect to Lorillard or any Lorillard Subsidiary or the Subject Transactions to the extent provided in connection with the Facility and the syndication or establishment of the Facility, in each case under the immediately preceding clauses (x) and (y), other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or such Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, make reasonable efforts to notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process. In addition, the Administrative Agent and each Joint Lead Arranger, Documentation Agent and Lender may disclose the existence of this Agreement and the publicly available information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, ITS SUBSIDIARIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and any other obligor under this Agreement and any related Loan Documents and other information that will allow such Lender to identify the Borrower and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Administrative Agent and each Lender. The Borrower hereby acknowledges and agrees that the Administrative Agent shall be permitted to share any or all such information with the Lenders.

SECTION 9.15. No Fiduciary Duty. The Administrative Agent, each Lead Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section 9.15, the “Lenders”), may have economic interests that conflict with those of the Borrower, its shareholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its shareholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its shareholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its shareholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, shareholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.16. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.17. Release of Subsidiary Guarantors from Subsidiary Guarantee Agreement. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by the Borrower having the effect of releasing the guarantee obligations of any

Subsidiary under the Subsidiary Guarantee Agreement (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement or that has been consented to in accordance with Section 9.02, (ii) if such Subsidiary ceases to be a Material Subsidiary in accordance with the requirements of the definition of “Material Subsidiary” (including as a result of a designation pursuant to the second proviso appearing in the first sentence of such definition) or (iii) under the circumstances described in Section 9.17(b) below; provided, except in the case of preceding clause (iii), that (x) no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Indebtedness of the Borrower or any other Subsidiary in an aggregate principal amount equal to or greater than $50,000,000, unless and until such Subsidiary is (or is being simultaneously) released from its guarantee with respect to such Indebtedness and (y) no such release shall occur if a Default has then occurred and is continuing.

(b) At such time as (i) the Loans and all Obligations of the type described in clause (a) of the definition thereof shall have been paid in full, (ii) all Designated Swap Obligations then due and payable (or which will be due and payable following notice or expiration of any grace period) shall have been paid in full in cash or made subject to other arrangements satisfactory to such holder (or such holder shall have otherwise consented in writing to the release of the Subsidiary Guarantors from their obligations under the Subsidiary Guarantee Agreement), (iii) the Commitments have been terminated and (iv) all Letters of Credit shall be terminated (or cash collateralized or backstopped in a manner satisfactory to each Issuing Bank), the Subsidiary Guarantors shall be released from their obligations under the Subsidiary Guarantee Agreement, all without delivery of any instrument or performance of any act by any Person.

(c) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement pursuant to this Section 9.17.

(d) Notwithstanding the foregoing, any release of Subsidiary Guarantors effected in the manner permitted by the foregoing provisions of this Section 9.17 shall not require the consent of any Designated Swap Bank.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REYNOLDS AMERICAN INC., as the Borrower

By:	/s/ Daniel A. Fawley
Name:	Daniel A. Fawley
Title:	Senior Vice President and Treasurer

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and an Issuing Bank

By:	/s/ Tony Yung
Name:	Tony Yung
Title:	Executive Director

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

CITIBANK, N.A., individually and as an Issuing Bank

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

By:	/s/ Lingzi Huang
Name:	Lingzi Huang
Title:	Authorized Signatory

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

FIFTH THIRD BANK

By:	/s/ Mary Ramsey
Name:	Mary Ramsey
Title:	Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

Mizuho Bank, Ltd.

By:	/s/ James Fayen
Name:	James Fayen
Title:	Deputy General Manager

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

ROYAL BANK OF CANADA

By:	/s/ Simone G. Vinocour McKeever
Name:	Simone G. Vinocour McKeever
Title:	Authorized Signatory

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

THE BANK OF NOVA SCOTIA

By:	/s/ Michael Grad
Name:	Michael Grad
Title:	Director

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

PNC BANK, NATIONAL ASSOCIATION, as Lender:

By:	/s/ Matthew Springman
Name:	Matthew Springman
Title:	Executive Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Caroline Boyd Olzinski
Name:	Caroline Boyd Olzinski
Title:	Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

AGFIRST FARM CREDIT BANK

By:	/s/ Steven J. O’Shea
Name:	Steven J. O’Shea
Title:	Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

FARM CREDIT BANK OF TEXAS

By:	/s/ Alan Robinson
Name:	Alan Robinson
Title:	Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

The Bank of New York Mellon

By:	/s/ Jeffrey Dears
Name:	Jeffrey Dears
Title:	Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

United FCS, PCA dba FCS Commercial Finance Group

By:	/s/ Daniel J. Best
Name:	Daniel J. Best
Title:	Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

Northern Trust Company

By:	/s/ John Canty
Name:	John Canty
Title:	Senior Vice President

(Signature Page – Reynolds American Inc.- Revolving Credit Agreement)

Schedule 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$170,000,000
Citibank, N.A.	$170,000,000
Credit Suisse AG, Cayman Islands Branch	$170,000,000
Fifth Third Bank	$170,000,000
Goldman Sachs Bank USA	$170,000,000
Mizuho Bank, Ltd.	$170,000,000
Royal Bank of Canada	$170,000,000
The Bank of Nova Scotia	$170,000,000
PNC Bank, National Association	$132,500,000
Wells Fargo Bank, National Association	$132,500,000
AgFirst Farm Credit Bank	$107,500,000
Farm Credit Bank of Texas	$85,000,000
The Bank of New York Mellon	$72,500,000
United FCS, PCA	$60,000,000
Northern Trust Company	$50,000,000
Total	$2,000,000,000

LC Commitments

Lender	LC Commitment
JPMorgan Chase Bank, N.A.	$100,000,000
Citibank, N.A.	$100,000,000

Schedule 2.04

Existing Letters of Credit

Beneficiary	Original Issue Date	Renewal Date	Expiry	Original Issue Amount	Amount O/S (as of 12/18/14)	L/C No.	Company
ACE American Insurance Co.	6/14/2003	6/14/2014	6/14/2015	$3,320,200.00	$4,879,181.00	53823	RAI
Zurich American Insurance	1/12/2004	1/12/2014	1/12/2015	$1,300,000.00	$50,000.00	53824	RJRT

The Lender designated as the Issuing Bank with respect to the above Letters of Credit shall be The Bank of New York Mellon.

Schedule 3.06

Disclosed Matters

Tobacco Litigation — General

Introduction

Various legal proceedings or claims, including litigation claiming that cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, are pending or may be instituted against RJR Tobacco, American Snuff Co. or their affiliates, including RAI and RJR, or indemnitees, including B&W. These pending legal proceedings include claims relating to cigarette products manufactured by RJR Tobacco or certain of its affiliates and indemnitees, as well as claims relating to smokeless tobacco products manufactured by American Snuff Co. A discussion of the legal proceedings relating to cigarette products is set forth below under the heading “— Litigation Affecting the Cigarette Industry.” All of the references under that heading to tobacco-related litigation, smoking and health litigation and other similar references are references to legal proceedings relating to cigarette products and are not references to legal proceedings involving smokeless tobacco products, and case numbers under that heading include only cases involving cigarette products. The legal proceedings relating to the smokeless tobacco products manufactured by American Snuff Co. are discussed separately under the heading “— Smokeless Tobacco Litigation” below.

In connection with the B&W business combination, RJR Tobacco has agreed to indemnify B&W and its affiliates, including its indirect parent, BAT, against certain liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-business combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the B&W business combination.

Certain Terms and Phrases

Certain terms and phrases used in this disclosure may require some explanation. The term “judgment” or “final judgment” refers to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. In most cases, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.

The term “damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury or, in some cases, by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered, if liability is proved. In cases in which there is a finding that a defendant has acted willfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded “punitive damages.” Although damages may be awarded at the trial court stage, a losing party generally may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to limits set by court or statute.

The term “per curiam” refers to an opinion entered by a court. In most cases, it is used to indicate that the opinion entered is a brief announcement of the court’s decision and is not accompanied by a written opinion.

The term “settlement” refers to certain types of cases in which cigarette manufacturers, including RJR Tobacco and B&W, have agreed to resolve disputes with certain plaintiffs without resolving the case through trial. The principal terms of certain settlements entered into by RJR Tobacco and B&W are explained below under “— Accounting for Tobacco-Related Litigation Contingencies.”

Theories of Recovery

The plaintiffs seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, medical monitoring and violations of state and federal antitrust laws. In certain of these cases, the plaintiffs claim that cigarette smoking exacerbated injuries caused by exposure to asbestos.

The plaintiffs seek various forms of relief, including compensatory and, where available, punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and other equitable relief. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

Defenses

The defenses raised by RJR Tobacco, American Snuff Co. and their affiliates and indemnitees include, where applicable and otherwise appropriate, preemption by the Federal Cigarette Labeling and Advertising Act of some or all claims arising after 1969, or by the Comprehensive Smokeless Tobacco Health Education Act for claims arising after 1986, the lack of any defect in the product, assumption of the risk, contributory or comparative fault, lack of proximate cause, remoteness, lack of standing and statutes of limitations or repose. RAI and RJR have asserted additional defenses, including jurisdictional defenses, in many of the cases in which they are named.

Accounting for Tobacco-Related Litigation Contingencies

In accordance with GAAP, RAI and its subsidiaries, including RJR Tobacco, American Snuff Co. and SFNTC, as applicable, record any loss concerning litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated on an individual case-by-case basis.

It is the policy of RJR Tobacco and its affiliates to defend tobacco-related litigation claims vigorously; generally, RJR Tobacco and its affiliates and indemnitees do not settle such claims. However, RJR Tobacco and its affiliates may enter into settlement discussions in some cases, if they believe it is in their best interests to do so. Exceptions to this general approach include actions taken pursuant to “offer of judgment” statutes, as described below in “ — Litigation Affecting the Cigarette Industry,” as well as other historical examples discussed below.

With respect to smoking and health tobacco litigation claims, the only significant settlements reached by RJR Tobacco and B&W involved:

•	the State Settlement Agreements and the funding by various tobacco companies of a $5.2 billion trust fund contemplated by the MSA to benefit tobacco growers; and

•	the original Broin flight attendant case discussed below under “— Litigation Affecting the Cigarette Industry — Broin II Cases.”

The circumstances surrounding the State Settlement Agreements and the funding of a trust fund to benefit the tobacco growers are readily distinguishable from the current categories of smoking and health cases involving RJR Tobacco or its affiliates and indemnitees. The claims underlying the State Settlement Agreements were brought on behalf of the states to recover funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The State Settlement Agreements settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contain releases of various additional present and future claims. In accordance with the MSA, various tobacco companies agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. A discussion of the State Settlement Agreements, and a table depicting the related payment schedule, is set forth below under “—Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases.”

The states were a unique set of plaintiffs and are not involved in any of the smoking and health cases remaining against RJR Tobacco or its affiliates and indemnitees. Although RJR Tobacco and certain of its affiliates and indemnitees continue to be defendants in health-care cost recovery cases similar in theory to the state cases but involving other plaintiffs, such as Native American tribes and foreign governments, the vast majority of such cases have been dismissed on legal grounds. RJR Tobacco and its affiliates, including RAI, believe that the same legal principles that have resulted in dismissal of health-care cost recovery cases either at the trial court level or on appeal should compel dismissal of the similar pending cases.

As with claims that were resolved by the State Settlement Agreements, the other cases settled by RJR Tobacco can be distinguished from existing cases pending against RJR Tobacco and its affiliates and indemnitees. The original Broin case, discussed below under “— Litigation Affecting the Cigarette Industry — Broin II Cases,” was settled in the middle of trial during negotiations concerning a possible nation-wide settlement of claims similar to those underlying the State Settlement Agreements.

In 2010, RJR Tobacco entered into a comprehensive agreement with the Canadian federal, provincial and territorial governments, which resolved all civil claims related to the movement of contraband tobacco products in Canada during the period 1985 through 1999 that the Canadian governments could assert against RJR Tobacco and its affiliates. These claims were separate from any smoking and health tobacco litigation.

Likewise, in 2004, RJR Tobacco and B&W separately settled the antitrust case DeLoach v. Philip Morris Cos., Inc., which was brought by a unique class of plaintiffs: a class of all tobacco growers and tobacco allotment holders. The plaintiffs asserted that the defendants conspired to fix the price of tobacco leaf and to destroy the federal government’s tobacco quota and price support program. Despite legal defenses they believed to be valid, RJR Tobacco and B&W separately settled this case to avoid a long and contentious trial with the tobacco growers. The DeLoach case and the antitrust case currently pending against RJR Tobacco and B&W involve different types of plaintiffs and different theories of recovery under the antitrust laws than the smoking and health cases pending against RJR Tobacco and its affiliates and indemnitees.

Finally, as discussed under “— Litigation Affecting the Cigarette Industry — State Settlement Agreements—Enforcement and Validity; Adjustments,” RJR Tobacco and B&W each has settled certain cases brought by states concerning the enforcement of State Settlement Agreements. Despite legal defenses believed to be valid, these cases were settled to avoid further contentious litigation with the states involved. These enforcement actions involve alleged breaches of State Settlement Agreements based on specific actions taken by particular defendants. Accordingly, any future enforcement actions involving State Settlement Agreements will be reviewed by RJR Tobacco on the merits and should not be affected by the settlement of prior enforcement cases.

Cautionary Statement

The possibility of material losses related to pending smoking and health tobacco litigation claims against RJR Tobacco or its affiliates or indemnitees, or cases concerning the use of smokeless tobacco against American Snuff Co., is more than remote. Litigation is subject to many uncertainties, and generally, it is not possible to predict the outcome of any particular litigation pending against RJR Tobacco, American Snuff Co. or their affiliates or indemnitees, or to reasonably estimate the amount or range of any possible loss.

It is possible that there could be further adverse developments in pending cases, and that additional cases could be decided unfavorably against RAI, RJR Tobacco or their affiliates or indemnitees. Determinations of liability or adverse rulings in such cases or in similar cases involving other cigarette manufacturers as defendants, even if such judgments are not final, could have a material adverse effect on the litigation against RJR Tobacco or its affiliates or indemnitees and could encourage the commencement of additional tobacco-related litigation. In addition, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.

Although it is impossible to predict the outcome of such events on pending litigation and the rate new lawsuits are filed against RJR Tobacco or its affiliates or indemnitees, a significant increase in litigation or in adverse outcomes for tobacco defendants, or difficulties in obtaining the bonding required to stay execution of judgments on appeal, could have a material adverse effect on any or all of these entities. Moreover, notwithstanding the quality of defenses available to RJR Tobacco and its affiliates and indemnitees in litigation matters, it is possible that RAI’s results of operations, cash flows or financial position could be materially adversely affected by the ultimate outcome of certain pending litigation matters against RJR Tobacco or its affiliates or indemnitees.

Similarly, smokeless tobacco litigation is subject to many uncertainties. Notwithstanding the quality of defenses available to American Snuff Co., it is possible that RAI’s results of operations, cash flows or financial position could be materially adversely affected by the ultimate outcome of certain pending litigation matters against American Snuff Co.

Litigation Affecting the Cigarette Industry

Overview

Introduction. In connection with the B&W business combination, RJR Tobacco agreed to indemnify B&W and its affiliates against, among other things, certain litigation liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. Accordingly, the cases discussed below include cases brought solely against RJR Tobacco and its affiliates, including RAI and RJR; cases brought against both RJR Tobacco, its affiliates and B&W; and cases brought solely against B&W and assumed by RJR Tobacco in the B&W business combination.

From the beginning of the fourth quarter of 2014 through December 12, 2014, five tobacco-related cases, including one Engle Progeny case, were served against RJR Tobacco or its affiliates or indemnitees. On December 12, 2014, there were 176 cases pending against RJR Tobacco or its affiliates or indemnitees: 160 in the United States and 16 in Canada, as compared with 165 total cases on December 31, 2013. The U.S. case number does not include the approximately 564 individual smoker cases pending in West Virginia state court as a consolidated action, 4,000 Engle Progeny cases, involving approximately 5,084 individual plaintiffs, and 2560 Broin II cases (as hereinafter defined), pending in the United States against RJR Tobacco or its affiliates or indemnitees. Of the U.S. cases pending on December 12, 2014, 14 are pending in federal court, 145 in state court and 1 in tribal court, primarily in the following states: Maryland (28 cases); Florida (26 cases); Missouri (18 cases); New York (14 cases); and Delaware (12 cases).

The following table lists the categories of the U.S. tobacco-related cases pending against RJR Tobacco or its affiliates or indemnitees as of December 12, 2014, compared with the number of cases pending against RJR Tobacco, its affiliates or indemnitees as of September 30, 2014, as reported in RAI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on October 21, 2014, and a cross-reference to the discussion of each case type.

Case Type	RJR Tobacco’s U.S. Case Numbers as of December 12, 2014	Change in Number of Cases Since September 30, 2014 Increase/(Decrease)	Page Reference
Individual Smoking and Health	95	No change	10
West Virginia IPIC (Number of Plaintiffs)*	1 (approx. 564)	No change	11
Engle Progeny (Number of Plaintiffs)**	4,000 (5,084)	(69) (87)	11
Broin II	2,560	No change	25
Class Action	20	3	25
Health-Care Cost Recovery	2	No change	28
State Settlement Agreements—Enforcement and Validity; Adjustments	29	(1)	35
Antitrust	1	No change	39
Other Litigation and Developments	12	(1)	40

*	Includes as one case the approximately 564 cases pending as a consolidated action In Re: Tobacco Litigation Individual Personal Injury Cases, sometimes referred to as West Virginia IPIC cases, described below. The West Virginia IPIC cases have been separated from the Individual Smoking and Health cases for reporting purposes.
**	The Engle Progeny cases have been separated from the Individual Smoking and Health cases for reporting purposes. The number of cases has decreased as the result of many of the federal and state court cases being dismissed or duplicate actions being consolidated.

The following cases against RJR Tobacco and B&W have attracted significant attention: the Florida state court class-action case, Engle v. R. J. Reynolds Tobacco Co. and the related Engle Progeny cases; and the case brought by the U.S. Department of Justice under the federal Racketeer Influenced and Corrupt Organizations Act, referred to as RICO.

In 2000, a jury in Engle v. Liggett Group, a class action brought against the major U.S. cigarette manufacturers by Florida smokers allegedly harmed by their addiction to nicotine, rendered a $145 billion punitive damages verdict in favor of the class. In 2006, the Florida Supreme Court set aside that award, prospectively decertified the class, and preserved several of the Engle jury findings for use in subsequent individual actions to be filed within one year of its decision. The preserved findings include jury determinations that smoking causes various diseases, that nicotine is addictive, and that each defendant sold cigarettes that were defective and unreasonably dangerous, committed unspecified acts of negligence and individually and jointly concealed unspecified information about the health risks of smoking.

In the wake of Engle, thousands of individual progeny actions were filed in federal and state courts in Florida. Such actions are commonly referred to as “Engle Progeny” cases. As of December 12, 2014, 806 Engle Progeny cases were pending in federal court, and 3,194 of them were pending in state court. These cases include approximately 5,084 plaintiffs. In addition, as of December 12, 2014, RJR Tobacco was aware of 16 additional Engle Progeny cases that had been filed but not served. One hundred nineteen Engle Progeny cases have been tried in Florida state and federal courts since 2011, and numerous state court trials are scheduled for 2015. The number of pending cases fluctuates for a variety of reasons, including voluntary and involuntary dismissals. Voluntary dismissals include cases in which a plaintiff accepts an “offer of judgment,” referred to in Florida statutes as “proposals for settlement,” from RJR Tobacco and/or its affiliates. An offer of judgment, if rejected by the plaintiff, preserves RJR Tobacco’s right to recover attorneys’ fees under Florida law in the event of a verdict favorable to RJR Tobacco. Such offers are sometimes made through court-ordered mediations.

In Engle Progeny cases tried to date, a central issue has been the proper use of the preserved Engle findings. RJR Tobacco has argued that use of the Engle findings to establish individual elements of progeny claims (such as defect, negligence and concealment) is a violation of federal due process. In 2013, however, both the Florida Supreme Court and the U.S. Court of Appeals for the Eleventh Circuit, referred to as the Eleventh Circuit, rejected that argument. In addition to this global due process argument, RJR Tobacco raises many other factual and legal defenses as appropriate in each case. These defenses may include, among other things, arguing that the plaintiff is not a proper member of the Engle class, that the plaintiff did not rely on any statements by any tobacco company, that the trial was conducted unfairly, that some or all claims are preempted or barred by applicable statutes of limitation or statutes of repose, or that any injury was caused by the smoker’s own conduct.

Twenty-seven Engle Progeny cases have become final to date. These cases resulted in aggregate payments by RJR Tobacco of $203.8 million ($154.6 million for compensatory and punitive damages and $49.2 million for attorneys’ fees and statutory interest). During the fourth quarter of 2014 (through December 12, 2014), aggregate payments of $5 million were made: $4.5 million for compensatory and punitive damages and $480,000 for attorneys’ fees and statutory interest in satisfaction of the adverse judgments in the Odum and Virginia Williams cases, described below.

The following chart reflects verdicts in all other individual Engle Progeny cases, pending as of December 12, 2014, in which a verdict has been returned against RJR Tobacco or B&W, or both, and has not been set aside on appeal. This chart does not include the mistrials or verdicts returned in favor of RJR Tobacco or B&W, or both.

Plaintiff Case Name	RJR Tobacco Allocation of Fault	Compensatory Damages (as adjusted)(1)		Punitive Damages	Appeal Status
Cohen	33.3%	$3,330,000		$—	Punitive damages of $10 million set aside; remanded for partial new trial; notice to invoke jurisdiction of Florida Supreme Court pending; stayed pending resolution of Hess v. Philip Morris USA Inc.

Putney	30%	—		—	Reversed and remanded for further proceedings; notice to invoke jurisdiction of Florida Supreme Court pending; stayed pending resolution of Hess v. Philip Morris USA Inc.

Buonomo	77.5%	4,060,000		25,000,000	Punitive damages of $25 million to be reinstated if plaintiff prevails on repose issue; remanded for new trial; notice to invoke jurisdiction of Florida Supreme Court pending; stayed pending resolution of Hess v. Philip Morris USA Inc.

Webb	90%	900,000		450,000	Reversed and remanded for new trial on damages; new trial completed on November 12, 2014; plaintiff’s motion for a new trial on punitive damages was denied on December 5, 2014.

Andy Allen	45%	2,475,000		7,756,000	Reversed and remanded for new trial; new trial completed on November 26, 2014; final judgment has not been entered

Jewett	20%	—		—	Reversed and remanded for new trial; new trial has not been scheduled

Soffer	40%	2,000,000		—	Pending - Florida Supreme Court

Ciccone	30%	1,000,000		—	Pending – Florida Supreme Court

Hallgren	25%	500,000		750,000	Notice to invoke jurisdiction of Florida Supreme Court pending; stayed

Calloway	27%	16,100,000	(2)	17,250,000	Pending – Fourth DCA

Hiott	40%	730,000		—	Notice to invoke jurisdiction of Florida Supreme Court pending; stayed pending resolution of Hess v. Philip Morris USA Inc.

Hancock	5%	700		—	Pending – Fourth DCA

Sikes	51%	3,520,000		2,000,000	Notice to invoke jurisdiction of Florida Supreme Court pending; stayed pending resolution of Hess v. Philip Morris USA Inc.

James Smith	55%	600,000	(2)	20,000	Pending – Eleventh Circuit

Schlenther	50%	5,030,000	(2)	2,500,000	Second DCA affirmed, per curiam; motion for written opinion denied; deadline to file notice to invoke jurisdiction of Florida Supreme Court is December 22, 2014

Ballard	55%	5,000,000		—	Pending – Third DCA

Evers	60%	1,770,000		—	Punitive damages of $12.4 million set aside by trial court; pending – Second DCA

Schoeff	75%	7,875,000		30,000,000	Pending – Fourth DCA

Marotta	58%	3,480,000		—	Pending – Fourth DCA

Searcy	30%	1,000,000	(2)	1,670,000	Pending – Eleventh Circuit

Aycock	72.5%	4,277,000		—	Eleventh Circuit reversed and remanded the case for a new trial

Earl Graham	20%	550,000		—	Pending – Eleventh Circuit

Starr-Blundell	10%	50,000		—	Pending – First DCA

Skolnick	30%	767,000		—	Pending – Fourth DCA

Thibault	70%	1,750,000	(2)	1,275,000	First DCA affirmed the judgment, per curiam; notice to invoke the discretionary jurisdiction of Florida Supreme Court pending; stayed pending resolution of Hess v. Philip Morris USA, Inc.

Grossman	75%	15,350,000	(2)	22,500,000	Pending – Fourth DCA

Gafney	33%	1,914,000		—	Pending – Fourth DCA

Harford	18%	—		—	Plaintiff’s motion for new trial granted; new trial has not been scheduled

Cheeley	50%	1,500,000		2,000,000	Pending – Fourth DCA

Goveia	35%	297,500		2,250,000	Pending – Fifth DCA

Clayton	10%	60,000		—	Pending – First DCA

Bowden	30%	1,500,000		—	Pending – First DCA

Burkhart	25%	2,500,000	(2)	1,250,000	Pending – Eleventh Circuit

Bakst	75%	4,504,000		14,000,000	Pending – Fourth DCA

Robinson	70.5%	16,900,000		23,600,000,000	Post-trial motions are pending(3)

Harris	15%	239,000		—	Post-trial motions are pending(3)

Wilcox	70%	4,900,000		8,500,000	Post-trial motions are pending(3)

Irimi	14.5%	453,000		—	Post-trial motions are pending(3)

Hubbird	50%	3,000,000		25,000,000	Final judgment has not been entered; Post-trial motions are pending(3)

Lourie	3%	41,000		—	Pending – Second DCA

Kerrivan	31%	4,898,000		9,600,000	Post-trial motions are pending (3)

Taylor	58%	4,116,000		521,000	Post-trial motions denied

Schleider	70%	14,700,000		—	Final judgment has not been entered

Perrotto	20%	818,000		—	Final judgment has not been entered

Totals		$144,455,200		$23,774,292,000

(1)	Unless otherwise noted, compensatory damages in these cases are adjusted to reflect the jury’s allocation of comparative fault. Punitive damages are not so adjusted. The amounts listed above do not include attorneys’ fees or statutory interest that may apply to the judgments.
(2)	The court did not apply comparative fault in the final judgment.
(3)	Should the pending post-trial motions be denied, RJR Tobacco will likely file a notice of appeal with the appropriate appellate court.

As of December 12, 2014, outstanding judgments in favor of the Engle Progeny plaintiffs have been entered and remain outstanding against RJR Tobacco in the amount of $144,455,200 in compensatory damages (as adjusted) and in the amount of $23,774,292,000 in punitive damages, for a total of $23,918,747,200. Excluding the Robinson case, where a jury awarded $16.9 million in compensatory damages and $23.6 billion in punitive damages and where post-trial motions are pending before the trial court, outstanding judgments in favor of the Engle Progeny plaintiffs have been entered and remain outstanding against RJR Tobacco in the amount of $127,555,200 in compensatory damages (as adjusted) and in the amount of $174,292,000 in punitive damages, for a total of $301,847,200. All of these verdicts are at various stages in the appellate process. RJR Tobacco continues to believe that it has valid defenses in these cases, including case-specific issues beyond the due process issue discussed above. It is the policy of RJR Tobacco and its affiliates to vigorously defend all smoking and health claims, including in Engle Progeny cases.

Should RJR Tobacco not prevail in any particular individual Engle Progeny case or determine that in any individual Engle Progeny case an unfavorable outcome has become probable and the amount can be reasonably estimated, a loss would be recognized, which could have a material adverse effect on earnings and cash flows of RAI in a particular quarter or year. This position on loss recognition for Engle Progeny cases as of December 12, 2014, is consistent with RAI’s and RJR Tobacco’s historic position on loss recognition for other smoking and health litigation. It is also the policy of RJR Tobacco to record any loss concerning litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated on an individual case-by-case basis.

In the U.S. Department of Justice case, brought in 1999 in the U.S. District Court for the District of Columbia, the government sought, among other forms of relief, the disgorgement of profits pursuant to the civil provisions of RICO. The U.S. Court of Appeals for the District of Columbia ruled in 2005 that disgorgement is not an available remedy in the case. The bench trial ended in June 2005, and the court, in August 2006, issued its ruling, among other things, finding certain defendants, including RJR Tobacco and B&W, liable for the RICO claims, imposing no direct financial penalties on the defendants, but ordering the defendants to make certain “corrective communications” in a variety of media and enjoining the defendants from using certain brand descriptors. Both sides appealed to the U.S. Court of Appeals for the District of Columbia. In May 2009, the U.S. Court of Appeals largely affirmed the findings against the tobacco company defendants and remanded to the trial court for further proceedings. The U.S. Supreme Court denied the parties’ petitions for writ of certiorari in June 2010. In June 2014, the district court issued an implementation order for the corrective-statements remedy. That order stays implementation until the exhaustion of the defendants’ appeal challenging the legality of the corrective statements. Additional remand proceedings remain ongoing.

For a detailed description of these cases, see “— Engle and Engle Progeny Cases” and “— Health-Care Cost Recovery Cases — U.S. Department of Justice Case” below.

In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with 46 U.S. states, Washington, D.C. and certain U.S. territories and possessions. These cigarette manufacturers previously settled four other cases, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state. These State Settlement Agreements:

•	settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions;

•	released the major U.S. cigarette manufacturers from various additional present and potential future claims;

•	imposed future payment obligations in perpetuity on RJR Tobacco, B&W and other major U.S. cigarette manufacturers; and

•	placed significant restrictions on their ability to market and sell cigarettes and smokeless tobacco products.

Payments under the State Settlement Agreements are subject to various adjustments for, among other things, the volume of cigarettes sold, relevant market share and inflation. See “— Health-Care Cost Recovery Cases — State Settlement Agreements” below for a detailed discussion of the State Settlement Agreements, including RAI’s operating subsidiaries’ monetary obligations under these agreements. RJR Tobacco records the allocation of settlement charges as products are shipped.

Scheduled Trials. Trial schedules are subject to change, and many cases are dismissed before trial. It is likely that RJR Tobacco and other cigarette manufacturers will have an increased number of tobacco-related trials in 2015. There are seven cases, exclusive of Engle Progeny cases, scheduled for trial as of December 12, 2014 through December 12, 2015, for RJR Tobacco or its affiliates and indemnitees: two non-smoking and health cases and five individual smoking and health cases. There are 63 Engle Progeny cases against RJR Tobacco and/or B&W set for trial through December 12, 2015, but it is not known how many of these cases will actually be tried.

Trial Results. From January 1, 2011 through December 12, 2014, 125 smoking and health, Engle Progeny and health-care cost recovery cases in which RJR Tobacco or B&W were defendants were tried, including six trials for cases where mistrials were declared in the original proceedings. Verdicts in favor of RJR Tobacco, B&W and, in some cases, RJR Tobacco, B&W and other defendants, were returned in 62 cases, including 19 mistrials, tried in Florida (59), Missouri (1) and West Virginia (2). Verdicts in favor of the plaintiffs were returned in 58 cases tried in Florida and one in New York. Three cases in Florida were dismissed during trial. One case in Florida was a retrial only as to the amount of damages.

In the fourth quarter of 2014 (through December 12, 2014), nine Engle Progeny cases in which RJR Tobacco was a defendant were tried:

•	In Lourie v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found the decedent, Barbara Lourie, to be 63% at fault, RJR Tobacco to be 3% at fault and the remaining defendants collectively to be 34% at fault, and awarded approximately $1.37 million in compensatory damages. Punitive damages were not awarded.

•	In Kerrivan v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found the plaintiff to be 19% at fault, RJR Tobacco to be 31% at fault, the remaining defendant to be 50% at fault and awarded $15.8 million in compensatory damages and $9.6 million in punitive damages against RJR Tobacco and $15.7 million in punitive damages against the remaining defendant.

•	In Russo v. Philip Morris USA Inc., the court declared a mistrial because of the inability to seat a jury.

•	In Bishop v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the defendants, including RJR Tobacco.

•	In Taylor v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found the plaintiff to be 42% at fault, RJR Tobacco to be 58% at fault and awarded approximately $4.5 million in compensatory damages and approximately $521,000 in punitive damages.

•	In the Webb v. R. J. Reynolds Tobacco Co. damages retrial, the jury returned a verdict of $900,000 in compensatory damages and $450,000 in punitive damages.

•	In Schleider v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found the decedent, Andrew Schleider, to be 30% at fault, RJR Tobacco to be 70% at fault and awarded $21 million in compensatory damages.

•	In Perrotto v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found the decedent, Nicholas Perrotto, to be 49% at fault, RJR Tobacco to be 20% at fault, and the remaining defendants collectively to be 31% at fault, and awarded approximately $4.1 million in compensatory damages, but refused to award punitive damages.

•	In the Andy Allen v. R. J. Reynolds Tobacco Co. retrial, the jury returned a verdict in favor of the plaintiff, found the decedent to be 70% at fault, RJR Tobacco to be 24% at fault and the remaining defendant to be 6% at fault, and awarded $3.1 million in compensatory damages and approximately $7.76 million in punitive damages against each defendant.

For a detailed description of the above-described cases, see “— Engle and Engle Progeny Cases” below.

During the fourth quarter of 2014, through December 12, 2014, no non-Engle Progeny individual smoking and health cases in which RJR Tobacco was a defendant were tried.

The following chart reflects the verdicts in the non-Engle Progeny smoking and health cases or health-care cost recovery cases that have been tried and remain pending as of December 12, 2014, in which verdicts have been returned against RJR Tobacco or B&W, or both. For information on the verdicts in the Engle Progeny cases that have been tried and remain pending as of December 12, 2014, in which verdicts have been returned against RJR Tobacco or B&W, or both, see the Engle Progeny cases chart above. For information on the post-trial status of individual smoking and health cases and the governmental health-care cost recovery case, see “— Individual Smoking and Health Cases,” and “—Health-Care Cost Recovery Cases – U.S. Department of Justice Case,” respectively, below:

Date of Verdict	Case Name/Type	Jurisdiction	Verdict
August 17, 2006	United States v. Philip Morris USA, Inc. [Governmental Health-Care Cost Recovery]	U.S. District Court, District of Columbia (Washington, DC)

RJR Tobacco and B&W were found liable for civil RICO claims; were enjoined from using certain brand descriptors and from making certain misrepresentations; and were ordered to make corrective communications on five subjects, including smoking and health and addiction, to reimburse the U.S. Department of Justice appropriate costs associated with the lawsuit, and to maintain document web sites.

May 26, 2010	Izzarelli v. R. J. Reynolds Tobacco Co. [Individual]	U.S. District Court, District of Connecticut, (Bridgeport, CT)	$13.9 million in compensatory damages; 58% of fault assigned to RJR Tobacco, which reduced the award to $8.08 million against RJR Tobacco; $3.97 million in punitive damages.

Individual Smoking and Health Cases

As of December 12, 2014, 95 individual cases were pending in the United States against RJR Tobacco, B&W, as its indemnitee, or both. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but does not include the Broin II, Engle Progeny or West Virginia IPIC cases discussed below. A total of 93 of the individual cases are brought by or on behalf of individual smokers or their survivors, while the remaining two cases are brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to environmental tobacco smoke, referred to as ETS.

Below is a description of the non-Engle Progeny individual smoking and health cases against RJR Tobacco or B&W, or both, which went to trial or were decided during the period from January 1, 2014 to December 12, 2014, or remained on appeal as of December 12, 2014.

On May 26, 2010, the jury returned a verdict in favor of the plaintiff in Izzarelli v. R. J. Reynolds Tobacco Co., a case filed in December 1999 in the U.S. District Court for the District of Connecticut. The plaintiff sought to recover damages for personal injuries that the plaintiff alleges she sustained as a result of unsafe and unreasonably dangerous cigarette products and for economic losses she sustained as a result of unfair trade practices of the defendant. The jury found RJR Tobacco to be 58% at fault and the plaintiff to be 42% at fault, awarded $13.9 million in compensatory damages and found the plaintiff to be entitled to punitive damages. In December 2010, the court awarded the plaintiff $3.97 million in punitive damages. Final judgment was entered in December 2010, in the amount of $11.95 million. The court granted the plaintiff’s motion for offer of judgment interest, and awarded the plaintiff $15.8 million for the period of December 6, 1999 up to and including December 5, 2010, and approximately $4,000 per day thereafter until an amended judgment was entered. The amended judgment was entered in the amount of approximately $28.1 million in March 2011. RJR Tobacco filed a notice of appeal in September 2011, and the plaintiff thereafter cross appealed with respect to the punitive damages award. In September 2013, the U.S. Court of Appeals for the Second Circuit issued an opinion that certified the following question to the Connecticut Supreme Court: “Does Comment i to section 402A of the Restatement (Second) of Torts preclude a suit premised on strict products liability against a cigarette manufacturer based on evidence that the defendant purposefully manufactured cigarettes to increase daily consumption without regard to the resultant increase in exposure to carcinogens, but in the absence of evidence of any adulteration or contamination?” Subsequently, the plaintiff submitted a motion to the U.S. Court of Appeals for the Second Circuit to amend the certification order to add a second question to the Connecticut Supreme Court: “Does Comment i to section 402A of the Restatement (Second) of Torts preclude a claim under the [Connecticut Products Liability Act] against a cigarette manufacturer for negligence (in the design of its cigarette products)?” The Second Circuit denied the plaintiff’s motion. The Connecticut Supreme Court accepted the certified question and denied the plaintiff’s request to amend the question with the same additional question that the plaintiff proposed to the Second Circuit. The plaintiff submitted her brief on July 31, 2014. RJR Tobacco’s brief is due on January 2, 2015. The Second Circuit has retained jurisdiction over the parties’ appeals and will decide the case after the Connecticut Supreme Court has completed its proceedings.

On June 19, 2013, in Whitney v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the defendants, including RJR Tobacco. The case was filed in January 2011, in the Circuit Court, Alachua County, Florida. The plaintiff alleged that as a result of using the defendants’ products, she suffers from lung cancer and emphysema. Final judgment was entered in July 2013. The plaintiff filed a notice of appeal to the First District Court of Appeal, and the defendants filed a notice of cross appeal in August 2013. On December 5, 2014, the First DCA reversed the trial court’s directed verdict in favor of the defendants on the defect claims and remanded the case for a new trial.

West Virginia IPIC

In re: Tobacco Litigation Individual Personal Injury Cases began in 1999, in West Virginia state court, as a series of roughly 1,200 individual plaintiff cases making claims with respect to cigarettes manufactured by Philip Morris, Lorillard, RJR Tobacco, B&W and The American Tobacco Company. The cases were consolidated for a Phase I trial on various defense conduct issues, to be followed in Phase II by individual trials of any claims left standing. Over the years, approximately 600 individual plaintiff claims were dismissed for failure to comply with the case management order, leaving 564 individual cases pending as of April 2013. On April 15, 2013, the Phase I jury trial began and ended with a virtually complete defense verdict on May 15, 2013. The jury found that cigarettes were not defectively designed, were not defective due to a failure to warn prior to July 1, 1969, that defendants were not negligent, did not breach warranties and did not engage in conduct which would warrant punitive damages. The only claim remaining after the verdict was the jury’s finding that all ventilated filter cigarettes manufactured and sold between 1964 and July 1, 1969 were defective for a failure to instruct. The defendants believe that there are only 30 plaintiffs remaining who arguably claim to have smoked a ventilated filter cigarette during the relevant period. The court initially entered judgment on the verdict identifying the 30 plaintiffs remaining, but vacated those orders as premature (leaving to a later day the task of identifying the plaintiffs who might be able to assert a ventilated filter failure to instruct claim during the narrow relevant period). The court entered a new judgment in October 2013, dismissing all claims lost by the plaintiffs and purporting to make those claims and all of the jury rulings immediately subject to appeal. The plaintiffs filed a notice of appeal to the West Virginia Supreme Court of Appeals in November 2013. The defendants briefed the issues and reserved the right to challenge the ventilated filter claim in the event any plaintiff pursues and succeeds on such a claim. In October 2014, the West Virginia Supreme Court affirmed the verdict, issuing an opinion without oral argument. On November 25, 2014, the plaintiffs filed a petition for rehearing. Briefing is underway. The trial court is expected to set a hearing in February 2015 to address the remaining ventilated filter claim, which is not expected to result in more than 30 remaining plaintiffs.

Engle and Engle Progeny Cases

Trial began in July 1998 in Engle v. R. J. Reynolds Tobacco Co., a class action filed in Circuit Court, Miami-Dade County, Florida. The Engle class consisted of Florida citizens and residents, and their survivors, who suffer from or have died from diseases or medical conditions caused by an addiction to smoking. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W. In July 1999, the Engle jury found against RJR Tobacco, B&W and the other defendants in the initial phase of the trial, which addressed alleged common issues related to the defendants’ conduct, general causation, the addictiveness of cigarettes, and potential entitlement to punitive damages.

On July 14, 2000, in the second phase of the trial, the jury returned a punitive damages verdict in favor of the class of approximately $145 billion, including verdicts of $36.3 billion and $17.6 billion against RJR Tobacco and B&W, respectively.

On appeal, the Florida Supreme Court prospectively decertified the class, and it set aside the punitive damages award as both premature and excessive. However, the court preserved a number of findings from Phase I of the trial, including findings that cigarettes can cause certain diseases, that nicotine is addictive, and that defendants placed defective cigarettes on the market, breached duties of care, and concealed health-related information about cigarettes. The court authorized former class members to file individual lawsuits within one year, and it stated that the preserved findings would have res judicata effect in those actions.

In the wake of the Florida Supreme Court ruling, thousands of individuals filed separate lawsuits seeking to benefit from the Engle findings. As of December 12, 2014, RJR Tobacco was a defendant in 4,000 Engle Progeny cases in both state and federal courts in Florida. These cases include approximately 5,084 plaintiffs. Many of these cases are in active discovery or nearing trial.

In Engle Progeny cases tried to date, a central issue is the proper use of the preserved Engle findings. RJR Tobacco has argued that use of the Engle findings to establish individual elements of progeny claims (such as defect, negligence and concealment) is a violation of federal due process. In 2013, however, both the Florida Supreme Court and the Eleventh Circuit rejected that argument.

In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applied to all Engle Progeny cases in the aggregate. In May 2011, Florida removed the provision that would have allowed it to expire on December 31, 2012. The bond cap for any given individual Engle Progeny case varies depending on the number of judgments in effect at a given time, but never exceeds $5 million per case. The legislation, which became effective in June 2009 and 2011, applies to judgments entered after the original 2009 effective date.

Below is a description of the Engle Progeny cases against RJR Tobacco or B&W, or both, which went to trial or were decided during the period from January 1, 2014 to December 12, 2014, or remained on appeal as of December 12, 2014.

On February 25, 2010, in Grossman v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Broward County, Florida, the court declared a mistrial due to the jury’s inability to reach a decision. The plaintiff alleged that as a result of an addiction to cigarettes, the decedent, Laura Grossman, developed lung cancer and died. The plaintiff sought damages in excess of $15,000 and all taxable costs and interest. Retrial began in March 2010. In April 2010, the jury returned a verdict in favor of the plaintiff in Phase I, and in Phase II awarded $1.9 million in compensatory damages and no punitive damages. The jury also found RJR Tobacco to be 25% at fault, the decedent to be 70% at fault and the decedent’s spouse to be 5% at fault. Final judgment was entered in June 2010, in the amount of $483,682. RJR Tobacco filed a notice of appeal to the Fourth DCA, and posted a supersedeas bond in the amount of approximately $484,000. The plaintiff filed a notice of cross appeal. In June 2012, the Fourth DCA entered an opinion that affirmed the trial court’s judgment, but remanded the case for a new trial on all Phase II issues. In October 2012, RJR Tobacco filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In February 2014, the Florida Supreme Court declined to accept jurisdiction of the appeal of the original verdict. Retrial began on July 11, 2013. On July 31, 2013, the jury returned a verdict in favor of the plaintiff, found the decedent to be 25% at fault and RJR Tobacco to be 75% at fault, and awarded $15.35 million in compensatory damages and $22.5 million in punitive damages. Final judgment was entered in August

2013 and did not include a reduction for comparative fault. RJR Tobacco filed a notice of appeal to the Fourth DCA and the plaintiff filed a notice of cross appeal in October 2013. RJR Tobacco’s original bond was returned, and RJR Tobacco posted a new bond in the amount of $5 million. Briefing is underway.

On March 10, 2010, in Cohen v. R. J. Reynolds Tobacco Co., a case filed in May 2007 in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff. The plaintiff alleged that the decedent, Nathan Cohen, developed lung cancer as a result of using the defendants’ products, and sought in excess of $15,000 compensatory damages and unspecified punitive damages. On March 24, 2010, the jury awarded the plaintiff $10 million in compensatory damages, and found the decedent to be 33.3% at fault, RJR Tobacco to be 33.3% at fault and the remaining defendant to be 33.3% at fault. The jury also awarded $20 million in punitive damages, of which $10 million was assigned to RJR Tobacco. In July 2010, the court entered final judgment against RJR Tobacco in the amount of $3.33 million in compensatory damages and $10 million in punitive damages. The court entered an amended judgment in September 2010 to include interest from the date of the verdict. RJR Tobacco filed a notice of appeal to the Fourth DCA and posted a supersedeas bond in the amount of $2.5 million. In September 2012, the Fourth DCA affirmed the liability finding and the compensatory damages award, but reversed the finding of entitlement to punitive damages, and remanded the case for a retrial limited to the issue of liability for concealment and conspiracy. The defendants and the plaintiff filed separate notices to invoke the discretionary jurisdiction of the Florida Supreme Court in January 2013. In February 2014, the Florida Supreme Court, on its own motion, consolidated the petitions for review filed by the plaintiff and RJR Tobacco and stayed the petitions pending disposition by the court of Hess v. Philip Morris USA, Inc., which deals with the application of the statute of repose as an affirmative defense to claims of fraudulent concealment and conspiracy to commit fraudulent concealment.

On April 26, 2010, in Putney v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Margot Putney, to be 35% at fault, RJR Tobacco to be 30% at fault and the remaining defendants to be 35% at fault, and awarded $15.1 million in compensatory damages and $2.5 million in punitive damages each against RJR Tobacco and the remaining defendants. The plaintiff alleged that the decedent suffered from nicotine addiction and lung cancer as a result of using the defendants’ products and sought an unspecified amount of compensatory and punitive damages. In August 2010, final judgment was entered against RJR Tobacco in the amount of $4.5 million in compensatory damages, and $2.5 million in punitive damages. RJR Tobacco filed a notice of appeal and the plaintiff filed a notice of cross appeal. In December 2010, the court entered an amended final judgment to provide that interest would run from April 26, 2010. The defendants filed a joint notice of appeal to the Fourth DCA of the amended final judgment, and RJR Tobacco posted a supersedeas bond in the amount of approximately $2.4 million. In June 2013, the Fourth DCA held that the court erred in denying the defendants’ motion for remittitur of the compensatory damages for loss of consortium and in striking the defendants’ statute of repose affirmative defenses. As a result, the verdict was reversed, and the case was remanded for further proceedings. The plaintiff’s motion for rehearing, written opinion on one issue, or certification of conflict to the Florida Supreme Court was denied in August 2013. The defendants and the plaintiff filed separate notices to invoke the discretionary jurisdiction of the Florida Supreme Court in September 2013. In December 2013, the Florida Supreme Court consolidated the petitions for review filed by the plaintiff and the defendants and stayed the petitions pending disposition of Hess v. Philip Morris USA Inc., described above.

On May 20, 2010, in Buonomo v. R. J. Reynolds Tobacco Co., a case filed in October 2007 in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 77.5% at fault and the decedent, Matthew Buonomo, to be 22.5% at fault, and awarded $5.2 million in compensatory damages and $25 million in punitive damages. The plaintiff alleged that the decedent was addicted to cigarettes and, as a result, developed one or more smoking-related medical conditions and/or diseases and sought an unspecified amount of compensatory and punitive damages. Post-trial motions were denied, but the court, in accordance with the Florida statutory limitation on punitive damage awards, ordered the punitive damage award of $25 million be reduced to $15.7 million – three times the compensatory damages award of $5.2 million. In August 2010, the court entered final judgment in the amount of $4.06 million in compensatory damages and $15.7 million in punitive damages. RJR Tobacco filed a notice of appeal to the Fourth DCA and posted a supersedeas bond in the amount of $5 million. The plaintiff also filed a notice of appeal. In September 2013, the Fourth DCA affirmed the final judgment and damages award to the plaintiff on strict liability and negligence. However, the court reversed the judgment entered for the plaintiff on the claims for fraudulent concealment and conspiracy to commit fraud by concealment due to the erroneous striking of RJR Tobacco’s statute of repose defense. As a result, the punitive damages award was set aside and the case was remanded for a new trial based on the statute of repose. In the event the plaintiff prevails on remand, the court also left it to the trial court’s discretion whether to reinstate the original punitive damages award. In December 2013, the Fourth DCA denied RJR Tobacco’s motion for rehearing. In January 2014, RJR Tobacco and the plaintiff filed notices to invoke the discretionary jurisdiction of the Florida Supreme Court. In June 2014, the Florida Supreme Court stayed the petitions for review pending disposition by the court of Hess v. Philip Morris USA Inc., described above. Despite the stay, the trial court determined in October 2014 that the original $25 million punitive damages award was not excessive and would be reinstated if the plaintiff prevails on the repose issue.

On October 15, 2010, in Frazier v. Philip Morris USA Inc., now known as Russo v. Philip Morris USA Inc., a case filed in December 2007 in the Circuit Court, Miami-Dade County, Florida, the jury returned a verdict in favor of the defendants. The plaintiff alleged that as a result of smoking defendants’, including RJR Tobacco’s, products she developed chronic obstructive pulmonary disease, and sought in excess of $15,000 in compensatory damages and unspecified punitive damages. Final judgment was entered in February 2011. The plaintiff filed a notice of appeal to the Third DCA, and the defendants filed a notice of cross appeal. In April 2012, the Third DCA reversed the trial court’s judgment, directed entry of judgment in the plaintiff’s favor and ordered a new trial. In July 2012, the defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. The Florida Supreme Court accepted jurisdiction of the case in September 2013. Oral argument in the Florida Supreme Court occurred on April 30, 2014. A decision is pending. The new trial began on October 14, 2014; but on October 22, 2014, the court declared a mistrial because of the inability to seat a jury. Retrial is scheduled for April 6, 2015.

On November 15, 2010, in Webb v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Levy County, Florida, a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 90% at fault and the decedent, James Horner, to be 10% at fault, and awarded $8 million in compensatory damages and $72 million in punitive damages. The plaintiff alleged that as a result of smoking the defendant’s products, the decedent developed one or more smoking-related diseases, and sought in excess of $15,000 in compensatory and unspecified punitive damages. The court entered judgment, and RJR Tobacco appealed to the First DCA and posted a supersedeas bond in the amount of $5 million. That court affirmed the liability verdict, but ordered a remittitur or a new trial on damages. On remand, the trial court remitted the compensatory damages award to $4 million and the punitive damages award to $25 million. The plaintiff consented to the remitted judgment, and RJR Tobacco rejected the remittitur and demanded a new trial on damages. Nonetheless, the trial court entered the remitted judgment. RJR Tobacco again appealed to the First DCA. In the second appeal, the First DCA found that the trial court erred in concluding that only the plaintiff had the right to choose between accepting the remittitur and proceeding with a new trial. The First DCA thus ordered a new trial on damages. The new trial on damages began on November 3, 2014, and on November 12, 2014, the jury returned a verdict of $900,000 in compensatory damages and $450,000 in punitive damages. Final judgment was entered against RJR Tobacco in the amount of $1.26 million, and the plaintiff’s motion for a new trial as to the amount of punitive damages awarded by the jury was denied in December 2014.

On April 26, 2011, in Andy Allen v. R. J. Reynolds Tobacco Co., a case filed in September 2007, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 45% at fault, the decedent, Patricia Allen, to be 40% at fault and the remaining defendant to be 15% at fault, and awarded $6 million in compensatory damages and $17 million in punitive damages against each defendant. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent developed chronic obstructive pulmonary disease, and sought in excess of $15,000 in compensatory damages. Final judgment was entered against RJR Tobacco in the amount of $19.7 million in May 2011. In October 2011, the trial court entered a remittitur of the punitive damages to $8.1 million and denied all other post-trial motions. The defendants filed a joint notice of appeal, RJR Tobacco posted a supersedeas bond in the amount of $3.75 million, and the plaintiff filed a notice of cross appeal in November 2011. In May 2013, the First DCA reversed the trial court’s judgment and remanded the case for a new trial. As a result, RJR Tobacco’s bond was returned. In August 2013, the plaintiff filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In February 2014, the Florida Supreme Court declined to accept jurisdiction. The new trial began on November 1, 2014, and on November 26, 2014, the jury returned a verdict in favor of the plaintiff, found the decedent to be 70% at fault, RJR Tobacco to be 24% at fault and the remaining defendant to be 6% at fault, and awarded $3.1 million in compensatory damages and $7.76 million in punitive damages against each defendant.

On May 20, 2011, in Jewett v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 20% at fault, the decedent, Barbara Jewett, to be 70% at fault and the remaining defendant to be 10% at fault, and awarded $1.1 million in compensatory damages and no punitive damages. The plaintiff alleged that the decedent, Barbara Jewett, was addicted to cigarettes and as a result of her addiction, developed chronic obstructive pulmonary disease, emphysema and respiratory failure, and sought in excess of $15,000 in compensatory damages. Final judgment was entered in June 2011. RJR Tobacco filed a notice of appeal to the First DCA and posted a supersedeas bond in the amount of $218,600. In November 2012, the First DCA reversed the judgment and remanded the case for a new trial. The plaintiff and the defendants filed separate notices to invoke the discretionary jurisdiction of the Florida Supreme Court in March 2013. In February 2014, the Florida Supreme Court declined to accept jurisdiction. The new trial has not been scheduled.

On June 16, 2011, in Soffer v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Alachua County, Florida, a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 40% at fault, the decedent, Maurice Soffer, to be 60% at fault, and awarded $5 million in compensatory damages and no punitive damages. The plaintiff alleged that the decedent was addicted to cigarettes and, as a result, developed lung cancer and other smoking-related conditions and/or diseases, and sought in excess of $15,000 in compensatory damages. Final judgment was entered against RJR Tobacco in the amount of $2 million. The plaintiff filed a notice of appeal to the First DCA in July 2011. RJR Tobacco filed a notice of cross appeal and posted a supersedeas bond in the amount of $2 million. In October 2012, the First DCA affirmed the trial court’s ruling in full. On the direct appeal, the court held that only intentional torts could support a punitive damages claim and held that Engle Progeny plaintiffs may not seek punitive damages for negligence or strict liability because the original Engle class did not seek punitive damages for those claims. The First DCA certified the question to the Florida Supreme Court as one of great public importance. On the cross appeal, the court rejected RJR Tobacco’s arguments about the use of the Engle findings and the statute of limitations. RJR Tobacco filed a motion for rehearing or for certification to the Florida Supreme Court and the plaintiff filed a motion for rehearing or rehearing en banc. In January 2013, the First DCA granted rehearing on RJR Tobacco’s cross appeal to clarify that the trial court’s application of Engle findings did not violate RJR Tobacco’s due process rights. Otherwise, rehearing, rehearing en banc and certification were denied. RJR Tobacco and the plaintiff both filed notices to invoke the discretionary jurisdiction of the Florida Supreme Court. In February 2014, the Florida Supreme Court declined to accept jurisdiction of RJR Tobacco’s petition for review and accepted the plaintiff’s petition for review requesting the Florida Supreme Court review the decision of the First DCA. Oral argument occurred on December 4, 2014. A decision is pending.

On July 15, 2011, in Ciccone v. R. J. Reynolds Tobacco Co., a case filed in August 2004, in the Circuit Court, Broward County, Florida, a jury returned a verdict finding the plaintiff is a member of the Engle class. The plaintiff alleged that as a result of the use of the defendant’s tobacco products, the decedent, George Ciccone, suffered from nicotine addiction and one or more smoking-related diseases and/or medical conditions, and sought an unspecified amount of compensatory and punitive damages. On July 21, 2011, the jury awarded approximately $3.2 million in compensatory damages and $50,000 in punitive damages. The jury found the decedent to be 70% at fault and RJR Tobacco to be 30% at fault. Final judgment was entered in September 2011, and RJR Tobacco filed a notice of appeal to the Fourth DCA. RJR Tobacco posted a supersedeas bond in the amount of approximately $1 million on October 17, 2011. In August 2013, the Fourth DCA affirmed the judgment of the trial court, but reversed the punitive damages award and remanded the case to the trial court for entry of a final judgment that eliminates the punitive damages award. RJR Tobacco’s motion for rehearing or rehearing en banc was denied in November 2013. The Florida Supreme Court accepted jurisdiction of the case in June 2014. Oral argument occurred on December 4, 2014. A decision is pending.

On September 15, 2011, in Ojeda v. R. J. Reynolds Tobacco Co., a case filed in October 2007, in the Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of RJR Tobacco. The plaintiff alleged that as a result of the use of the defendant’s products, the decedent, Juan Ojeda, suffered from one or more smoking-related medical conditions and/or diseases, and sought an unspecified amount of damages. Final judgment was entered September 26, 2011. The plaintiff filed a notice of appeal to the Third DCA in October 2012. In July 2014, the Third DCA affirmed, per curiam, the trial court’s final judgment. The plaintiff did not seek further review.

On January 24, 2012, in Hallgren v. R. J. Reynolds Tobacco Co., a case filed in April 2007, in the Circuit Court, Highlands County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Claire Hallgren, to be 50% at fault, RJR Tobacco to be 25% at fault, and the remaining defendant to be 25% at fault, and awarded $2 million in compensatory damages and $750,000 in punitive damages against each defendant. The plaintiff alleged that the decedent was addicted to the defendants’ products, and as a result, suffered from lung cancer, and sought in excess of $15,000 in compensatory damages and unspecified punitive damages. In March 2012, the court entered final judgment in the amount of approximately $1 million for which RJR Tobacco and the other defendant are jointly and severally liable; and $750,000 in punitive damages against each defendant. The defendants filed a joint notice of appeal to the Second DCA, and RJR Tobacco posted a supersedeas bond in the amount of approximately $1.3 million in May 2012. The plaintiff filed a notice of cross appeal. In October 2013, the Second DCA affirmed the trial court’s ruling that punitive damages can be awarded for negligence and strict liability claims as well as for the intentional tort claims brought under Engle. The court certified a conflict with the First DCA’s decision in Soffer and the Fourth DCA’s decision in Ciccone. The court also certified the following question to be of great public importance – “Are members of the Engle class who pursue individual damages actions in accordance with the decision in Engle v. Liggett Group, Inc., entitled to pursue punitive damages under claims for strict liability and negligence?” In November 2013, the defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In June 2014, the Florida Supreme Court stayed the petition pending disposition of Russo v. Philip Morris USA Inc., described above.

On February 29, 2012, in Marotta v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Broward County, Florida, the court declared a mistrial during jury prequalification. The plaintiff alleged that the decedent, Phil Marotta, was addicted to cigarettes and, as a result, suffered from lung cancer. The plaintiff sought compensatory damages in excess of $75,000, including compensatory and punitive damages, costs and pre-judgment interest. Retrial began on March 7, 2013. On March 20, 2013, a jury returned a verdict in favor of the plaintiff, found the decedent to be 42% at fault and RJR Tobacco to be 58% at fault and awarded $6 million in compensatory damages and no punitive damages. Final judgment was entered against RJR Tobacco in the amount of $3.48 million, and RJR Tobacco filed a notice of appeal to the Fourth DCA in April 2013. The plaintiff filed a notice of cross appeal in May 2013. Briefing is underway.

On March 19, 2012, in McCray v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the defendants, including RJR Tobacco. The plaintiff alleged that the decedent, Mercedia Walker, was addicted to the defendants’ tobacco products, and as a result, suffered from one or more smoking-related diseases and/or medical conditions. The plaintiff sought compensatory damages for all injuries and losses, all recoverable costs of the case, and all legally recoverable interest. Final judgment was entered in March 2012. The plaintiff filed a notice of appeal to the Eleventh Circuit in July 2012. On September 16, 2014, the Eleventh Circuit affirmed the trial court’s judgment. At this time, it is unknown if the plaintiff will seek further review.

On May 17, 2012, in Calloway v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Johnnie Calloway, to be 20.5% at fault, RJR Tobacco to be 27% at fault, and the remaining defendants collectively to be 52.5% at fault, and awarded $20.5 million in compensatory damages and $17.25 million in punitive damages against RJR Tobacco and $37.6 million collectively against the remaining defendants. The plaintiff alleged that as a result of using the defendants’ products, the decedent became addicted and developed smoking-related diseases and/or conditions. The plaintiff sought compensatory and punitive damages, including costs and interest. In its ruling on the post-trial motions, the court determined that the jury’s apportionment of comparative fault did not apply to the compensatory damages award. Final judgment was entered in August 2012. In September 2012, the defendants filed a notice of appeal to the Fourth DCA, and RJR Tobacco posted a supersedeas bond in the amount of $1.5 million. The plaintiff filed a notice of cross appeal. Briefing is complete. Oral argument has not been scheduled.

On August 1, 2012, in Hiott v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Kenneth Hiott, to be 60% at fault and RJR Tobacco to be 40% at fault, and awarded $1.83 million in compensatory damages and no punitive damages. The plaintiff alleged that as a result of using the defendant’s product, the decedent suffered from addiction and smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory and punitive damages. In November 2012, final judgment was entered against RJR Tobacco in the amount of $730,000 in compensatory damages. RJR Tobacco filed a notice of appeal to the First DCA and posted a supersedeas bond in the amount of $730,000 in December 2012. In January 2014, the First DCA affirmed the trial court’s decision. RJR Tobacco filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court in January 2014. In June 2014, the Florida Supreme Court stayed the petition pending the court’s disposition of Hess v. Philip Morris USA Inc., described above.

On August 10, 2012, in Hancock v. Philip Morris USA, Inc., a case filed in January 2008, in the Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Edna Siwieck, to be 90% at fault, RJR Tobacco to be 5% at fault and the remaining defendant to be 5% at fault. However, the jury did not award compensatory damages and found that the plaintiff was not entitled to punitive damages. The court determined that the jury verdict was inconsistent due to the parties previously stipulating to $110,200 in medical expenses, which is subject to the allocation of fault. The defendants agreed to an additur for that amount. The plaintiff alleged that as a result of using the defendants’ products, the decedent suffered from chronic obstructive pulmonary disease. The plaintiff sought an unspecified amount of compensatory and punitive damages, costs and interest. Final judgment was entered against RJR Tobacco in the amount of $705 in October 2012. The stipulated amount was reduced by the defendants’ motion to reduce economic damages by collateral sources. The plaintiff filed a notice of appeal to the Fourth DCA, and the defendants filed a notice of cross appeal in November 2012. Briefing is complete. Oral argument has not been scheduled.

On September 19, 2012, in Baker v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Palm Beach County, Florida, a jury returned a verdict in favor of the defendant, RJR Tobacco. The plaintiff alleged that as a result of using the defendant’s products, the decedent, Elmer Baker, suffered from lung cancer. The plaintiff sought compensatory damages in excess of $15,000, costs and interest. Final judgment was entered in January 2013, in favor of RJR Tobacco. The plaintiff filed a notice of appeal to the Fourth DCA, and RJR Tobacco filed a notice of cross appeal in February 2013. Oral argument is scheduled for January 20, 2015.

On September 20, 2012, in Sikes v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Jimmie Sikes, to be 49% at fault and RJR Tobacco to be 51% at fault, and awarded $4.1 million in compensatory damages and $2 million in punitive damages. The plaintiff alleged that as a result of using the defendant’s product, the decedent suffered from chronic obstructive pulmonary disease, and sought in excess of $15,000 of compensatory damages. Final judgment was entered against RJR Tobacco in the amount of $6.1 million on June 3, 2013. The court entered a corrected final judgment against RJR Tobacco in the amount of $5.5 million and vacated the June 3, 2013 final judgment. RJR Tobacco filed a notice of appeal to the First DCA, and posted a supersedeas bond in the amount of $5 million in July 2013. In July 2014, the First DCA affirmed the trial court’s decision, per curiam, but following the Hiott case, certified a conflict to the Florida Supreme Court with Hess v. Philip Morris USA Inc., both cases are described above. In August 2014, RJR Tobacco filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. The Florida Supreme Court stayed the case pending disposition of Hess v. Philip Morris USA, Inc.

On October 17, 2012, in James Smith v. R. J. Reynolds Tobacco Co., a case filed in August 2007, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Wanette Smith, to be 45% at fault and RJR Tobacco to be 55% at fault, and awarded $600,000 in compensatory damages and $20,000 in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from lung cancer and chronic obstructive pulmonary disease. The plaintiff sought compensatory and punitive damages, costs and interest. Final judgment was entered against RJR Tobacco in the amount of $620,000. RJR Tobacco filed a notice of appeal to the Eleventh Circuit and posted a supersedeas bond in the amount of approximately $620,000 in September 2013. Oral argument occurred on October 17, 2014. A decision is pending.

On October 18, 2012, in Schlenther v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Hillsborough County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Beverly Schlenther, to be 50% at fault and RJR Tobacco to be 50% at fault, and awarded $5 million in compensatory damages and $2.5 million in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from chronic obstructive pulmonary disease and heart disease. The plaintiff sought compensatory and punitive damages, costs and interest. In April 2013, the court vacated the punitive damage award, granted a new trial on entitlement to punitive damages and the amount of any such damages and abated the new trial pending the Florida Supreme Court decision in Soffer v. R. J. Reynolds Tobacco Co., described above. The plaintiff filed a notice of appeal to the Second DCA of the order granting RJR Tobacco’s motion for a new trial, and RJR

Tobacco filed a notice of cross appeal of the same order. In October 2013, the trial court entered a partial final judgment against RJR Tobacco in the amount of $5.03 million in compensatory damages with no reduction for comparative fault. RJR Tobacco filed a notice of appeal of the partial final judgment. In November 2013, the plaintiff filed a motion to temporarily relinquish jurisdiction to the trial court to permit the trial court to enter a final judgment based on the decision in Hallgren, described above. The Second DCA granted the plaintiff’s motion, and jurisdiction was relinquished for 45 days. In December 2013, the trial court denied the defendant’s post-trial motions, including RJR Tobacco’s motion for a new trial, and entered final judgment against RJR Tobacco in the amount of $5 million for compensatory damages, $29,705 for funeral expenses and $2.5 million in punitive damages. Both parties filed voluntary dismissals of their prior appeals. RJR Tobacco subsequently filed a notice of appeal in December 2013 to the Second DCA of the final judgment and posted a supersedeas bond in the amount of $5 million in January 2014. On September 12, 2014, the Second DCA affirmed the trial court’s judgment, per curiam. RJR Tobacco’s motion for certification or written opinion was denied on November 20, 2014. The deadline for RJR Tobacco to file a notice to invoke the discretionary jurisdiction of the Florida Supreme Court is December 22, 2014.

On October 19, 2012, in Ballard v. R. J. Reynolds Tobacco Co., a case filed in September 2007 in the Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of the plaintiff, found the plaintiff to be 45% at fault and RJR Tobacco to be 55% at fault, and awarded $8.55 million in compensatory damages. Punitive damages were not at issue. The plaintiff alleged that as a result of using the defendant’s products, he suffers from bladder cancer and emphysema, and sought an unspecified amount of compensatory and punitive damages. The court entered final judgment against RJR Tobacco in the amount of $4.7 million in October 2012, and in August 2013, the court entered an amended final judgment against RJR Tobacco in the amount of $5 million. RJR Tobacco filed a notice of appeal to the Third DCA and posted a supersedeas bond in the amount of $5 million in October 2013. Oral argument occurred on September 3, 2014. A decision is pending.

On December 12, 2012, in Virginia Williams v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Milton Williams, to be 15% at fault and RJR Tobacco to be 85% at fault, and awarded $5 million in compensatory damages. Punitive damages were not sought. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from pharyngeal cancer, and sought an unspecified amount of damages. Final judgment was entered against RJR Tobacco in the amount of $4.25 million in compensatory damages in January 2013. RJR Tobacco filed a notice of appeal to the Third DCA and posted a supersedeas bond in the amount of $4.25 million, and the plaintiff filed a notice of cross appeal in August 2013. In September 2014, the Third DCA affirmed the trial court’s judgment. RJR Tobacco’s motion for clarification and rehearing en banc was denied on October 21, 2014. After evaluation of the case, on November 7, 2014, RJR Tobacco paid approximately $4.7 million in satisfaction of the judgment.

On February 11, 2013, in Evers v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Hillsborough County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Jacqueline Loyd, to be 31% at fault, RJR Tobacco to be 60% at fault, and the remaining defendant to be 9% at fault, and awarded $3.23 million in compensatory damages and $12.36 million in punitive damages against RJR Tobacco only. The plaintiff alleged that as a result of using the defendants’ products, the decedent became addicted and suffered from smoking-related diseases and/or conditions, and sought an unspecified amount of damages. In March 2013, the court granted the defendants’ post-trial motions for directed verdict on fraudulent concealment, conspiracy and punitive damages. As a result, the $12.36 million punitive damages award was set aside. The plaintiff’s motion to reconsider directed verdict as to concealment, conspiracy and punitive damages was denied on April 8, 2013. The plaintiff filed a notice of appeal to the Second DCA, the defendants filed a notice of cross appeal, and RJR Tobacco posted a supersedeas bond in the amount of $1.77 million in May 2013. Briefing is complete. Oral argument occurred on December 3, 2014. A decision is pending.

On February 13, 2013, in Schoeff v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, James Schoeff, to be 25% at fault, RJR Tobacco to be 75% at fault, and awarded $10.5 million in compensatory damages and $30 million in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from addiction and one or more smoking-related diseases and/or conditions, including lung cancer, and sought in excess of $15,000 in damages. In April 2013, final judgment was entered against RJR

Tobacco in the amount of $7.88 million in compensatory damages and $30 million in punitive damages. RJR Tobacco filed a notice of appeal to the Fourth DCA, and the plaintiff filed a notice of cross appeal in May 2013. Briefing is complete. Oral argument has not been scheduled.

On April 1, 2013, in Searcy v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Carol LaSard, to be 40% at fault, RJR Tobacco to be 30% at fault and the remaining defendant to be 30% at fault, and awarded $6 million in compensatory damages and $10 million in punitive damages against each defendant. The plaintiff alleged that as a result of using the defendants’ products, the decedent suffered from lung cancer, and sought an unspecified amount of compensatory and punitive damages. Final judgment was entered against RJR Tobacco in the amount of $6 million in compensatory damages and $10 million in punitive damages. In September 2013, the trial court granted the defendants’ motion for a new trial, or in the alternative, reduction or remittitur of the damages awarded to the extent it sought remittitur of the damages. The compensatory damage award was remitted to $1 million, and the punitive damage award was remitted to $1.67 million against each defendant. The remaining post-trial motions were denied. The plaintiff’s motion to reconsider the trial court’s order granting in part the defendants’ motion for remittitur of the damages award was denied in October 2013. The plaintiff filed a notice of acceptance of remittitur in November 2013, and the court issued an amended final judgment. The defendants filed a joint notice of appeal to the Eleventh Circuit, and RJR Tobacco posted a supersedeas bond in the amount of approximately $2.2 million in November 2013. Oral argument occurred on October 17, 2014. A decision is pending.

On April 18, 2013, in Aycock v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Richard Aycock, to be 27.5% at fault and RJR Tobacco to be 72.5% at fault, and awarded $5.9 million in compensatory damages. Punitive damages were not awarded. The plaintiff alleged that the decedent was addicted to cigarettes manufactured by the defendant and, as a result, suffered from lung cancer, and sought an unspecified amount of compensatory and punitive damages. Final judgment was entered against RJR Tobacco in the amount of $4.28 million in April 2013. RJR Tobacco filed a notice of appeal to the Eleventh Circuit in September 2013, and posted a supersedeas bond in the amount of $4.32 million in October 2013. On October 16, 2014, the Eleventh Circuit reversed the final judgment and remanded the case for a new trial. The new trial is scheduled for February 10, 2015.

On May 2, 2013, in David Cohen v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Palm Beach County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Helen Cohen, to be 40% at fault, RJR Tobacco to be 30% at fault, and the remaining defendants collectively to be 30% at fault, and awarded $2.06 million in compensatory damages. The plaintiff alleged that as a result of using the defendants’ products, the decedent became addicted and suffered from one or more smoking-related diseases and/or conditions, and sought in excess of $15,000 in compensatory damages and unspecified punitive damages. Final judgment was entered against RJR Tobacco in the amount of $617,000 in May 2013. In July 2013, the court granted the defendants’ motion for a new trial due to the plaintiff’s improper arguments during closing. The new trial date has not been scheduled. The plaintiff filed a notice of appeal to the Fourth DCA, and the defendants filed a notice of cross appeal. Briefing is underway.

On May 22, 2013, in John Campbell v. R. J. Reynolds Tobacco Co., a case pending in Polk County, Florida, a jury returned a verdict in favor of the defendants, including RJR Tobacco. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent, Judy Campbell, became addicted to smoking cigarettes and suffered from unspecified smoking-related conditions and/or diseases, and sought an unspecified amount of damages. The plaintiff’s motion for a new trial was denied and the court entered final judgment in July 2013. The plaintiff filed a notice of appeal to the Second DCA, and the defendants filed a notice of cross appeal in August 2013. Briefing is complete. Oral argument has not been scheduled.

On May 23, 2013, in Earl Graham v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Faye Graham, to be 70% at fault, RJR Tobacco to be 20% at fault and the remaining defendant to be 10% at fault, and awarded $2.75 million in compensatory damages. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent became addicted to smoking cigarettes which resulted in her death, and sought an unspecified amount of damages. Final judgment was entered against RJR Tobacco in the amount of $550,000 in May 2013. The defendants filed a joint notice of appeal to the Eleventh Circuit, and RJR Tobacco posted a supersedeas bond in the amount of approximately $556,000 in October 2013. Oral argument occurred on November 20, 2014. A decision is pending.

On June 4, 2013, in Starr-Blundell v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Lucy Mae Starr, to be 80% at fault, RJR Tobacco to be 10% at fault and the remaining defendant to be 10% at fault, and awarded $500,000 in compensatory damages. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent suffered from lung cancer and other smoking relating diseases and/or conditions, and sought in excess of $15,000 in damages. The court entered final judgment in the amount of $50,000 against each defendant in November 2013. The plaintiff filed a notice of appeal to the First DCA, and the defendants filed a notice of cross appeal in December 2013. RJR Tobacco posted a supersedeas bond in the amount of $50,000 in December 2013. Briefing is complete. Oral argument has not been scheduled.

On June 7, 2013, in Odum v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Ethelene Hazouri, to be 50% at fault and RJR Tobacco to be 50% at fault, and awarded $200,000 in compensatory damages. The plaintiff alleged that as a result of smoking the defendant’s products, the decedent suffered from lung cancer, and sought an unspecified amount of damages. Final judgment was entered against RJR Tobacco in the amount of $264,000, for damages and taxable costs, in November 2013. RJR Tobacco filed a notice of appeal to the First DCA and posted a supersedeas bond in the amount of approximately $264,000 in December 2013. On October 20, 2014, the First DCA affirmed the final judgment, per curiam. After evaluation of the case, RJR Tobacco paid approximately $276,000 in satisfaction of the judgment on November 7, 2014.

On June 14, 2013, in Skolnick v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Palm Beach County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Leo Skolnick, to be 40% at fault, RJR Tobacco to be 30% at fault and the remaining defendant to be 30% at fault, and awarded $2.56 million in compensatory damages. The plaintiff alleged that as a result of using the defendants’ products, the decedent suffered from lung cancer, and sought in excess of $15,000 in compensatory damages and unspecified punitive damages. The court entered final judgment against RJR Tobacco in the amount of $766,500 in July 2013. The defendants filed a joint notice of appeal to the Fourth DCA, and the plaintiff filed a notice of cross appeal in December 2013. RJR Tobacco posted a supersedeas bond in the amount of $767,000 in March 2014. Briefing is complete. Oral argument has not been scheduled.

On June 19, 2013, in Thibault v. R. J. Reynolds Tobacco Co., a case pending in the Circuit Court, Escambia County, Florida, the jury returned a verdict in favor of the plaintiff, found the decedent, Evelyn Thibault, to be 30% at fault and RJR Tobacco to be 70% at fault, and awarded $1.75 million in compensatory damages and $1.28 million in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from chronic obstructive pulmonary disease, and sought an unspecified amount of compensatory and punitive damages. The court determined that comparative fault did not apply to reduce the amount of the verdict. In June 2013, the court entered final judgment against RJR Tobacco in the amount of $3.03 million. RJR Tobacco filed a notice of appeal to the First DCA in August 2013. RJR Tobacco posted a supersedeas bond in the amount of $3.03 million in September 2013. On October 13, 2014, the First DCA affirmed the trial court’s judgment, per curiam. The First DCA also certified a conflict to the Florida Supreme Court with Hess v. Philip Morris USA, Inc., described above. On October 22, 2014, RJR Tobacco filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. The Florida Supreme Court stayed the case pending disposition of Hess v. Philip Morris USA, Inc.

On September 20, 2013, in Gafney v. R. J. Reynolds Tobacco Co., a case pending in Palm Beach County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Frank Gafney, to be 34% at fault, RJR Tobacco to be 33% at fault and the remaining defendant to be 33% at fault, and awarded $5.8 million in compensatory damages. Punitive damages were not awarded. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent developed chronic obstructive pulmonary disease, and sought in excess of $15,000 in compensatory damages. Final judgment was entered against RJR Tobacco in the amount of $1.9 million in September 2013. The defendants filed a joint notice of appeal to the Fourth DCA, and RJR Tobacco posted a supersedeas bond in the amount of $1.9 million in November 2013. The plaintiff filed a notice of cross appeal. Briefing is underway.

On November 15, 2013, in Chamberlain v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the defendants, including RJR Tobacco. The plaintiff alleged that as a result of smoking the defendants’ products, he suffers from chronic obstructive pulmonary disease and lung cancer, and sought an unspecified amount of compensatory and punitive damages. Final judgment was entered in favor of the defendants in November 2013. The plaintiff’s motion for a new trial was denied in April 2014. The plaintiff filed a notice of appeal to the Eleventh Circuit on June 27, 2014. On December 3, 2014, the Eleventh Circuit dismissed the plaintiff’s appeal for lack of jurisdiction.

On January 9, 2014, in Bush v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Escambia County, Florida, the court declared a mistrial due to the inability to seat a jury. The plaintiff alleged that as a result of his use of the defendants’ products, he suffers from nicotine addiction and one or more smoking-related diseases and/or conditions, and sought an unspecified amount of compensatory damages. A new trial will be scheduled at a later date.

On January 27, 2014, in Harford v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the plaintiff, found the plaintiff to be 82% at fault and RJR Tobacco to be 18% at fault, and awarded $330,000 in compensatory damages. The plaintiff alleged that as a result of his use of the defendant’s products, he suffers from addiction and lung cancer, and sought an unspecified amount of compensatory and punitive damages. The court granted the plaintiff’s motion for a new trial on compensatory damages in October 2014. The new trial has not been scheduled.

On January 31, 2014, in Cheeley v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Georgia Cheeley, to be 50% at fault and RJR Tobacco to be 50% at fault, and awarded $3 million in compensatory damages and $2 million in punitive damages. The plaintiff alleged that as a result of smoking the defendant’s products, the decedent suffered from one or more smoking-related conditions or diseases, and sought in excess of $15,000 in compensatory damages. The court entered final judgment against RJR Tobacco in the amount of $1.5 million in compensatory damages and $2 million in punitive damages. RJR Tobacco filed a notice of appeal to the Fourth DCA and posted a supersedeas bond in the amount of $3.5 million in April 2014. The plaintiff filed a notice of cross appeal in May 2014. Briefing is underway.

On February 3, 2014, in Deshaies v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of RJR Tobacco. The plaintiff alleged that as a result of smoking the defendant’s products, he suffers from one or more smoking-related conditions or diseases, and sought an unspecified amount of compensatory and punitive damages. Final judgment was entered in February 2014. Post-trial motions are pending.

On February 18, 2014, in Goveia v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Orange County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Mary Goveia, to be 30% at fault, RJR Tobacco to be 35% at fault, and the remaining defendant to be 35% at fault, and awarded $850,000 in compensatory damages and $2.25 million in punitive damages against each defendant. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent became addicted and suffered from one or more smoking-related diseases and/or conditions, and sought an unspecified amount of compensatory and punitive damages. Post-trial motions were denied in April 2014. Final judgment was entered in the amount of $297,500 in compensatory damages and $2.25 million in punitive damages against each defendant in April 2014. The defendants filed a joint notice of appeal to the Fifth DCA, and RJR Tobacco posted a supersedeas bond in the amount of $2.5 million in April 2014. Briefing is underway.

On February 27, 2014, in Banks v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the defendants, including RJR Tobacco. The plaintiff alleged that as a result of using the defendants’ products, the decedent, George Banks, developed one or more smoking-related diseases and/or conditions, and sought in excess of $15,000 in compensatory damages. The plaintiff’s motion for a new trial was denied, and the court entered final judgment in favor of RJR Tobacco and the other defendant in May 2014. The plaintiff filed a notice of appeal to the Fourth DCA, and the defendants filed a notice of cross appeal in June 2014. Briefing is underway.

On March 17, 2014, in Clayton v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, David Clayton, to be 90% at fault and RJR Tobacco to be 10% at fault, and awarded $600,000 in compensatory damages. Punitive damages were not awarded. The plaintiff alleged that as a result of smoking the defendant’s products, the decedent suffered from bodily injury and died, and sought an unspecified amount of damages. In July 2014, final judgment was entered against RJR Tobacco in the amount of $60,000 in compensatory damages, together with $163,469 in taxable costs, for a total of $223,469. RJR Tobacco filed a notice of appeal to the First DCA in August 2014. RJR Tobacco posted a supersedeas bond in the amount of approximately $223,000, and the plaintiff filed a notice of cross appeal in September 2014. Briefing is underway.

On March 26, 2014, in Bowden v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, William Bowden, to be 40% at fault, RJR Tobacco to be 30% at fault and the remaining defendant to be 30% at fault, and awarded $5 million in compensatory damages. Punitive damages were not awarded. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent suffered from unspecified injuries which resulted in his death, and sought an unspecified amount of compensatory and punitive damages. Final judgment was entered against each defendant in the amount of $1.5 million in compensatory damages in March 2014. Post-trial motions were denied in May 2014. The defendants filed a joint notice of appeal to the First DCA, the plaintiff filed a notice of cross appeal and RJR Tobacco posted a supersedeas bond in the amount of $1.5 million in June 2014. Briefing is underway.

On April 29, 2014, in Dupre v. Philip Morris USA Inc., a case filed in December 2007, in the Circuit Court, Manatee County, Florida, the court declared a mistrial because the jury was unable to reach a unanimous verdict. The plaintiff alleged that the decedent, Richard Dupre, was addicted to cigarettes manufactured by the defendant, and as a result, developed one or more smoking-related diseases and/or conditions. The plaintiff is seeking compensatory and punitive damages, costs and interest. Retrial is scheduled for April 27, 2015.

On May 16, 2014, in Burkhart v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the plaintiff, found the plaintiff to be 50% at fault, RJR Tobacco to be 25% at fault, and the remaining defendants collectively to be 25% at fault, and awarded $5 million in compensatory damages and $1.25 million in punitive damages against RJR Tobacco and $1.25 million in punitive damages collectively against the remaining defendants. The plaintiff alleged that she became addicted to smoking cigarettes manufactured by the defendants and suffers from one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory and punitive damages, costs and interest. Final judgment was entered in June 2014, and did not include a reduction for comparative fault. In September 2014, the court denied the defendants’ post-trial motions. The defendants filed a joint notice of appeal to the Eleventh Circuit on October 10, 2014. Briefing is underway.

On May 19, 2014, in Starbuck v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, the court declared a mistrial because the jury was unable to reach a unanimous verdict. The plaintiff alleged that he suffers from addiction and one or more smoking-related diseases and/or conditions. The plaintiff is seeking an unspecified amount of compensatory damages. Retrial began on December 1, 2014.

On June 23, 2014, in Bakst v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Palm Beach County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Juanita Thurston, to be 25% at fault and RJR Tobacco to be 75% at fault, and awarded $6 million in compensatory damages plus $4,209 for funeral expenses and $14 million in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from nicotine addiction and one or more smoking-related diseases and/or conditions, including lung cancer. The plaintiff sought in excess of $15,000 in compensatory damages, punitive damages, recoverable costs and interest. RJR Tobacco’s post-trial motions were denied, and final judgment was entered against RJR Tobacco in the amount of $4.5 million in compensatory damages and $14 million in punitive damages. RJR Tobacco filed a notice of appeal to the Fourth DCA and posted a supersedeas bond in the amount of $5 million in on October 2014. Briefing is underway.

On June 25, 2014, in Davis v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the defendants, including RJR Tobacco. The plaintiff alleged that as a result of smoking the defendants’ products, she suffers from nicotine addiction and one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory damages, costs and interest. Final judgment was entered on June 27, 2014. In October 2014, the court denied the plaintiff’s motion for a new trial. The plaintiff filed a notice of appeal to the Eleventh Circuit on December 1, 2014. On December 3, 2014, the plaintiff filed a motion to voluntarily dismiss the appeal. A decision is pending.

On July 17, 2014, in Robinson v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Escambia County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Michael Johnson, Sr., to be 29.5% at fault and RJR Tobacco to be 70.5% at fault, and awarded $16.9 million in compensatory damages and determined that the plaintiff is entitled to punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from lung cancer. The plaintiff sought an unspecified amount of damages, costs and interest. On July 18, 2014, the jury awarded $23.6 billion in punitive damages. The court entered partial judgment on compensatory damages against RJR Tobacco in the amount of $16.9 million on July 21, 2014. Post-trial motions are pending.

On July 31, 2014, in Harris v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, a jury returned a verdict in favor of the plaintiff. The jury allocated fault: (1) for the survival claim as follows: decedent – 60%, RJR Tobacco – 15%, and the remaining defendants (collectively) – 25%, and (2) for the wrongful death claim as follows: decedent – 70%, RJR Tobacco – 10%, and the remaining defendants (collectively) – 20%. The jury awarded $400,000 in compensatory damages for wrongful death and $1.3 million in compensatory damages for the survival claim. The jury declined to award punitive damages. The plaintiff alleged that as a result of smoking cigarettes manufactured by the defendants, the decedent, Gerald Harris, became addicted and suffered from unspecified smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory damages, costs and interest. Post-trial motions are pending.

On August 27, 2014, in Gore v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Indian River County, Florida, the court declared a mistrial because the jury returned a potentially inconsistent verdict. The jury found for the plaintiff on liability, but awarded no compensatory damages and determined that the plaintiff was entitled to punitive damages. The plaintiff alleged that as a result of using the defendants’ products, the decedent, Gloria Gore, suffered from addiction and one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of damages. Retrial is scheduled for February 10, 2015.

On August 28, 2014, in Wilcox v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Cleston Wilcox, to be 30% at fault and RJR Tobacco to be 70% at fault, and awarded $7 million in compensatory damages and $8.5 million in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from addiction and one or more smoking-related diseases and/or conditions. The plaintiff sought in excess of $15,000, taxable costs and interest. Final judgment was entered against RJR Tobacco in the amount of $4.9 million in compensatory damages and $8.5 million in punitive damages in September 2014. Post-trial motions are pending.

On August 28, 2014, in Irimi v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Dale Moyer, to be 70% at fault and RJR Tobacco to be 14.5% at fault, and the remaining defendants collectively to be 15.5% at fault, and awarded approximately $3.1 million in compensatory damages. The jury did not find entitlement to punitive damages. The plaintiff alleged that as a result of using the defendants’ products, the decedent suffered from one or more smoking-related illnesses or diseases. The plaintiff sought an unspecified amount of compensatory damages. Post-trial motions are pending.

On August 29, 2014, in Hubbird v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, David Ellsworth, to be 50% at fault and RJR Tobacco to be 50% at fault, and awarded $3 million in compensatory damages and $25 million in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the decedent suffered from smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of damages. Post-trial motions are pending.

On August 29, 2014, in Cooper v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Broward County, Florida, the court declared a mistrial because the jury was unable to reach a verdict. The plaintiff alleged that as a result of using the defendants’ products, she suffers from addiction and developed one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory and punitive damages, recoverable costs and interest. Retrial is scheduled for April 1, 2015.

On September 5, 2014, in Baum v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of the defendants, including RJR Tobacco. The plaintiff alleged that as a result of using the defendants’ products, the decedent, Paul Baum, suffered from one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory damages, costs and interest. The plaintiff filed a motion for a new trial on September 22, 2014. A decision is pending.

On September 11, 2014, in Ellis v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Duval County, Florida, a jury returned a verdict in favor of RJR Tobacco. The plaintiff alleged that as a result of using the defendant’s products, the decedent, Betty Owens, suffered bodily injury and died. The plaintiff sought an unspecified amount of damages. Final judgment has not been entered. At this time, it is unknown if the plaintiff will file post-trial motions or an appeal.

On September 26, 2014, in Morse v. Philip Morris USA, Inc., a case filed in January 2008, in the Circuit Court, Brevard County, Florida, the court declared a mistrial because of improper testimony by the plaintiff’s addiction witness. The plaintiff alleged that as a result of using the defendant’s products, the decedent, Jay Morse, suffered from one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of damages, costs and interest. Retrial has not been scheduled.

On September 26, 2014, in Bryant v. R. J. Reynolds Tobacco Co., a case filed in August 2007, in the Circuit Court, Hillsborough County, Florida, the jury returned a verdict in favor of RJR Tobacco. The plaintiff alleged that as a result of using the defendant’s products, the decedent, Hayward Bryant, suffered from one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory and punitive damages, including costs and interest. Final judgment was entered in September 2014. The plaintiff did not seek further review.

On October 10, 2014, in Lourie v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Hillsborough County, Florida, the jury returned a verdict in favor of the plaintiff, found the decedent, Barbara Lourie, to be 63% at fault, RJR Tobacco to be 3% at fault and the remaining defendants collectively to be 34% at fault, and awarded approximately $1.37 million in compensatory damages. Punitive damages were not awarded. The plaintiff alleged that as a result of using the defendants’ products, the decedent suffered from addiction and one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory and punitive damages, costs and interest. Post-trial motions were denied, final judgment was entered and the defendants filed a joint notice of appeal to the Second DCA in November 2014. RJR Tobacco posted a supersedeas bond in the amount of approximately $41,000. Briefing is underway.

On October 22, 2014, in Kerrivan v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the U.S. District Court for the Middle District of Florida, the jury returned a verdict in favor of the plaintiff, found the plaintiff to be 19% at fault, RJR Tobacco to be 31% at fault and the remaining defendant to be 50% at fault, and awarded $15.8 million in compensatory damages and $9.6 million in punitive damages against RJR Tobacco and $15.7 million against the remaining defendant. The plaintiff alleged that as a result of using the defendants’ products, the plaintiff developed one or more smoking-related diseases and/or conditions. The plaintiff sought an unspecified amount of compensatory damages, punitive damages, costs and interest. Final judgment was entered in November 2014. RJR Tobacco filed its post-trial motions on December 11, 2014. A decision is pending.

On November 5, 2014, in Bishop v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Orange County, Florida, the jury returned a verdict in favor of the defendants, including RJR Tobacco. The plaintiff alleged that as a result of using the defendants’ products, the decedent, Robert Ramsay, suffered from one or more smoking-related diseases and/or conditions. Final judgment was entered in November 2014. The plaintiff filed a motion for a new trial on November 20, 2014. A decision is pending.

On November 7, 2014, in Taylor v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Duval County, Florida, the jury returned a verdict in favor of the plaintiff, found the plaintiff to be 42% at fault and RJR Tobacco to be 58% at fault, and awarded approximately $4.5 million in compensatory damages and approximately $521,000 in punitive damages. The plaintiff alleged that as a result of using the defendant’s products, the plaintiff suffers from chronic obstructive pulmonary disease and peripheral vascular disease. The plaintiff sought in excess of $15,000 in compensatory damages. Post-trial motions were denied, and final judgment was entered in the amount of approximately $4.64 million against RJR Tobacco. The deadline to file a notice of appeal to the First DCA is December 29, 2014.

On November 18, 2014, in Schleider v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Miami-Dade County, Florida, the jury returned a verdict in favor of the plaintiff, found the decedent, Andrew Schleider, to be 30% at fault and RJR Tobacco to be 70% at fault, and awarded $21 million in compensatory damages. The plaintiff alleged that as a result of the use of the defendant’s products, the decedent suffered from lung cancer and one or more smoking-related diseases. The plaintiff sought in excess of $15,000 plus taxable costs and interest. Post-trial motions are pending.

On November 21, 2014, in Perrotto v. R. J. Reynolds Tobacco Co., a case filed in December 2007, in the Circuit Court, Palm Beach County, Florida, the jury returned a verdict in favor of the plaintiff, found the decedent, Nicholas Perrotto, to be 49% at fault, RJR Tobacco to be 20% at fault, and the remaining defendants collectively to be 31% at fault, and awarded approximately $4.1 million in compensatory damages, but refused to award punitive damages. The plaintiff alleged that as the result of the use of the defendants’ products, the decedent suffered from one or more smoking-related diseases. The plaintiff sought in excess of $15,000, taxable costs and recoverable interest. Final judgment was entered, and the plaintiff and the defendants filed motions for a new trial in December 2014. Decisions are pending.

Broin II Cases

RJR Tobacco, B&W and other cigarette manufacturer defendants settled Broin v. Philip Morris, Inc. in October 1997. This case had been brought in Florida state court on behalf of flight attendants alleged to have suffered from diseases or ailments caused by exposure to ETS in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 million in three annual $100 million installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco’s portion of these payments was approximately $86 million; B&W’s portion of these payments was approximately $57 million. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in airplane cabins, referred to as “specific causation,” the individual plaintiff will have the burden of proof. On September 7, 1999, the Florida Supreme Court approved the settlement. The Broin II cases arose out of the settlement of this case.

On October 5, 2000, the Broin court entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects actually were caused by exposure to ETS in airplane cabins, that is, specific causation.

As of December 12, 2014, there were 2,560_ Broin II lawsuits pending in Florida. There have been no Broin II trials since 2007.

Class-Action Suits

Overview. As of December 12, 2014, eight class-action cases, excluding the shareholder cases described below, were pending in the United States against RJR Tobacco or its affiliates or indemnitees. In 1996, the Fifth Circuit Court of Appeals in Castano v. American Tobacco Co. overturned the certification of a nation-wide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of state-wide, rather than nation-wide, classes. Class-action suits based on claims similar to those asserted in Castano or claims that class members are at a greater risk of injury or injured by the use of tobacco or exposure to ETS are pending against RJR Tobacco and its affiliates and indemnitees in state or federal courts in California, Illinois, Louisiana, Missouri, and West Virginia. All pending class-action cases are discussed below.

The pending class actions against RJR Tobacco or its affiliates or indemnitees include four cases alleging that the use of the term “lights” constitutes unfair and deceptive trade practices under state law or violates the federal RICO statute. Such suits are pending in state or federal courts in Illinois and Missouri and are discussed below under “— ‘Lights’ Cases.”

Finally, certain third-party payers have filed health-care cost recovery actions in the form of class actions. These cases are discussed below under “— Health-Care Cost Recovery Cases.”

Few smoker class-action complaints have been certified or, if certified, have survived on appeal. Eighteen federal courts, including two courts of appeals, and most state courts that have considered the issue have rejected class certification in such cases. Apart from the Castano case discussed above, only two smoker class actions have been certified by a federal court — In re Simon (II) Litigation, and Schwab [McLaughlin] v. Philip Morris USA, Inc., both of which were filed in the U.S. District Court for the Eastern District of New York and ultimately decertified.

California Business and Professions Code Case. In Sateriale v. R. J. Reynolds Tobacco Co., a class action filed in November 2009, in the U.S. District Court for the Central District of California, the plaintiffs brought the case on behalf of all persons who tried unsuccessfully to redeem Camel Cash certificates from 1991 through March 31, 2007, or who held Camel Cash certificates as of March 31, 2007. The plaintiffs allege that in response to the defendants’ action to discontinue redemption of Camel Cash as of March 31, 2007, customers, like the plaintiffs, attempted to exchange their Camel Cash for merchandise and that the defendants, however, did not have any merchandise to exchange for Camel Cash. The plaintiffs allege unfair business practices, deceptive practices, breach of contract and promissory estoppel. The plaintiffs seek injunctive relief, actual damages, costs and expenses. In January 2010, the defendants filed a motion to dismiss, which prompted the plaintiffs to file an amended complaint in February 2010. The class definition changed to a class consisting of all persons who reside in the U.S. and tried unsuccessfully to redeem Camel Cash certificates, from October 1, 2006 (six months before the defendant ended the Camel Cash program) or who held Camel Cash certificates as of March 31, 2007. The plaintiffs also brought the class on behalf of a proposed California subclass, consisting of all California residents meeting the same criteria. In May 2010, RJR Tobacco’s motion to dismiss the amended complaint for lack of jurisdiction over subject matter and, alternatively, for failure to state a claim was granted with leave to amend. The plaintiffs filed a second amended complaint. In July 2010, RJR Tobacco’s motion to dismiss the second amended complaint was granted with leave to amend. The plaintiffs filed a third amended complaint, and RJR Tobacco filed a motion to dismiss in September 2010. In December 2010, the court granted RJR Tobacco’s motion to dismiss with prejudice. Final judgment was entered by the court, and the plaintiffs filed a notice of appeal, in January 2011. In July 2012, the appellate court affirmed the dismissal of the plaintiffs’ claims under the Unfair Competition Law and the Consumer Legal Remedies Acts and reversed the dismissal of the plaintiffs’ claims for promissory estoppel and breach of contract. RJR Tobacco’s motion for rehearing or rehearing en banc was denied in October 2012. RJR Tobacco filed its answer to the plaintiffs’ third amended complaint in December 2012. In June 2014, RJR Tobacco filed a motion for summary judgment, and the plaintiff filed a motion for class certification. Oral arguments on those motions were held on September 15, 2014. A decision is pending. The trial, if necessary, has been rescheduled to a date yet to be determined in the first quarter of 2015.

“Lights” Cases. As noted above, “lights” class-action cases are pending against RJR Tobacco or B&W in Illinois (2) and Missouri (2). The classes in these cases generally seek to recover $50,000 to $75,000 per class member for compensatory and punitive damages, injunctive and other forms of relief, and attorneys’ fees and costs from RJR Tobacco and/or B&W. In general, the plaintiffs allege that RJR Tobacco or B&W made false and misleading claims that “lights” cigarettes were lower in tar and nicotine and/or were less hazardous or less mutagenic than other cigarettes. The cases typically are filed pursuant to state consumer protection and related statutes.

Many of these “lights” cases were stayed pending review of the Good v. Altria Group, Inc. case by the U.S. Supreme Court. In that “lights” class-action case against Altria Group, Inc. and Philip Morris USA, the U.S. Supreme Court decided that these claims are not preempted by the Federal Cigarette Labeling and Advertising Act or by the Federal Trade Commission’s, referred to as FTC, historic regulation of the industry. Since this decision in December 2008, a number of the stayed cases have become active again.

The seminal “lights” class-action case involves RJR Tobacco’s competitor, Philip Morris, Inc. Trial began in Price v. Philip Morris, Inc. in January 2003. In March 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Philip Morris pursued various avenues of relief from the $12 billion bond requirement. On December 15, 2005, the Illinois Supreme Court reversed the lower court’s decision and sent the case back to the trial court with instructions to dismiss the case. On December 5, 2006, the trial court granted the defendant’s motion to dismiss and for entry of final judgment. The case was dismissed with prejudice the same day. In December 2008, the plaintiffs filed a petition for relief from judgment, stating that the U.S. Supreme Court’s decision in Good v. Altria Group, Inc. rejected the basis for the reversal. The trial court granted the defendant’s motion to dismiss the plaintiffs’ petition for relief from judgment in February 2009. In March 2009, the plaintiffs filed a notice of appeal to the Illinois Appellate Court, Fifth Judicial District, requesting a reversal of the February 2009 order and remand to the circuit court. On February 24, 2011, the appellate court entered an order, concluding that the two-year time limit for filing a petition for relief from a final judgment began to run when the trial court dismissed the plaintiffs’ lawsuit on December 18, 2006. The appellate court therefore found that the petition was timely, reversed the order of the trial court, and remanded the case for further proceedings. Philip Morris filed a petition for leave to appeal to the Illinois Supreme Court. On September 28, 2011, the Illinois Supreme Court denied Philip Morris’s petition for leave to appeal and returned the case to the trial court for further proceedings. In December 2012, the trial court denied the plaintiffs’ petition for relief from the judgment. The plaintiffs filed a notice of appeal to the Illinois Appellate Court, Fifth Judicial District. In April 2014, the appellate court reinstated the 2003 verdict. In May 2014, Philip Morris filed a petition for leave to appeal to the Illinois Supreme Court and a motion for supervisory order. Philip Morris has requested the Illinois Supreme Court to direct the Fifth Judicial District to vacate its April 2014 judgment and to order the Fifth Judicial District to affirm the trial court’s denial of the plaintiff’s petition for relief from the judgment, or in the alternative, grant its petition for leave to appeal. On September 24, 2014, the Illinois Supreme Court agreed to hear Philip Morris’s appeal. Briefing is underway.

In Turner v. R. J. Reynolds Tobacco Co., a case filed in February 2000, in Circuit Court, Madison County, Illinois, a judge certified a class in November 2001. In June 2003, RJR Tobacco filed a motion to stay the case pending Philip Morris’s appeal of the Price v. Philip Morris, Inc. case mentioned above, which the judge denied in July 2003. In October 2003, the Illinois Fifth District Court of Appeals denied RJR Tobacco’s emergency stay/supremacy order request. In November 2003, the Illinois Supreme Court granted RJR Tobacco’s motion for a stay pending the court’s final appeal decision in Price. On October 11, 2007, the Illinois Fifth District Court of Appeals dismissed RJR Tobacco’s appeal of the court’s denial of its emergency stay/supremacy order request and remanded the case to the Circuit Court. A status conference is scheduled for February 25, 2015.

In Howard v. Brown & Williamson Tobacco Corp., another case filed in February 2000 in Circuit Court, Madison County, Illinois, a judge certified a class in December 2001. In June 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris, Inc. case mentioned above. The plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals, which affirmed the Circuit Court’s stay order in August 2005. There is currently no activity in the case.

A “lights” class-action case is pending against each of RJR Tobacco and B&W in Missouri. In Collora v. R. J. Reynolds Tobacco Co., a case filed in May 2000 in Circuit Court, St. Louis County, Missouri, a judge in St. Louis certified a class in December 2003. In April 2007, the court granted the plaintiffs’ motion to reassign Collora and the following cases to a single general division: Craft v. Philip Morris Companies, Inc. and Black v. Brown & Williamson Tobacco Corp., discussed below. In April 2008, the court stayed the case pending U.S. Supreme Court review in Good v. Altria Group, Inc. A status conference is scheduled for February 2, 2015.

Finally, in Black v. Brown & Williamson Tobacco Corp., a case filed in November 2000 in Circuit Court, City of St. Louis, Missouri, B&W removed the case to the U.S. District Court for the Eastern District of Missouri. The plaintiffs filed a motion to remand, which was granted in March 2006. In April 2008, the court stayed the case pending U.S. Supreme Court review in Good v. Altria Group, Inc. A status conference is scheduled for February 2, 2015.

In the event RJR Tobacco and its affiliates or indemnitees lose one or more of the pending “lights” class-action suits, RJR Tobacco, depending upon the amount of any damages ordered, could face difficulties in its ability to pay the judgment or obtain any bond required to stay execution of the judgment which could have a material adverse effect on RJR Tobacco’s, and consequently RAI’s, results of operations, cash flows or financial position.

Other Class Actions. In Young v. American Tobacco Co., Inc., a case filed in November 1997 in Circuit Court, Orleans Parish, Louisiana, the plaintiffs brought an ETS class action against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of all residents of Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who allegedly suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In March 2013, the court entered an order staying the case, including all discovery, pending the implementation of the smoking cessation program ordered by the court in Scott v. The American Tobacco Co.

In Parsons v. A C & S, Inc., a case filed in February 1998 in Circuit Court, Ohio County, West Virginia, the plaintiff sued asbestos manufacturers, U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, seeking to recover $1 million in compensatory and punitive damages individually and an unspecified amount for the class in both compensatory and punitive damages. The class was brought on behalf of persons who allegedly have personal injury claims arising from their exposure to respirable asbestos fibers and cigarette smoke. The plaintiffs allege that Mrs. Parsons’ use of tobacco products and exposure to asbestos products caused her to develop lung cancer and to become addicted to tobacco. In December 2000, three defendants, Nitral Liquidators, Inc., Desseaux Corporation of North America and Armstrong World Industries, filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware, In re Armstrong World Industries, Inc. Pursuant to section 362(a) of the Bankruptcy Code, Parsons is automatically stayed with respect to all defendants.

Finally, in Jones v. American Tobacco Co., Inc., a case filed in December 1998 in Circuit Court, Jackson County, Missouri, the defendants removed the case to the U.S. District Court for the Western District of Missouri in February 1999. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, by tobacco product users and purchasers on behalf of all similarly situated Missouri consumers. The plaintiffs allege that their use of the defendants’ tobacco products has caused them to become addicted to nicotine. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. The case was remanded to the Circuit Court in February 1999. There is currently no activity in this case.

Health-Care Cost Recovery Cases

Health-care cost recovery cases have been brought by a variety of plaintiffs. Other than certain governmental actions, these cases largely have been unsuccessful on remoteness grounds, which means that one who pays an injured person’s medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury.

As of December 12, 2014, two health-care cost recovery cases were pending in the United States against RJR Tobacco, B&W, as its indemnitee, or both, as discussed below after the discussion of the State Settlement Agreements. A limited number of claimants have filed suit against RJR Tobacco, its current or former affiliates, B&W and other tobacco industry defendants to recover funds for health care, medical and other assistance paid by foreign provincial governments in treating their citizens. For additional information on these cases, see “— International Cases” below.

State Settlement Agreements. In June 1994, the Mississippi Attorney General brought an action, Moore v. American Tobacco Co., against various industry members, including RJR Tobacco and B&W. This case was brought on behalf of the state to recover state funds paid for health care and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued RJR Tobacco, B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco and B&W, settled the first four of these cases scheduled for trial — Mississippi, Florida, Texas and Minnesota — by separate agreements with each such state.

On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the Master Settlement Agreement with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. Effective on November 12, 1999, the MSA settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and released various additional present and future claims.

In the settling jurisdictions, the MSA released RJR Tobacco, B&W, and their affiliates and indemnitees, including RAI, from:

•	all claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•	all monetary claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to future conduct arising out of the use of or exposure to, tobacco products that have been manufactured in the ordinary course of business.

Set forth below is the unadjusted tobacco industry settlement payment schedule for 2012 and beyond:

	2012	2013	2014	2015	2016	2017	Thereafter
First Four States’ Settlements:(1)
Mississippi Annual Payment	$136	$136	$136	$136	$136	$136	$136
Florida Annual Payment	440	440	440	440	440	440	440
Texas Annual Payment	580	580	580	580	580	580	580
Minnesota Annual Payment	204	204	204	204	204	204	204
Remaining Jurisdictions’ Settlement:
Annual Payments(1)	8,004	8,004	8,004	8,004	8,004	8,004	8,004

Total	$9,364	$9,364	$9,364	$9,364	$9,364	$9,364	$9,364

(1)	Subject to adjustments for changes in sales volume, inflation and other factors. All payments are to be allocated among the companies on the basis of relative market share. For further information, see “— State Settlement Agreements—Enforcement and Validity; Adjustments” below.

RAI’s operating subsidiaries expenses and payments under the State Settlement Agreements for 2012, 2013 and 2014, and the projected expenses and payments for 2015 and beyond are set forth below (2).

	2012	2013	2014	2015		2016		2017		Thereafter
Settlement expenses	$2,370	$1,819	—		—		—		—		—
Settlement cash payments	$2,414	$2,582	—		—		—		—		—
Projected settlement expenses				$	>1,900	$	>1,800	$	>2,100	$	>2,100
Projected settlement cash payments				$	>1,900	$	>1,900	$	>1,800	$	>2,100

(2)	Amounts beginning in 2013 reflect the impact of the Term Sheet described below under “—State Settlement Agreements – Enforcement and Validity; Adjustments – Partial Settlement of Certain NPM Adjustment Claims.”

The State Settlement Agreements also contain provisions restricting the marketing of tobacco products. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, apparel and other merchandise, outdoor and transit advertising, payments for product placement, free sampling and lobbying. Furthermore, the State Settlement Agreements required the dissolution of three industry-sponsored research and trade organizations.

The State Settlement Agreements have materially adversely affected RJR Tobacco’s shipment volumes. RAI believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of RAI and RJR Tobacco in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and value categories, RJR Tobacco’s share of the domestic premium and value cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements.

U.S. Department of Justice Case. On September 22, 1999, in United States v. Philip Morris USA Inc., the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover federal funds expended by the federal government in providing health care to smokers who developed diseases and injuries alleged to be smoking-related, based on several federal statutes. In addition, the government sought, pursuant to the civil provisions of RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The non-jury, bench trial began in September 2004, and closing arguments concluded in June 2005.

On August 17, 2006, the court found certain defendants, including RJR Tobacco and B&W, liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the court placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States, unless the transferee agrees to abide by the terms of the court’s order, and ordered the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with the case.

Certain defendants, including RJR Tobacco, filed notices of appeal to the U.S. Court of Appeals for the District of Columbia in September 2006. The government filed its notice of appeal in October 2006. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending the defendants’ appeal. On September 28, 2006, the district court denied the defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, filed a motion asking the court of appeals to stay the district court’s order pending the defendants’ appeal. The court granted the motion in October 2006.

In November 2006, the court of appeals stayed the appeals pending the trial court’s ruling on the defendants’ motion for clarification. The defendants’ motion was granted in part and denied in part. The defendants’ motion as to the meaning and applicability of the general injunctive relief of the August 2006 order was denied. The request for clarification as to the scope of the provisions in the order prohibiting the use of descriptors and requiring corrective statements at retail point of sale was granted. The court also ruled that the provisions prohibiting the use of express or implied health messages or descriptors do apply to the actions of the defendants taken outside of the United States.

In May 2009, the U.S. Court of Appeals largely affirmed the finding of liability against the tobacco defendants and remanded to the trial court for dismissal of the trade organizations. The court also largely affirmed the remedial order, including the denial of additional remedies, but vacated the order and remanded for further proceedings as to the following four discrete issues:

•	the issue of the extent of Brown & Williamson Holdings, Inc.’s control over tobacco operations was remanded for further fact finding and clarification;

•	the remedial order was vacated to the extent that it binds all defendants’ subsidiaries and was remanded to the lower court for determination as to whether inclusion of the subsidiaries and which of the subsidiaries satisfy Rule 65(d) of the Federal Rules of Civil Procedure;

•	the court held that the provision found in paragraph four of the injunction, concerning the use of any express or implied health message or health descriptor for any cigarette brand, should not be read to govern overseas sales. The issue was remanded to the lower court with instructions to reformulate it so as to exempt foreign activities that have no substantial, direct and foreseeable domestic effects; and

•	the remedial order was vacated regarding “point of sale” displays and remanded for the district court to evaluate and make due provisions for the rights of innocent persons, either by abandoning this part of the remedial order or re-crafting a new version reflecting the rights of third parties.

RJR Tobacco and the other defendants, as well as the Department of Justice, filed petitions for writ of certiorari to the U.S. Supreme Court in February 2010. In June 2010, the U.S. Supreme Court denied the parties’ petitions for writ of certiorari.

Post-remand proceedings are underway to determine the extent to which the original order will be implemented. On December 22, 2010, the trial court dismissed Brown & Williamson Holdings, Inc. from the litigation. On March 3, 2011, the defendants filed a motion for vacatur, in which they moved to vacate the trial court’s injunctions and factual findings and dismiss the case in its entirety. The court denied the motion on June 1, 2011. The defendants filed a notice of appeal. In addition, the parties to the lawsuit entered into an agreement concerning certain technical obligations regarding their public websites. Pursuant to this agreement, RJR Tobacco agreed to deposit $3.125 million over three years into the registry of the district court. In July 2012, the Court of Appeals for the D.C. Circuit affirmed the trial court’s denial of the defendants’ motion to vacate the injunctions. In November 2012, the trial court entered an order wherein the court determined the language to be included in the text of the corrective statements and directed the parties to engage in discussions with the Special Master to implement them. The defendants filed a notice of appeal of that order on January 25, 2013. In February 2013, the appellate court granted the defendants’ motion to hold the case in abeyance pending the District Court’s resolution of corrective-statement implementation issues. The mediation process on implementation issues has concluded, and the trial court entered an implementation order on June 2, 2014. The order stays implementation pending exhaustion of appeals on the corrective-statements remedy. On June 25, 2014, the defendants filed a notice of appeal from the implementation order. On August 8, 2014, the D.C. Circuit consolidated the appeal from the implementation order with the appeal previously held in abeyance from the court order dictating the language of the corrective statements. On August 28, 2014, the D.C. Circuit issued a briefing schedule for the corrective-statements appeal; briefing is scheduled to conclude in January 2015, and oral argument is scheduled for February 23, 2015. In light of the corrective-statements implementation order, $10 million had been accrued (as of September 30, 2014) for the estimated costs of the corrective communications.

Native American Tribe Case. As of December 12, 2014, one Native American tribe case was pending before a tribal court against RJR Tobacco and B&W, Crow Creek Sioux Tribe v. American Tobacco Co., a case filed in September 1997 in Tribal Court, Crow Creek Sioux, South Dakota. The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program, and disgorgement of unjust profits from sales to minors. The plaintiffs claim that the defendants are liable under the following theories: unlawful marketing and targeting of minors, contributing to the delinquency of minors, unfair and deceptive acts or practices, unreasonable restraint of trade and unfair method of competition, negligence, negligence per se, conspiracy and restitution of unjust enrichment. The case is dormant.

International Cases. Nine health-care reimbursement cases have been filed against RJR Tobacco, its current or former affiliates, or B&W outside the United States, by nine Canadian provinces. The remaining Canadian province, the Province of Nova Scotia, has indicated an intention to file a similar case. In these actions, foreign governments are seeking to recover for health care, medical and other assistance paid and to be paid in treating their citizens for tobacco-related disease. No such actions are pending in the United States. Pursuant to the terms of the 1999 sale of RJR Tobacco’s international tobacco business, RJR Tobacco has tendered the defense of these actions to Japan Tobacco Inc., referred to as JTI. Subject to a reservation of rights, JTI has assumed the defense of RJR Tobacco and its current or former affiliates.

•	British Columbia - In 1997, British Columbia enacted a statute, subsequently amended, which created a civil cause of action for the government to recover the costs of health-care benefits incurred for insured populations of British Columbia residents resulting from tobacco-related disease. An action brought on behalf of the Province of British Columbia pursuant to the statute against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and certain of its affiliates, was dismissed in February 2000 when the British Columbia Supreme Court ruled that the legislation was unconstitutional and set aside service ex juris against the foreign defendants for that reason. British Columbia then enacted a revised statute, pursuant to which an action was filed in January 2001 against many of the same defendants, including RJR Tobacco and one of its affiliates, in Supreme Court, British Columbia. In that action, the British Columbia government seeks to recover the present value of its total expenditures for health-care benefits provided for insured persons resulting from tobacco-related disease or the risk of tobacco-related disease caused by alleged breaches of duty by the manufacturers, the present value of its estimated total expenditures for health-care benefits that reasonably could be expected to be provided for those insured persons resulting from tobacco-related disease or the risk of tobacco-related disease in the future, court ordered interest, and costs, or in the alternative, special or increased costs. The government alleges that the defendants are liable under the British Columbia statute by reason of their “tobacco related wrongs,” which are alleged to include: selling defective products, failure to warn, sale of cigarettes to children and adolescents, strict liability, deceit and misrepresentation, violation of trade practice and competition acts, concerted action, and joint liability. A jurisdictional challenge brought by RJR Tobacco and its affiliate was dismissed. RJR Tobacco and its affiliate filed statements of defense in January 2007. Pretrial discovery is ongoing.

•	New Brunswick - In March 2008, a case was filed on behalf of Her Majesty the Queen in Right of the Province of New Brunswick, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco’s predecessor and one of RJR Tobacco’s affiliates, in the Trial Division in the Court of Queen’s Bench of New Brunswick. The claim is brought pursuant to New Brunswick legislation enacted in 2008, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the New Brunswick government seeks to recover essentially the same types of damages that are being sought in the British Columbia action described above based on analogous theories of liability. RJR Tobacco and its affiliate filed statements of defense in March 2010. Pretrial discovery is ongoing.

•	Ontario - In September 2009, a case was filed on behalf of the Province of Ontario, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Ontario Superior Court of Justice. The claim is brought pursuant to Ontario legislation enacted in 2009, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the Ontario government seeks to recover essentially the same types of damages that are being sought in the British Columbia and New Brunswick actions described above based on analogous theories of liability, although the government also asserted claims based on the illegal importation of cigarettes, which claims were deleted in an amended statement of claim filed in August 2010. A jurisdictional challenge brought by RJR Tobacco and its affiliate was dismissed. Preliminary motions are pending.

•	Newfoundland and Labrador - In February 2011, a case was filed on behalf of the Province of Newfoundland and Labrador, Canada against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the General Trial Division of the Supreme Court of Newfoundland and Labrador. The claim is brought pursuant to legislation passed in Newfoundland in 2001 and proclaimed in February 2011, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the Newfoundland government seeks to recover essentially the same types of damages that are being sought in the British Columbia and other provincial actions described above based on analogous theories of liability. A jurisdictional challenge brought by RJR Tobacco and its affiliate was dismissed. Preliminary motions are pending.

•	Quebec - In June 2012, a case was filed on behalf of the Province of Quebec, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Superior Court of the Province of Quebec, District of Montreal. The claim is brought pursuant to legislation enacted in Quebec in 2009, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the Quebec government seeks to recover essentially the same types of damages that are being sought in the British Columbia and other provincial actions described above based on analogous theories of liability. RJR Tobacco and its affiliate have brought a motion challenging the jurisdiction of the Quebec court, which was dismissed. Pretrial discovery is ongoing. Separately, in August 2009, certain Canadian manufacturers filed a constitutional challenge to the Quebec statute, which was dismissed on March 5, 2014. An appeal of that decision has been filed.

•	Manitoba - In May 2012, a case was filed on behalf of the Province of Manitoba, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Court of Queen’s Bench, Winnipeg Judicial Centre, Manitoba. The claim is brought pursuant to legislation assented to in 2006 and proclaimed in 2012, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the Manitoba government seeks to recover essentially the same types of damages that are being sought in the British Columbia and other provincial actions described above based on analogous theories of liability. A jurisdictional challenge brought by RJR Tobacco and its affiliate was dismissed. RJR Tobacco and its affiliate filed statements of defense in September 2014.

•	Saskatchewan - In June 2012, a case was filed on behalf of the Province of Saskatchewan, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Court of Queen’s Bench, Judicial Centre of Saskatoon, Saskatchewan. The claim is brought pursuant to legislation assented to in 2007 and proclaimed in 2012, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the Saskatchewan government seeks to recover essentially the same types of damages that are being sought in the British Columbia and other provincial actions described above based on analogous theories of liability. A jurisdictional challenge brought by RJR Tobacco and its affiliate was dismissed. Preliminary motions are pending.

•	Alberta - In June 2012, a case was filed on behalf of the Province of Alberta, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Court of Queen’s Bench of Alberta Judicial Centre, Calgary, Alberta. The claim is brought pursuant to legislation assented to in 2009 and proclaimed in 2012, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the Alberta government seeks to recover essentially the same types of damages that are being sought in the British Columbia and other provincial actions described above based on analogous theories of liability. A jurisdictional challenge brought by RJR Tobacco and its affiliate was dismissed. Preliminary motions are pending.

•	Prince Edward Island - In September 2012, a case was filed on behalf of the Province of Prince Edward Island, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Supreme Court of Prince Edward Island (General Section), Charlottetown, Prince Edward Island. The claim is brought pursuant to legislation assented to in 2009 and proclaimed in 2012, which legislation is substantially similar to the revised British Columbia statute described above. In this action, the Prince Edward Island government seeks to recover essentially the same types of damages that are being sought in the British Columbia and other provincial actions described above based on analogous theories of liability. A jurisdictional challenge brought by RJR Tobacco and its affiliate was dismissed. Preliminary motions are pending.

The following seven putative Canadian class actions were filed against various Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in courts in the Provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario and Saskatchewan, although the plaintiffs’ counsel have been actively pursuing only the action pending in British Columbia at this time:

•	In Adams v. Canadian Tobacco Manufacturers’ Council, a case filed in July 2009 in the Court of Queen’s Bench for Saskatchewan against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiff, an individual smoker, alleging her own addiction and chronic obstructive pulmonary disease resulting from the use of tobacco products, is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all individuals who were alive on July 10, 2009, and who have suffered, or who currently suffer, from chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after having smoked a minimum of 25,000 cigarettes designed, manufactured, imported, marketed or distributed by the defendants, as well as disgorgement of revenues earned by the defendants. RJR Tobacco and its affiliate have brought a motion challenging the jurisdiction of the Saskatchewan court.

•	In Dorion v. Canadian Tobacco Manufacturers’ Council, a case filed in June 2009, in the Court of Queen’s Bench of Alberta against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiff, an individual smoker, alleging her own addiction and chronic bronchitis resulting from the use of tobacco products, is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all individuals, including their estates, dependents and family members, who purchased or smoked cigarettes designed, manufactured, marketed or distributed by the defendants, as well as restitution of profits and reimbursement of government expenditure for health-care benefits allegedly caused by the use of tobacco products.

•	In Kunka v. Canadian Tobacco Manufacturers’ Council, a case filed in 2009 in the Court of Queen’s Bench of Manitoba against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiff, an individual smoker, alleging her own addiction and chronic obstructive pulmonary disease, severe asthma and lung disease resulting from the use of tobacco products, is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all individuals, including their estates, and their dependents and family members, who purchased or smoked cigarettes manufactured by the defendants, as well as restitution of profits and reimbursement of government expenditure for health-care benefits allegedly caused by the use of tobacco products.

•	In Semple v. Canadian Tobacco Manufacturers’ Council, a case filed in June 2009 in the Supreme Court of Nova Scotia against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiff, an individual smoker, alleging his own addiction and chronic obstructive pulmonary disease resulting from the use of tobacco products, is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all individuals, including their estates, dependents and family members, who purchased or smoked cigarettes designed, manufactured, marketed or distributed by the defendants for the period from January 1, 1954, to the expiry of the opt-out period as set by the court, as well as restitution of profits and reimbursement of government expenditure for health-care costs allegedly caused by the use of tobacco products.

•	In Bourassa v. Imperial Tobacco Canada Limited, a case filed in June 2010 in the Supreme Court of British Columbia against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiff, the heir to a deceased smoker, alleging that the deceased was addicted to and suffered emphysema resulting from the use of tobacco products, is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all individuals, including their estates, who were alive on June 12, 2007, and who have suffered, or who currently suffer from chronic respiratory diseases, after having smoked a minimum of 25,000 cigarettes designed, manufactured, imported, marketed, or distributed by the defendants, as well as disgorgement of revenues earned by the defendants from January 1, 1954, to the date the claim was filed. RJR Tobacco and its affiliate have filed a challenge to the jurisdiction of the British Columbia court. The plaintiff filed a motion for certification in April 2012, and filed affidavits in support in August 2013.

•	In McDermid v. Imperial Tobacco Canada Limited, a case filed in June 2010 in the Supreme Court of British Columbia against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiff, an individual smoker, alleging his own addiction and heart disease resulting from the use of tobacco products, is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all individuals, including their estates, who were alive on June 12, 2007, and who have suffered, or who currently suffer from heart disease, after having smoked a minimum of 25,000 cigarettes designed, manufactured, imported, marketed, or distributed by the defendants, as well as disgorgement of revenues earned by the defendants from January 1, 1954, to the date the claim was filed. RJR Tobacco and its affiliate have filed a challenge to the jurisdiction of the British Columbia court.

•	In Jacklin v. Canadian Tobacco Manufacturers’ Council, a case filed in June 2012 in the Ontario Superior Court of Justice against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiff, an individual smoker, alleging her own addiction and chronic obstructive pulmonary disease resulting from the use of tobacco products, is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all individuals, including their estates, who were alive on June 12, 2007, and who have suffered, or who currently suffer from chronic obstructive pulmonary disease, heart disease, or cancer, after having smoked a minimum of 25,000 cigarettes designed, manufactured, imported, marketed, or distributed by the defendants, as well as restitution of profits, and reimbursement of government expenditure for health-care benefits allegedly caused by the use of tobacco products.

In each of these seven cases, the plaintiffs allege fraud, fraudulent concealment, breach of warranty, breach of warranty of merchantability and of fitness for a particular purpose, failure to warn, design defects, negligence, breach of a “special duty” to children and adolescents, conspiracy, concert of action, unjust enrichment, market share liability, joint liability, and violations of various trade practices and competition statutes. Pursuant to the terms of the 1999 sale of RJR Tobacco’s international tobacco business, RJR Tobacco has tendered the defense of these seven actions to JTI. Subject to a reservation of rights, JTI has assumed the defense of RJR Tobacco and its current or former affiliates in these actions.

State Settlement Agreements—Enforcement and Validity; Adjustments

As of December 12, 2014, there were 29 cases concerning the enforcement, validity or interpretation of the State Settlement Agreements in which RJR Tobacco or B&W is a party. This number includes those cases, discussed below, relating to disputed payments under the State Settlement Agreements.

In April 2005, the Mississippi Attorney General notified B&W of its intent to seek approximately $3.9 million in additional payments under the Mississippi Settlement Agreement. The Mississippi Attorney General asserts that B&W failed to report in its net operating profit or its shipments, cigarettes manufactured by B&W under contract for Star Tobacco or its parent, Star Scientific, Inc. B&W advised the State that it did not owe the State any money. In August 2005, the Mississippi Attorney General filed in the Chancery Court of Jackson County, Mississippi, a Notice of Violation, Motion to Enforce Settlement Agreement, and Request for an Accounting by Defendant Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Corporation. In this filing, Mississippi estimated that its damages exceeded $5.0 million. On August 24, 2011, the court entered an order finding in favor of the State on the Star contract manufacturing issue, and that the total amount of the underpayment from B&W was approximately $3.8 million and that interest on the underpayment was approximately $4.3 million. The court also appointed a Special Master to undertake an accounting of the benefit received by B&W for failure to include its profits from Star contract manufacturing in its net operating profits reported to the State. A report from the Special Master on the benefit received by B&W was issued on April 30, 2014. A hearing on the Special Master’s Report and Recommendation was held before the court on July 2, 2014. On September 24, 2014, the court entered an order confirming its earlier rulings and ordered B&W to pay compensatory damages (including interest) to the State in the total sum of approximately $10.8 million. A final appealable order has not yet been entered, and additional hearings on other damages issues are possible.

In February 2010, the Mississippi Attorney General filed a motion alleging that RJR Tobacco had improperly failed to report shipments of certain categories of cigarette volumes, and for certain years had improperly reported its net operating profit. As a result, the State alleges that settlement payments to it were improperly reduced. RJR Tobacco disputes these allegations and is vigorously defending against them. Hearings on these issues were held on January 24-25, 2012, and May 9, 2012. On May 15, 2012, the court entered an order finding in favor of RJR Tobacco on the claim related to RJR Tobacco’s reported net operating profits in the year used as a baseline for future calculations of the State’s net operating profits payment. The State had sought $3.8 million in damages for this issue, with an additional $2.7 million in interest. On June 19, 2012, the court entered an order finding in favor of the State on the remaining issues, holding that the total amount of the underpayment was approximately $3.3 million and that interest on the underpayment was also approximately $3.3 million, though the court also held that this amount should be offset by additional payments previously made by Lorillard Tobacco Company on some of these issues. The court further ordered RJR Tobacco to perform an accounting of its profits and shipments from 1999-2011. On July 10, 2012, RJR Tobacco filed a petition with the Mississippi Supreme Court requesting leave to immediately appeal the court’s ordered accounting and its entry of judgment for the State without first conducting an evidentiary hearing. On August 15, 2012, the request was denied. An independent accountant acceptable to both the State and RJR Tobacco was identified and retained. On August 8, 2013, the final report of the independent accountant was filed with the court. The report generally found that RJR Tobacco’s accounting and reporting of information in connection with settlement payment calculations was correct. In some respects, the report expressly disagreed with findings made earlier by the trial court. On December 13, 2013, the State of Mississippi filed its report as to additional damages due it from RJR Tobacco, challenging in various respects the findings set forth in the final report of the independent accountant and seeking various changes to the damages calculations. Also on December 13, 2013, RJR Tobacco filed a motion to finalize remaining damages of third round issues, and/or reconsider, the June 19, 2012, order requesting that the court implement the findings of the independent accountant in a final order on the damage issues and/or to revisit its earlier rulings “in light of the findings and determinations in the independent accountant’s report.” A hearing on these motions was held on July 2, 2014. On September 24, 2014, the court entered an order confirming its earlier rulings and ordered RJR Tobacco to pay compensatory damages (including interest) to the State in the total sum of approximately $8.0 million. A final appealable order has not yet been entered, and additional hearings on other damages issues are possible.

Finally, in connection with the actions brought against RJR Tobacco and B&W, the court awarded the State attorneys’ fees and expenses in an amount to be determined. On May 1, 2013, a hearing on attorneys’ fees and expenses was held before the Special Master appointed by the court. On November 19, 2013, the Special Master issued a report and recommendations on application for award of costs and attorneys’ fees. The Special Master ruled that attorneys’ fees are to be paid with respect to the settlement payment claims against B&W and RJR Tobacco at 25% of “total amounts” awarded to the State of Mississippi by the court in its August 24, 2011, ruling. On December 13, 2013, the State of Mississippi filed a statement seeking various clarifications of the Special Master’s ruling. Also on December 13, 2013, B&W and RJR Tobacco filed their objections to the ruling. A hearing on these issues was held on July 2, 2014. On September 24, 2014, the court entered an order confirming its earlier rulings and ordered RJR Tobacco and B&W to pay attorneys’ fees in the total sum of approximately $4.9 million. A final appealable order has not yet been entered, and additional hearings on other damages issues are possible.

In May 2006, the State of Florida filed a motion, in the Circuit Court of the Fifteenth Judicial Circuit, in and for Palm Beach County, Florida, to enforce the Florida Settlement Agreement, for an Accounting by Brown & Williamson Holdings, Inc., and for an Order of Contempt, raising substantially the same issues as raised by the Mississippi Attorney General and seeking approximately $12.4 million in additional payments under the Florida Settlement Agreement, as well as $17.0 million in interest payments. This matter is currently in the discovery phase.

NPM Adjustment Claims. The MSA includes an adjustment that potentially reduces the annual payment obligations of RJR Tobacco and the other PMs. Certain requirements, collectively referred to as the Adjustment Requirements, must be satisfied before the NPM Adjustment for a given year is available:

•	an Independent Auditor must determine that the PMs have experienced a market share loss beyond a triggering threshold to those manufacturers that do not participate in the MSA, such non-participating manufacturers, referred to as NPMs; and

•	in a binding arbitration proceeding, a firm of independent economic consultants must find that the disadvantages of the MSA were a significant factor contributing to the loss. This finding is known as a significant factor determination.

When the Adjustment Requirements are satisfied, the MSA provides that the NPM Adjustment applies to reduce the annual payment obligation of the PMs. However, an individual settling state may avoid its share of the NPM Adjustment if it had in place and diligently enforced during the entirety of the relevant year a “Qualifying Statute” that imposes escrow obligations on NPMs that are comparable to what the NPMs would have owed if they had joined the MSA. In such event, the state’s share of the NPM Adjustment is reallocated to other settling states, if any, that did not have in place and diligently enforce a Qualifying Statute.

NPM Adjustment Claim for 2003. For 2003, the Adjustment Requirements were satisfied. As a result, in April 2006, RJR Tobacco placed approximately $647 million of its MSA payment into a disputed payments account, in accordance with a procedure established by the MSA. That amount represented RJR Tobacco’s share of the 2003 NPM Adjustment as calculated by the Independent Auditor. In March 2007, the Independent Auditor issued revised calculations that reduced RJR Tobacco’s share of the NPM Adjustment for 2003 to approximately $615 million. As a result, in April 2007, RJR Tobacco instructed the Independent Auditor to release to the settling states approximately $32 million from the disputed payments account.

Following RJR Tobacco’s payment of a portion of its 2006 MSA payment into the disputed payments account, 37 of the settling states filed legal proceedings in their respective MSA courts seeking declaratory orders that they diligently enforced their Qualifying Statutes during 2003 and/or orders compelling RJR Tobacco and the other PMs that placed money in the disputed payments account to pay the disputed amounts to the settling states. In response, RJR Tobacco and other PMs, pursuant to the MSA’s arbitration provisions, moved to compel arbitration of the parties’ dispute concerning the 2003 NPM Adjustment, including the states’ diligent enforcement claims, before an arbitration panel consisting of three retired federal court judges. The settling states opposed these motions, arguing, among other things, that the issue of diligent enforcement must be resolved by MSA courts in each of the 52 settling states and territories.

Forty-seven of the 48 courts that addressed the question whether the dispute concerning the 2003 NPM Adjustment is arbitrable ruled that arbitration is required under the MSA. The Montana Supreme Court ruled that the State of Montana did not agree to arbitrate the question of whether it diligently enforced a Qualifying Statute. Subsequently, Montana and the PMs reached an agreement whereby the PMs agreed not to contest Montana’s claim that it diligently enforced the Qualifying Statute during 2003.

In January 2009, RJR Tobacco and certain other PMs entered into an Agreement Regarding Arbitration, referred to as the Arbitration Agreement, with 45 of the MSA settling states (representing approximately 90% of the allocable share of the settling states) pursuant to which those states agreed to participate in a multistate arbitration of issues related to the 2003 NPM Adjustment. Under the Arbitration Agreement, the signing states had their ultimate liability, if any, with respect to the 2003 NPM Adjustment reduced by 20%, and RJR Tobacco and the other PMs that placed their share of the disputed 2005 NPM Adjustment (discussed below) into the disputed payments account, without releasing or waiving any claims, authorized the release of those funds to the settling states.

The arbitration panel contemplated by the MSA and the Arbitration Agreement, referred to as the Arbitration Panel, was selected, and proceedings before the panel with respect to the 2003 NPM Adjustment claim began in July 2010. Following the completion of document and deposition discovery, on November 3, 2011, RJR Tobacco and the other PMs advised the Arbitration Panel that they were not contesting the “diligent enforcement” of 12 states and the four U.S. territories with a combined allocable share of less than 14%. The “diligent enforcement” of the remaining 33 settling states, the District of Columbia and Puerto Rico was contested and became the subject of further proceedings. A common issues hearing was held in April 2012, and state specific evidentiary hearings with respect to the contested states were initiated.

As a result of the partial settlement of certain NPM Adjustment claims, as described in more detail below, as well as the earlier decisions not to contest the diligent enforcement of 13 states, two of which are participants in the partial settlement, and the four U.S. territories, only 15 contested settling states required state specific diligent enforcement rulings. State specific evidentiary hearings were completed as of the end of May 2013.

On September 11, 2013, the Arbitration Panel issued rulings with respect to the 15 remaining contested states. The Arbitration Panel ruled that six states (representing approximately 14.68% allocable share) – Indiana, Kentucky, Maryland, Missouri, New Mexico and Pennsylvania – had not diligently enforced their Qualifying Statutes in 2003. At that time, RJR Tobacco estimated that as a result of these rulings, it was entitled to the maximum remaining amount with respect to its 2003 NPM Adjustment claim – approximately $266 million, plus interest and earnings. All six states that were found “non-diligent” by the Arbitration Panel filed motions to vacate and/or modify the diligent enforcement rulings on the 2003 NPM Adjustment claim. To date, only the state courts in Pennsylvania and Missouri have entered orders affecting the settlement payment calculations. Both courts modified the judgment reduction method that had been adopted by the Arbitration Panel, the effect of which was to reduce RJR Tobacco’s recovery from these two states by a total of $75 million. Similar motions filed by Maryland were denied by its state court. The orders in Pennsylvania and Missouri are being appealed by RJR Tobacco and the other PMs. Maryland is appealing the rulings on its motions.

Separately, two of the states found to be “non-diligent,” Kentucky and Indiana, have joined the Term Sheet on financial terms more favorable to the industry than those received by the original signatory states. That brings the total number of jurisdictions that have joined the Term Sheet to 24, representing 49.87% allocable share. As a result of these two states joining the Term Sheet, RJR Tobacco now estimates that the maximum remaining amount of its claim with respect to the 2003 NPM Adjustment claim is $197 million, plus interest and earnings, and before reduction for the impact of the Pennsylvania and Missouri court orders.

In light of its joining the partial settlement, Indiana participated in a joint motion to stay indefinitely further proceedings on the motions it had filed to vacate the settlement and to modify the adverse diligent enforcement ruling against it. Similarly, Kentucky has joined in a stipulation by the parties filed with the court there to stay further proceedings on its motions, but that stipulation has not yet been signed by the court.

Until such time as the various remaining state motions challenging the rulings of the Arbitration Panel have been resolved, including any necessary appeals, uncertainty exists as to the timing, process and amount of RJR Tobacco’s ultimate recovery with respect to its remaining share of the 2003 NPM Adjustment claim.

NPM Adjustment Claims for 2004-2013. From 2006 to 2008, proceedings (including significant factor arbitrations before an independent economic consulting firm) were initiated with respect to the NPM Adjustment for 2004, 2005 and 2006. Ultimately, the Adjustment Requirements were satisfied with respect to each of these NPM Adjustments.

In June 2009, RJR Tobacco, certain other PMs and the settling states entered into an agreement with respect to the 2007, 2008 and 2009 significant factor determinations. This agreement provided that the settling states would not contest that the disadvantages of the MSA were “a significant factor contributing to” the market share loss experienced by the PMs in those years. The stipulation pertaining to each of the three years covered by the agreement became effective in February of the year a final determination by the firm of independent economic consultants would otherwise have been expected (2010, 2011 and 2012, respectively), if the issue had been arbitrated on the merits. RJR Tobacco and the PMs paid a total amount of $5 million into the States’ Antitrust/Consumer Protection Tobacco Enforcement Fund established under Section VIII(c) of the MSA for each year covered by that agreement, with RJR Tobacco paying approximately 47% of such amounts. On January 9, 2012, a new agreement with respect to significant factor determinations pertaining to 2010, 2011 and 2012 was entered into on terms essentially identical to the earlier agreement.

Based on the payment calculations of the Independent Auditor and the agreement described above regarding the 2007, 2008 and 2009 significant factor determinations, the Adjustment Requirements have been satisfied with respect to the NPM Adjustments for 2007, 2008 and 2009. In addition, based on the payment calculations of the Independent Auditor and the agreement described above regarding the 2010, 2011 and 2012 significant factor determinations, the Adjustment Requirements have been satisfied with respect to the NPM Adjustment for 2010 and 2011.

The approximate maximum principal amounts of RJR Tobacco’s share of the disputed NPM Adjustments for the years 2004 through 2011, as currently calculated by the Independent Auditor, are as follows (the amounts shown below do not include the interest or earnings thereon to which RJR Tobacco believes it would be entitled under the MSA and do not reflect any reduction as a result of the Term Sheet described below):

Year for which NPM Adjustment calculated	2004	2005	2006	2007	2008	2009	2010	2011
Year in which deduction for NPM Adjustment was taken	2007	2008	2009	2010	2011	2012	2013	2014
RJR Tobacco’s approximate share of disputed NPM Adjustment (millions)	$562	$445	$419	$435	$468	$472	$470	$421

In addition to the NPM Adjustment claims described above, RJR Tobacco has filed dispute notices with respect to its annual MSA payments relating to the NPM Adjustments potentially applicable to 2012 and 2013. The amount at issue for those two years is approximately $880 million in the aggregate.

Preliminary discussions are currently underway with the jurisdictions that have not joined the Term Sheet for the partial settlement of certain NPM Adjustment claims, described below, to initiate arbitration proceedings with respect to the 2004 NPM Adjustment.

Due to the uncertainty over the final resolution of the 2004-2013 NPM Adjustment claims asserted by RJR Tobacco, no assurances can be made related to the amounts, if any, that will be realized or any amounts (including interest) that will be owed, except as described below related to the partial settlement of certain NPM Adjustment claims.

Partial Settlement of Certain NPM Adjustment Claims. On November 14, 2012, RJR Tobacco, certain other PMs and certain settling states entered into a Term Sheet that set forth terms on which accrued and potential NPM Adjustment claims for 2003 through 2014 could be resolved. The Term Sheet also set forth a restructured NPM Adjustment process to be applied on a going-forward basis, starting with the 2013 volume year. The Term Sheet was provided to all of the MSA settling states for their review and consideration. A total of 17 states, the District of Columbia and Puerto Rico, together representing just under 42% allocable share, joined the proposed settlement. RJR Tobacco and the other PMs indicated that they were prepared to go forward with the proposed settlement with that level of jurisdictional participation.

The Term Sheet provided that the Arbitration Panel in place to deal with the 2003 NPM Adjustment (and other NPM Adjustment-related matters) must review the proposed settlement and enter an appropriate order to confirm for the Independent Auditor that it should implement, as necessary, the terms of the settlement agreement.

On March 12, 2013, the Arbitration Panel entered a Stipulated Partial Settlement and Award, referred to as the Award, reflecting the financial terms of the Term Sheet. On March 29, 2013, the Independent Auditor issued a notice indicating that it intended to implement the financial provisions of the Term Sheet, and also issued various revised payment calculations pertaining to payment years 2009 through 2012 and final calculations pertaining to payment year 2013 that reflected implementation of the financial provisions of the Term Sheet.

On April 12, 2013, Oklahoma joined the Term Sheet, bringing to 20 the total number of jurisdictions that have joined the settlement, representing approximately 43% allocable share, and the Independent Auditor issued revised payment calculations reflecting the financial impact of Oklahoma’s decision to join the settlement. Subsequently, on May 24, 2013, Connecticut and South Carolina also joined the Term Sheet bringing to 22 the total number of jurisdictions that have joined the settlement, representing approximately 46% allocable share. Efforts by two states, Colorado and Ohio, to obtain injunctions to prevent implementation of the Award were unsuccessful.

On June 10, 2014, Kentucky, and on June 26, 2014, Indiana, joined the Term Sheet, bringing to 24 the total number of jurisdictions that have joined the settlement, representing approximately 49.87% allocable share. These states, both of which were among the states found “non-diligent” by the Arbitration Panel, joined the Term Sheet on financial terms more favorable to the industry than those received by the original signatory states.

As of December 12, 2014, six non-settling states have motions pending, in their respective MSA courts, to vacate and/or modify the Award. The motions filed by Idaho and Colorado have been denied.

Other NPM Matters. Separately, on August 19, 2011, Idaho sent a letter on behalf of itself and 31 other states, stating their intent to initiate arbitration with respect to whether amounts used to measure the domestic cigarette market and to calculate PM payment obligations under the MSA should be the adjusted gross or the net number of cigarettes on which federal excise tax (including arbitrios de cigarillos) is paid. The parties also agreed to arbitrate the Independent Auditor’s calculation of the volume adjustment with respect to the treatment of “roll your own,” referred to as RYO, tobacco. On January 21, 2013, the panel ruled that adjusted gross figures should be used in payment calculations and that, in the calculation of the volume adjustment, the Independent Auditor should use 0.0325 ounces of RYO tobacco to be the equivalent of one cigarette.

Antitrust Case

A number of tobacco wholesalers and consumers have sued U.S. cigarette manufacturers, including RJR Tobacco and B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs asked the court to certify the lawsuits as class actions on behalf of other persons who purchased cigarettes directly or indirectly from one or more of the defendants. As of December 12, 2014, all of the federal and state court cases on behalf of indirect purchasers had been dismissed.

In Smith v. Philip Morris Cos., Inc., a case filed in February 2000, and pending in District Court, Seward County, Kansas, the court granted class certification in November 2001, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and the parent companies of the major U.S. cigarette manufacturers, including RJR, seeking to recover an unspecified amount in actual and punitive damages. The plaintiffs allege that the defendants participated in a conspiracy to fix or maintain the price of cigarettes sold in the United States. In an opinion dated March 23, 2012, the court granted summary judgment in favor of RJR Tobacco and B&W on the plaintiffs’ claims. On July 18, 2014, the Court of Appeals of the State of Kansas affirmed the grant of summary judgment. On August 18, 2014, the plaintiffs filed a petition for review with the Supreme Court of the State of Kansas.

Other Litigation and Developments

JTI Claims for Indemnification. By purchase agreement dated March 9, 1999, amended and restated as of May 11, 1999, referred to as the 1999 Purchase Agreement, RJR and RJR Tobacco sold the international tobacco business to JTI. Under the 1999 Purchase Agreement, RJR and RJR Tobacco retained certain liabilities relating to the international tobacco business sold to JTI. Under its reading of the indemnification provisions of the 1999 Purchase Agreement, JTI has requested indemnification for damages allegedly arising out of these retained liabilities. As previously reported, a number of the indemnification claims between the parties relating to the activities of Northern Brands in Canada have been resolved. The other matters for which JTI has requested indemnification for damages under the indemnification provisions of the 1999 Purchase Agreement are described below:

•	In a letter dated March 31, 2006, counsel for JTI stated that JTI would be seeking indemnification under the 1999 Purchase Agreement for any damages it may incur or may have incurred arising out of a Southern District of New York grand jury investigation, a now-terminated Eastern District of North Carolina grand jury investigation, and various actions filed by the European Community and others in the U.S. District Court for the Eastern District of New York, referred to as the EDNY, against RJR Tobacco and certain of its affiliates on November 3, 2000, August 6, 2001, and (as discussed in greater detail below) October 30, 2002, and against JTI on January 11, 2002.

•	JTI also has sought indemnification relating to a Statement of Claim filed on April 23, 2010, against JTI Macdonald Corp., referred to as JTI-MC, by the Ontario Flue-Cured Tobacco Growers’ Marketing Board, referred to as the Board, Andy J. Jacko, Brian Baswick, Ron Kichler, and Aprad Dobrenty, proceeding on their own behalf and on behalf of a putative class of Ontario tobacco producers that sold tobacco to JTI-MC during the period between January 1, 1986, and December 31, 1996, referred to as the Class Period, through the Board pursuant to certain agreements. The Statement of Claim seeks recovery for damages allegedly incurred by the class representatives and the putative class for tobacco sales during the Class Period made at the contract price for duty free or export cigarettes with respect to cigarettes that, rather than being sold duty free or for export, purportedly were sold in Canada, which allegedly breached one or more of a series of contracts dated between June 4, 1986, and July 3, 1996. A motion to dismiss on the basis of statute of limitations was denied. An application requesting leave to appeal that decision has been filed.

•	Finally, JTI has advised RJR and RJR Tobacco of its view that, under the terms of the 1999 Purchase Agreement, RJR and RJR Tobacco are liable for a roughly $1.7 million judgment entered in 1998, plus interest and costs, in an action filed in Brazil by Lutz Hanneman, a former employee of a former RJR Tobacco subsidiary. RJR and RJR Tobacco deny that they are liable for this judgment under the terms of the 1999 Purchase Agreement.

Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have these and other unresolved indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree with JTI as to (1) what circumstances relating to any such matters may give rise to indemnification obligations by RJR and RJR Tobacco, and (2) the nature and extent of any such obligation. RJR and RJR Tobacco have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later time.

European Community. On October 30, 2002, the European Community and ten of its member states filed a complaint in the EDNY against RJR, RJR Tobacco and several currently and formerly related companies. The complaint contains many of the same or similar allegations found in an earlier complaint, now dismissed, filed in August 2001 and also alleges that the defendants, together with certain identified and unidentified persons, engaged in money laundering and other conduct violating civil RICO and a variety of common laws. The complaint also alleges that the defendants manufactured cigarettes that were eventually sold in Iraq in violation of U.S. sanctions. The plaintiffs seek compensatory, punitive and treble damages among other types of relief. This matter had been stayed and largely inactive until November 24, 2009, when, with the court’s permission, the European Community and member states filed and served a second amended complaint. The second amended complaint added 16 member states as plaintiffs and RAI, RJR Tobacco and R. J. Reynolds Global Products Inc., referred to as GPI, as defendants. The allegations contained in the second amended complaint are in most respects either identical or similar to those found in the prior complaint, but now add new allegations primarily regarding the activities of RAI, RJR Tobacco and GPI following the B&W business combination. Pursuant to a stipulation and order, the defendants filed a motion to dismiss the plaintiffs’ second amended complaint on February 15, 2010. Ruling on part of the defendants’ motion to dismiss, on March 8, 2011, the court dismissed the plaintiffs’ RICO claims, and reserved decision as to dismissal of the plaintiffs’ state-law claims. Thereafter, on May 13, 2011, the court granted the remaining portion of the defendants’ motion and dismissed the plaintiffs’ state-law claims based on the court’s lack of subject matter jurisdiction. On May 16, 2011, the clerk of court entered a judgment dismissing the action in its entirety. On June 10, 2011, the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Second Circuit, appealing from the May 16, 2011, judgment, as well as the March 8, 2011, and May 13, 2011, orders that respectively resulted in the dismissal of their RICO and state-law claims. Oral argument occurred on February 24, 2012.

On April 23, 2014, a three judge panel of the Second Circuit issued a decision on the appeal, and on April 29, 2014, a corrected decision was issued. The Second Circuit concluded that: (1) as pled, the RICO claims are within the scope of the RICO statute, and (2) the federal court does have subject matter jurisdiction over the state-law claims. Accordingly, the three judge panel of the Second Circuit decided that the judgment of the district court should be vacated, and the case remanded to the district court for further proceedings. On May 7, 2014, the defendants filed in the Second Circuit a petition for panel rehearing, or rehearing en banc, regarding the plaintiffs’ RICO claims. On August 20, 2014, the three judge panel denied panel rehearing and issued an amended opinion which holds that a civil RICO cause of action extends to extraterritorial injuries. The amended opinion adheres to the three judge panel’s April 23, 2014 ruling that the judgment of the district court should be vacated, and the case remanded to the district court for further proceedings. The parties are still awaiting a decision on the portions of the May 7, 2014 petition seeking rehearing en banc. If the Second Circuit denies further review, it is expected that after remand the district court will consider the remaining grounds for dismissal contained in the defendants’ February 15, 2010 motion to dismiss which have not previously been addressed by the district court or the Second Circuit.

FDA Litigation. On February 25, 2011, RJR Tobacco, Lorillard, Inc., and Lorillard Tobacco Company jointly filed a lawsuit, Lorillard, Inc. v. U.S. Food and Drug Administration, in the U.S. District Court for the District of Columbia, challenging the composition of TPSAC which had been established by the FDA under the FDA Tobacco Act. The complaint alleges that certain members of the TPSAC and certain members of its Constituents Subcommittee have financial and appearance conflicts of interest that are disqualifying under federal ethics law and regulations, and that the TPSAC is not “fairly balanced,” as required by the Federal Advisory Committee Act, referred to as FACA. In March 2011, the plaintiffs filed an amended complaint, which added an additional claim, based on a nonpublic meeting of members of the TPSAC, in violation of the FACA. The court granted the plaintiffs’ unopposed motion to file a second amended complaint adding a count addressing the FDA’s refusal to produce all documents generated by the TPSAC and its subcommittee in preparation of the menthol report. On August 1, 2012, the court denied the FDA’s motion to dismiss. The FDA filed its answer to the complaint on October 12, 2012. The parties participated in a status conference on April 22, 2013, with Lorillard and RJR Tobacco filing an amended complaint the same day. Briefing for summary judgment motions was completed on

September 20, 2013. On July 21, 2014, the court granted the plaintiffs’ summary judgment motions finding that three members of the TPSAC Committee had impermissible conflicts of interest. As relief, the court ordered the FDA to reconstitute the committee in conformance with the law and enjoined the agency from using or relying on the TPSAC’s 2011 Menthol Report. On September 18, 2014, the FDA appealed the decision to the U.S. Court of Appeals for the District of Columbia.

Other Matters. In Richard Villarreal v. R. J. Reynolds Tobacco Co., a case filed June 6, 2012, the plaintiff filed a collective action complaint against R. J. Reynolds Tobacco Co., Pinstripe, Inc., and CareerBuilder, LLC, in the U.S. District Court, Northern District of Georgia. The complaint alleges unlawful discrimination with respect to the hiring of individuals to fill entry-level regional sales positions in violation of the Age Discrimination in Employment Act (29 U.S.C. §621, et seq.). Although the complaint is currently a single plaintiff case, the complaint seeks collective/class-action status. RJR Tobacco’s and Pinstripe’s motion for partial dismissal was granted on March 6, 2013, thereby eliminating the plaintiff’s disparate impact claim and limiting the relevant time period for both the plaintiff’s claims and potential class claims. RJR Tobacco and Pinstripe filed answers to the remaining disparate treatment claim on March 20, 2013. Defendant CareerBuilder was dismissed with prejudice on September 25, 2012. Discovery is currently proceeding. The plaintiff’s Fed.R.Civ.P. 54(b) motion to certify for immediate appeal the trial court’s prior dismissal of plaintiff’s disparate impact and time-barred claims was granted on May 21, 2014. Final judgment as to certain claims (those claims based on a disparate impact theory of relief and claims challenging hiring decisions made before November 19, 2009) was entered on May 21, 2014. The plaintiff filed a notice of appeal of the final judgment on June 18, 2014. The defendants filed a motion to dismiss the plaintiff’s appeal on July 3, 2014, which was granted by the Eleventh Circuit on September 22, 2014. Plaintiff’s motion for reconsideration of the dismissal was subsequently denied by the Eleventh Circuit.

Smokeless Tobacco Litigation

As of December 12, 2014, American Snuff Co. was a defendant in six actions brought by individual plaintiffs in West Virginia state court seeking damages in connection with personal injuries allegedly sustained as a result of the usage of American Snuff Co.’s smokeless tobacco products. These actions are pending before the same West Virginia court as the 564 consolidated individual smoker cases against RJR Tobacco, B&W, as RJR Tobacco’s indemnitee, or both. Pursuant to the court’s December 3, 2001, order, the smokeless tobacco claims and defendants remain severed.

Pursuant to a second amended complaint filed in September 2006, American Snuff Co. is a defendant in Vassallo v. United States Tobacco Company, pending in the Eleventh Circuit Court in Miami-Dade County, Florida. The individual plaintiff alleges that he sustained personal injuries, including addiction and cancer, as a result of his use of smokeless tobacco products, allegedly including products manufactured by American Snuff Co. The plaintiff seeks unspecified compensatory and consequential damages in an amount greater than $15,000. There is no punitive damages demand in this case, though the plaintiff retains the right to seek leave of court to add such a demand later. Discovery is underway. Pursuant to the court’s scheduling order, trial is anticipated to begin in the first quarter of 2016.

ERISA Litigation

In May 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated the Employee Retirement Income Security Act of 1974, referred to as ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants breached their fiduciary duties to participants of the RJR 401(k) plan when the defendants removed the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, as investment options from the RJR 401(k) plan approximately six months after the spin-off. The plaintiff asserts that a November 1999 amendment (the “1999 Amendment”) that eliminated the NGH and Nabisco funds from the RJR 401(k) plan on January 31, 2000, contained sufficient discretion for the defendants to have retained the NGH and Nabisco funds after January 31, 2000, and that the failure to exercise such discretion was a breach of fiduciary duty. In his complaint, the plaintiff requests, among other things, that the court require the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds.

In July 2002, the defendants filed a motion to dismiss, which the court granted in December 2003. In December 2004, the U.S. Court of Appeals for the Fourth Circuit reversed the dismissal of the complaint, holding that the 1999 Amendment did contain sufficient discretion for the defendants to have retained the NGH and Nabisco funds as of February 1, 2000, and remanded the case for further proceedings. The court granted the plaintiff leave to file an amended complaint and denied all pending motions as moot. In April 2007, the defendants moved to dismiss the amended complaint. The court granted the motion in part and denied it in part, dismissing all claims against the RJR Employee Benefits Committee and the RJR Pension Investment Committee. The remaining defendants, RJR and RJR Tobacco, filed their answer and affirmative defenses in June 2007. The plaintiff filed a motion for class certification, which the court granted in September 2008. The district court ordered mediation, but no resolution of the case was reached. In September 2008, each of the plaintiffs and the defendants filed motions for summary judgment, and in January 2009, the defendants filed a motion to decertify the class. A second mediation occurred in June 2009, but again no resolution of the case was reached. The district court overruled the motions for summary judgment and the motion to decertify the class.

A non-jury trial was held in January and February 2010. During closing arguments, the plaintiff argued for the first time that certain facts arising at trial showed that the 1999 Amendment was not validly adopted, and then moved to amend his complaint to conform to this evidence at trial. On June 1, 2011, the court granted the plaintiff’s motion to amend his complaint and found that the 1999 Amendment was invalid.

The parties filed their findings of fact and conclusions of law on February 4, 2011. On February 25, 2013, the district court dismissed the case with prejudice. On March 8, 2013, the plaintiffs filed a notice of appeal. On August 4, 2014, the Fourth Circuit Court of Appeals, referred to as Fourth Circuit, reversed, holding that the district court applied the wrong standard when it held that the defendants did not cause any loss to the plan and remanded the case back to the district court to apply the correct standard. On September 2, 2014, the Fourth Circuit denied the defendants’ request for rehearing en banc. The mandate from the Fourth Circuit was issued on October 1, 2014. On November 19, 2014, the district court held a hearing and ordered briefing on various issues that remain pending on remand, with briefs due on various dates in January and February 2015. On December 1, 2014, the defendants filed a petition for writ of certiorari with the U.S. Supreme Court.

Environmental Matters

RAI and its subsidiaries are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. In the past, RJR Tobacco has been named a potentially responsible party with third parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to several superfund sites. RAI and its subsidiaries are not aware of any current environmental matters that are expected to have a material adverse effect on the business, results of operations or financial position of RAI or its subsidiaries.

RAI and its operating subsidiaries believe that climate change is an environmental issue primarily driven by carbon dioxide emissions from the use of energy. RAI’s operating subsidiaries are working to reduce carbon dioxide emissions by minimizing the use of energy where cost effective, minimizing waste to landfills and increasing recycling. Climate change is not viewed by RAI’s operating subsidiaries as a significant direct economic risk to their businesses, but rather an indirect risk involving the potential for a longer-term general increase in the cost of doing business. Regulatory changes are difficult to predict, but the current regulatory risks to the business of RAI’s operating subsidiaries with respect to climate change are relatively low. Financial impacts will be driven more by the cost of natural gas and electricity. Efforts are made to anticipate the effect of increases in fuel costs directly impacting RAI’s operating subsidiaries by evaluating natural gas usage and market conditions. Occasionally forward contracts are purchased, limited to a two-year period, for natural gas. In addition, RAI’s operating subsidiaries are continually evaluating energy conservation measures and energy efficient equipment to mitigate impacts of increases in energy costs.

Regulations promulgated by the EPA and other governmental agencies under various statutes have resulted in, and likely will continue to result in, substantial expenditures for pollution control, waste treatment, facility modification and similar activities. RAI and its subsidiaries are engaged in a continuing program to comply with federal, state and local environmental laws and regulations, and dependent upon the probability of occurrence and reasonable estimation of cost, accrue or disclose any material liability. Although it is difficult to reasonably estimate the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, RAI does not expect such expenditures or other costs to have a material adverse effect on the business, results of operations, cash flows or financial position of RAI or its subsidiaries.

Shareholder Cases

Delaware. In the third quarter of 2014, 11 alleged class action lawsuits were filed in the Chancery Court of the State of Delaware regarding the Merger. The plaintiffs allege that Lorillard’s Board of Directors breached its fiduciary duties to Lorillard’s shareholders by approving the Merger and that RAI and BAT allegedly aided and abetted the breach of fiduciary duties. Plaintiffs seek to enjoin the Merger and seek the recovery of unspecified money damages. On November 25, 2014, the Court consolidated these actions, appointed a lead plaintiff and ordered that a consolidated amended complaint be filed “[a]s soon as practicable.” Also, on December 11, 2014, the plaintiffs filed motions to expedite and for a preliminary injunction.

North Carolina. In the third quarter of 2014, Corwin v. British American Tobacco PLC, an alleged class action lawsuit, was filed in the Superior Court, Guilford County, North Carolina against RAI and its Board of Directors. The plaintiff alleges that RAI’s Board of Directors breached its fiduciary duties to RAI’s shareholders by agreeing to the Share Purchase in connection with the Merger, and to a proposed technology sharing agreement with BAT. The plaintiff also alleges that BAT breached its fiduciary duties to RAI’s other shareholders. The plaintiff seeks to enjoin the transactions and seeks the recovery of unspecified money damages. The plaintiff served discovery requests on the defendants on October 21, 2014 and filed an amended complaint on November 7, 2014. On December 8, 2014, all defendants filed motions to dismiss the complaint and to stay discovery until the motion to dismiss is decided. Opposition to these motions is to be served on or before December 29, 2014, and replies are to be served within ten days after service of the opposition.

Other Contingencies

In connection with the sale of the international tobacco business to JTI, pursuant to the 1999 Purchase Agreement, RJR and RJR Tobacco agreed to indemnify JTI against:

•	any liabilities, costs and expenses arising out of the imposition or assessment of any tax with respect to the international tobacco business arising prior to the sale, other than as reflected on the closing balance sheet;

•	any liabilities, costs and expenses that JTI or any of its affiliates, including the acquired entities, may incur after the sale with respect to any of RJR’s or RJR Tobacco’s employee benefit and welfare plans; and

•	any liabilities, costs and expenses incurred by JTI or any of its affiliates arising out of certain activities of Northern Brands.

As described above in “— Litigation Affecting the Cigarette Industry — Other Litigation and Developments — JTI Claims for Indemnification,” RJR Tobacco has received claims for indemnification from JTI, and several of these have been resolved. Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have other unresolved indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree what circumstances described in such claims give rise to any indemnification obligations by RJR and RJR Tobacco and the nature and extent of any such obligation. RJR and RJR Tobacco have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later date.

RJR Tobacco, SFNTC and American Snuff Co. have entered into agreements to indemnify certain distributors and retailers from liability and related defense costs arising out of the sale or distribution of their products. Additionally, SFNTC has entered into an agreement to indemnify a supplier from liability and related defense costs arising out of the sale or use of SFNTC’s products. The cost has been, and is expected to be, insignificant. RJR Tobacco, SFNTC and American Snuff Co. believe that the indemnified claims are substantially similar in nature and extent to the claims that they are already exposed to by virtue of their having manufactured those products.

Except as otherwise noted above, RAI is not able to estimate the maximum potential amount of future payments, if any, related to these indemnification obligations.

Schedule 3.12

Subsidiaries

Part A: Material Subsidiaries

Name of Subsidiary	State of Incorporation/Formation	Borrower Direct/Indirect Ownership Interest	Direct Owner
1. American Snuff Company, LLC	Delaware	100%	Conwood Holdings, Inc.

2. R. J. Reynolds Tobacco Company	North Carolina	100%	R.J. Reynolds Tobacco Holdings, Inc.

Part B: Subsidiary Guarantors

Name of Subsidiary	State of Incorporation/Formation	Borrower Direct/Indirect Ownership Interest	Direct Owner
1. American Snuff Company, LLC	Delaware	100%	Conwood Holdings, Inc.

2. Conwood Holdings, Inc.	Delaware	100%	Reynolds American Inc.

3. RAI Services Company	North Carolina	100%	Reynolds American Inc.

4. Reynolds Finance Company	Delaware	100%	R. J. Reynolds Tobacco Company

5. Reynolds Innovations Inc.	North Carolina	100%	Reynolds Finance Company

6. R. J. Reynolds Global Products, Inc.	Delaware	100%	R.J. Reynolds Tobacco Holdings, Inc.

7. R.J. Reynolds Tobacco Co.	Delaware	100%	R. J. Reynolds Tobacco Company

8. R. J. Reynolds Tobacco Company	North Carolina	100%	R.J. Reynolds Tobacco Holdings, Inc.

9. R.J. Reynolds Tobacco Holdings, Inc.	Delaware	100%	Reynolds American Inc.

10. Rosswil LLC	Delaware	100%	Conwood Holdings, Inc.

11. Santa Fe Natural Tobacco Company, Inc.	New Mexico	100%	Reynolds American Inc.

Part C: Non-Guarantor Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation /Formation	Borrower Direct/Indirect Ownership Interest		Direct Owner
KBP Acquisition, LLC	North Carolina	100%		Reynolds American Inc.

Niconovum AB	Sweden	100%		Reynolds International Holdings B.V.

Niconovum USA, Inc.	North Carolina	100%		Reynolds American Inc.

Northern Brands International, Inc.	Delaware	100%		R.J. Reynolds Tobacco Holdings, Inc.

Kentucky BioProcessing, Inc.	North Carolina	100%		Reynolds American Inc.

Lantern Acquisition Co.	Delaware	100%		Reynolds American Inc.

RAI International, Inc.	Delaware	100%		Reynolds American Inc.

Reynolds Asia-Pacific Limited	Hong Kong	100%		RAI International, Inc.

Reynolds Innovations (China) Limited	China	100%		Reynolds Asia-Pacific Limited

Reynolds International Holdings B.V.	Netherlands	100%		R.J. Reynolds Tobacco C.V.

Reynolds Technologies, Inc.	Delaware	100%		R. J. Reynolds Tobacco Company

R.J. Reynolds Tobacco B.V.	Netherlands	100%		R.J. Reynolds Tobacco C.V.

R.J. Reynolds Tobacco (CI), Co.	Cayman Islands	100%		R.J. Reynolds Tobacco C.V.

R.J. Reynolds Tobacco C.V.	Netherlands	10 90	% %	R. J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Co.

R. J. Reynolds Tobacco International, Inc.	Delaware	100%		R.J. Reynolds Tobacco Holdings, Inc.

RJR Realty Relocation Services, Inc.	North Carolina	100%		R.J. Reynolds Tobacco Holdings, Inc.

R. J. Reynolds Vapor Company	North Carolina	100%		Reynolds American Inc.

Santa Fe Natural Tobacco Company: Germany Belgium sprl	Belgium	99 1	% %	SFR Tobacco International GmbH (SFRTI) R.J. Reynolds Tobacco B.V.

Santa Fe Natural Tobacco Company France SAS	France	100%	R.J. Reynolds Tobacco B.V.

Santa Fe Natural Tobacco Company the Netherlands B.V.	Netherlands	100%	R.J. Reynolds Tobacco B.V.

Santa Fe Natural Tobacco Company UK Limited	United Kingdom	100%	R.J. Reynolds Tobacco B.V.

Santa Fe Natural Tobacco Company: Germany GmbH	Germany	100%	Santa Fe Natural Tobacco Company, Inc.

Santa Fe Natural Tobacco Company Italy S.r.1	Italy	100%	R. J. Reynolds Global Products, Inc.

Santa Fe Natural Tobacco Company Japan K.K.	Japan	100%	R. J. Reynolds Global Products, Inc.

Santa Fe Natural Tobacco Company Spain S.R.L.	Spain	100%	SFR Tobacco International GmbH

S.F. Imports, Inc.	Delaware	100%	R .J. Reynolds Tobacco Company

SFR Tobacco International GmbH (SFRTI)	Switzerland	100%	R.J. Reynolds Tobacco B.V.

Schedule 6.01

Existing Liens

None.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Facility (including any letters of credit and guarantees included in the Facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][6]

3.	Borrower(s):	Reynolds American Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $2,000,000,000 Credit Agreement dated as of December 18, 2014 among Reynolds American Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

[6]	Select applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Revolving Credit Exposure for all Lenders	Amount of Commitment/Revolving Credit Exposure Assigned	Percentage Assigned of Commitment/Revolving Credit Exposure[7]
$	$	%
$	$	%
$	$	%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower, its Subsidiaries and its and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]8 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

Administrative Agent

By
Title:

[Consented to:]9

[NAME OF RELEVANT PARTY]

By
Title:

[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[9]	To be added only if the consent of the Borrower and/or other parties (e.g., each Issuing Bank, etc.) is required by the terms of Section 9.04 of the Credit Agreement.

ANNEX 1

REYNOLDS AMERICAN INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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Exhibit B

[FORM OF]

SUBSIDIARY GUARANTEE AGREEMENT

SUBSIDIARY GUARANTEE (as amended, modified, restated and/or supplemented from time to time, this “Guarantee”), dated as of December 18, 2014, made by and among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 23 hereof, collectively, the “Guarantors”) in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Guaranteed Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, (i) Reynolds American Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent have entered into a Credit Agreement, dated as of December 18, 2014 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (the Lenders, each Issuing Bank, the Administrative Agent and their subsequent permitted assigns are herein called the “Lender Creditors”) and (ii) the Borrower and the Designated Swap Banks may enter into Designated Swap Agreements on the terms and conditions set forth therein (the Lender Creditors and Designated Swap Banks being collectively referred to herein as the “Guaranteed Creditors”);

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, the Credit Agreement requires that this Guarantee be executed and delivered; and

WHEREAS, each Guarantor will obtain benefits from (i) the incurrence of Loans by the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement and (ii) the entering into by the Borrower and the Designated Swap Banks of Designated Swap Agreements and, accordingly, desires to execute this Guarantee in order to induce the Lenders to make Loans to the Borrower and issue, and/or participate in, Letters of Credit for the account of the Borrower and the Designated Swap Banks to enter into the Designated Swap Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Guaranteed Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Guaranteed Creditors as follows:

1. GUARANTEE. (a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Guaranteed Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (i) the principal of and interest on all Loans incurred by the Borrower and all reimbursement obligations for LC Disbursements with respect to Letters of Credit issued for the account of the Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities and indebtedness (including, without limitation, indemnities and fees (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)) owing by the Borrower to any Guaranteed Creditor, whether now existing or hereafter incurred under, arising out of or in connection with, the Credit Agreement, (ii) all Designated Swap Obligations owing by the Borrower to any Guaranteed Creditor, whether now existing or hereafter incurred under, arising out of or in connection with, any Designated Swap Agreement (including, without limitation, any such obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Designated Swap Agreement, whether or not such interest is an allowed claim in any such proceeding), and (iii) the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in the Credit Agreement and each Designated Swap Agreement (all such principal, interest, liabilities, indebtedness and obligations under this clause (a) being herein collectively called the “Guaranteed Obligations”); provided that, any Guaranteed Obligations shall exclude any Excluded Swap Obligations.

Each Guarantor understands, agrees and confirms that the Guaranteed Creditors may enforce this Guarantee up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor or the Borrower or under any other guarantee covering all or a portion of the Guaranteed Obligations. This Guarantee is a guarantee of prompt payment and performance and not of collection.

(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in clauses (h), (i) and (j) of Article VII of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand.

2. LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any other guarantee of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower or any other party, (b) any other continuing or other guarantee, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guarantee or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guarantee, (f) any payment made to any Guaranteed Creditor on the indebtedness which any Guaranteed Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Guaranteed Creditors as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations.

3. OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or

3

actions. Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

4. WAIVERS BY GUARANTORS. (a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guarantee and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Guaranteed Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor or the Borrower) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Guaranteed Creditor upon this Guarantee, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guarantee.

(b) Each Guarantor waives any right to require the Guaranteed Creditors to: (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (ii) pursue any other remedy in the Guaranteed Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, exercise any right or remedy the Guaranteed Creditors may have against the Borrower or any other party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Borrower, any other guarantor of the Guaranteed Obligations or any other party.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guarantee is in effect. Each Guarantor acknowledges and agrees that (i) the Guaranteed Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower or any other Guarantor that might become known to any Guaranteed Creditor at any time, whether or not such Guaranteed Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (ii) the Guaranteed Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

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(d) Each Guarantor hereby acknowledges and agrees that no Guaranteed Creditor nor any other Person shall be under any obligation to pursue any remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5. RIGHTS OF GUARANTEED CREDITORS. Subject to Section 4, any Guaranteed Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), or any liability incurred directly or indirectly in respect thereof, and this Guarantee shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) exercise or refrain from exercising any rights against the Borrower, any other Loan Party, any other guarantor of the Borrower or others or otherwise act or refrain from acting;

(c) release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower or other obligors;

(d) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to the respective creditors of the Borrower other than the Guaranteed Creditors;

(e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liabilities of the Borrower remain unpaid;

(f) consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements;

(g) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guarantee; and/or

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(h) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guarantee (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Loan Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any guarantee therefor shall affect, impair or be a defense to this Guarantee, and this Guarantee shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

6. CONTINUING GUARANTEE. This Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Guaranteed Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Guaranteed Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations incurred in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS. Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrower to the Guaranteed Creditors; and such indebtedness of the Borrower to any Guarantor, if the Administrative Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Guaranteed Creditors and be paid over to the Guaranteed Creditors on account of the indebtedness of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guarantee. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Guaranteed Creditors and shall forthwith be paid to the Guaranteed Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents or, if the Loan Documents do not provide for the application of such amount, to be held by the Guaranteed Creditors as collateral security for any Guaranteed Obligations thereafter existing.

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8. GUARANTEE ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary contained elsewhere in this Guarantee, the Guaranteed Creditors agree (by their acceptance of the benefits of this Guarantee) that this Guarantee may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no other Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guarantee, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Guaranteed Creditors upon the terms of this Guarantee. The Guaranteed Creditors further agree that this Guarantee may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 8 is among and solely for the benefit of the Guaranteed Creditors and that, if the Required Lenders so agree (without requiring the consent of any Guarantor), this Guarantee may be directly enforced by any Guaranteed Creditor.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Loans to, and issue Letters of Credit for the account of, the Borrower pursuant to the Credit Agreement, each Guarantor represents, warrants and covenants that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required;

(b) such Guarantor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Guarantee and each other Loan Document to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, and, if required, stockholder action, to authorize the execution, delivery and performance by it of this Guarantee and each such other Loan Document;

(c) such Guarantor has duly executed and delivered this Guarantee and each other Loan Document to which it is a party, and this Guarantee and each such other Loan Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d) neither the execution, delivery or performance by such Guarantor of this Guarantee or any other Loan Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) violate the charter, by-laws or other organizational documents of such Guarantor, (iii) violate any material applicable law or regulation or order of any Governmental Authority in any material respect, (iv) violate or result in a default under any material agreement or instrument binding upon such Guarantor or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by such Guarantor or any of its Subsidiaries, and (v) result in the creation or imposition of any Lien on any asset of such Guarantor or any of its Subsidiaries;

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(e) no consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guarantee by such Guarantor or any other Loan Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guarantee or any other Loan Document to which such Guarantor is a party;

(f) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor or any of its Subsidiaries or any laws, regulations or orders enacted or implemented (whether or not currently effective) by any Governmental Authority (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Guarantee or the other Loan Documents;

(g) until the termination of all Commitments and until such time as no Letter of Credit remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities described in Section 9.03 of the Credit Agreement which are not then due and payable), such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Articles V and VI of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles V and VI of the Credit Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries; and

(h) an executed (or conformed) copy of each of the Loan Documents has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

10. EXPENSES. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each other Guaranteed Creditor in connection with the enforcement of this Guarantee and the protection of the Guaranteed Creditors’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) employed by the Administrative Agent and each other Guaranteed Creditor).

11. JUDGMENT CURRENCY. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under any Loan Documents in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders under any Loan Documents shall, notwithstanding a judgment in a Judgment Currency other than an Agreement Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Guarantors agree to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

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12. BENEFIT AND BINDING EFFECT. This Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Creditors and their successors and assigns.

13. AMENDMENTS; WAIVERS. Neither this Guarantee nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the Required Lenders (or, to the extent required by Section 9.02 of the Credit Agreement, with the written consent of each Lender).

14. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Guaranteed Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Guaranteed Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Guaranteed Creditor under this Guarantee, irrespective of whether or not such Guaranteed Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Guaranteed Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 14 are subject to the sharing provisions set forth in Section 2.16 of the Credit Agreement.

15. NOTICE. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy and all such notices and communications shall, when mailed, telecopied, or sent by courier, be effective when deposited in the mails, delivered to the hand or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Guaranteed Creditor, as provided in the Credit Agreement and (ii) in the case of any Guarantor, at its address set forth opposite its signature page below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

16. REINSTATEMENT. If any claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof, the termination of the Credit Agreement or the cancellation of any instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

17. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY. (a) THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTEED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE

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CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts located within the County of New York; provided, however, that the Guaranteed Creditors shall be entitled to assert jurisdiction over any Guarantor and its respective property in any court in which jurisdiction may be laid over such Guarantor or its respective property. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or any other Loan Document in any court referred to in clause (a) of this Section 17. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guarantee or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

(d) EACH GUARANTOR AND EACH GUARANTEED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTEE) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. RELEASE OF LIABILITY OF GUARANTOR. (a) This Guarantee shall, as to each Guarantor, be released (i) if such Guarantor ceases to be a Subsidiary as a result of a transaction permitted by the Credit Agreement or that has been consented to in accordance with Section 9.02 of the Credit Agreement, (ii) if such Guarantor ceases to be a Material Subsidiary in accordance with the requirements of the definition of “Material Subsidiary” set forth in the Credit Agreement (including as a result of a designation pursuant to the second proviso appearing in the first sentence of such definition) or (iii) under the circumstances described in clause (b) below; provided, except in the case of preceding clause (iii), that (x) no such release shall occur if such Guarantor continues to be a guarantor in respect of any Indebtedness of the Borrower or any other Subsidiary in an aggregate principal amount equal to or

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greater than $50,000,000, unless and until such Subsidiary is (or is being simultaneously) released from its guarantee with respect to such Indebtedness and (y) no such release shall occur if a Default has then occurred and is continuing.

(b) At such time as (i) the Loans and all Obligations of the type described in clause (i) of the definition thereof as set forth in the Credit Agreement shall have been paid in full, (ii) all Designated Swap Obligations then due and payable (or which will be due and payable following notice or expiration of any grace period) shall have been paid in full in cash or made subject to other arrangements satisfactory to such holder (or such holder shall have otherwise consented in writing to the release of the Guarantors from their obligations under this Guarantee), (iii) the Commitments have been terminated and (iv) all Letters of Credit shall be terminated (or cash collateralized or backstopped in a manner satisfactory to each Issuing Bank), the Guarantors shall be released from their obligations under this Guarantee, all without delivery of any instrument or performance of any act by any Person.

(c) Notwithstanding the foregoing, any release of Guarantors effected in the manner permitted by the foregoing provisions of this Section 18 shall not require the consent of any Designated Swap Bank.

19. CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guarantee. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and all Commitments and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 19 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guarantee. As used in this Section 19: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee) on such date. Notwithstanding anything to the contrary contained above, any Guarantor

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that is released from this Guarantee pursuant to Section 18 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 19, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 19, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

20. LIMITATION ON GUARANTEED OBLIGATIONS. Each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guarantee) hereby confirms that it is its intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guarantee) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

21. COUNTERPARTS. This Guarantee may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

22. PAYMENTS. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 2.13, 2.14, 2.15, 2.16 and 2.17 of the Credit Agreement.

23. ADDITIONAL GUARANTORS. It is understood and agreed that any Subsidiary of the Borrower that elects to execute a counterpart of this Guarantee after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by executing a joinder agreement in form and substance satisfactory to the Administrative Agent and delivering same to the Administrative Agent, in each case with all documents and actions required to be taken to the reasonable satisfaction of the Administrative Agent.

24. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guarantee are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee.

25. KEEPWELL. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the guarantee contained herein in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor

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shall only be liable under this Section 25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 25, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 25 shall remain in full force and effect until the termination of this Guarantee in accordance with its terms. Each Qualified ECP Guarantor intends that this Section 25 constitute, and this Section 25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For the purposes of this agreement “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an ECP at such time by entering into a “keepwell” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

*    *    *

13

EXHIBIT B

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

R. J. REYNOLDS TOBACCO HOLDINGS, INC.	R.J. REYNOLDS TOBACCO CO.

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
P.O. Box 2866	401 N. Main St.
401 N. Main St.	Winston-Salem, NC 27101
Winston-Salem, NC 27102	Phone: 336-741-5000
Phone: 336-741-5500	Fax: 336-741-7598
Fax: 336-741-2998

REYNOLDS FINANCE COMPANY	CONWOOD HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
1007 N. Orange Street, Suite 1402	401 N. Main St.
Wilmington, DE 19801	Winston-Salem, NC 27101
Phone: 302-425-3550	Phone: 336-741-2000
Fax: 302-425-3554	Fax: 336-741-2998

R. J. REYNOLDS GLOBAL PRODUCTS, INC.	AMERICAN SNUFF COMPANY, LLC

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
P.O. Box 688	813 Ridge Lake Blvd.
401 N. Main St.	Memphis, TN 38120
Winston-Salem, NC 27102	Phone: 901-761-2050
Phone: 336-741-5500	Fax: 901-682-1223
Fax: 336-741-2998

ROSSWIL LLC	R. J. REYNOLDS TOBACCO COMPANY

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
401 N. Main St.	P.O. Box 2959
Winston-Salem, NC 27101	401 N. Main St.
Phone: 336-741-2000	Winston-Salem, NC 27102
Fax: 336-741-2998	Phone: 336-741-5000
Fax: 336-741-7598

REYNOLDS INNOVATIONS INC.	RAI SERVICES COMPANY

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
P.O. Box 685	P.O. Box 464
401 N. Main St.	401 N. Main St.
Winston-Salem, NC 27102	Winston-Salem, NC 27102
Phone: 336-741-5700	Phone: 336-741-4500
Fax: 336-741-7598	Fax: 336-741-2998

SANTA FE NATURAL TOBACCO COMPANY, INC.

By:
Name:
Title:

Address for Notices:
One Plaza La Prensa
Santa Fe, NM 87507
Phone: 505-982-4257
Fax: 505-986-8445

2

Accepted and Agreed to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: ,
Name:
Title:

3

EXHIBIT B

EXHIBIT C-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of December 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of December 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of December 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of December 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Credit Agreement, dated as of December 18, 2014 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among Reynolds American Inc., (the “Borrower”), the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting [            ]3 of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). [Except as set forth on Annex 1(a),] [S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default.

4. [Except as set forth on Annex 1(b),] I have no knowledge of the existence, as of the date of this Compliance Certificate, of any material change in GAAP or in the application thereof since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement.

5. The following represent true and accurate calculations, as of [                 , 20    ], to be used to determine compliance with the covenants set forth in Section 6.04 of the Credit Agreement:

(a) Consolidated Leverage Ratio:

Consolidated Debt (as at the last day of any Reference Period) =	[ ]

Consolidated EBITDA (for such Reference Period) =	[ ]

Actual Ratio =	[ ] to 1.00

Required Ratio =	[ ][4] to 1.00

Supporting detail showing the calculation of Consolidated Leverage Ratio is attached hereto as Schedule 1.

[3]	Insert position of Financial Officer.
[4]	To be inserted pursuant to Section 6.04(a) of the Credit Agreement.

EXHIBIT D

(b) Consolidated Interest Coverage Ratio:

Consolidated EBITDA (for such Reference Period) =	[ ]

Consolidated Interest Expense (for such Reference Period) =	[ ]

Actual Ratio =	[ ] to 1.00

Required Ratio =	4.00 to 1.00

Supporting detail showing the calculation of Consolidated Interest Coverage Ratio is attached hereto as Schedule 2.

2

EXHIBIT D

ANNEX 1

[Applicable Financial Statements to Be Attached]

EXHIBIT D

SCHEDULE 1

CONSOLIDATED LEVERAGE RATIO

(A) Consolidated Leverage Ratio: as at the last day of any Reference Period, the ratio of (a) Consolidated Debt on such day to (b) Consolidated EBITDA for such period.

(a)	Consolidated Debt as of [ , 20 ]:

	(I)	at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that (a) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, acceptances and similar arrangements and all surety, appeal and litigation bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations or reimbursement obligations owing in respect of thereof) shall not be included in any determination of “Consolidated Debt” and (b) solely for purposes of calculating the Consolidated Leverage Ratio at any time during the Pre-Lorillard Acquisition Closing Period, the aggregate outstanding principal amount of Indebtedness incurred by the Borrower to finance the Lorillard Acquisition Costs shall not be included in any determination of “Consolidated Debt”, so long as the proceeds of any such Indebtedness are held in cash or Marketable Investments and are identified as “restricted” in a footnote to the applicable consolidated balance sheet(s) of the Borrower for the relevant period between receipt of such proceeds and the use thereof to finance Lorillard Acquisition Costs (any such Indebtedness, the “Lorillard Acquisition Financing Debt”):

		(i)	all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind;[4]

		(ii)	all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business and any obligation of the Borrower or any Subsidiary thereof to purchase tobacco and/or other products, services and produce utilized in its business pursuant to agreements entered into in the ordinary course of business on a basis consistent with the Borrower’s or such Subsidiary’s past practices or then current industry practices);

[4]	Amounts in items (i) through (ix) to be calculated without duplication.

EXHIBIT D

(iii)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(iv)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(v)	all Capital Lease Obligations of such Person;

(vi)	all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements;

(vii)	the maximum amount available to be drawn or paid under all surety, appeal and litigation bonds and similar obligations issued for the account of such Person and all unreimbursed payments in respect of such surety, appeal and litigation bonds and similar obligations;

(viii)	all Guarantees by such Person in respect of obligations of the kind referred to in items (A)(a)(I)(i) through (vii) above;

(ix)	all obligations of the kind referred to in items (A)(a)(I)(i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation;

minus

(x)	Lorillard Acquisition Financing Debt incurred prior to the Acquisition Closing Date[5].

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

[5]	To be deducted in determining “Consolidated Debt” in accordance with clause (b) of the proviso in Item I above.

EXHIBIT D

Consolidated Debt

(b)	Consolidated EBITDA as of [ , 20 ]:

	(I)	Consolidated Net Income for such period

		(i)	Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

		(ii)	the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, subject to the second sentence of the definition of “Consolidated EBITDA”;

		(iii)	the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions; and

		(iv)	the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or Requirement of Law applicable to such Subsidiary.

plus; without duplication and (other than with respect to item (II)(n) below) to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(II)(a) provision for all income taxes and foreign withholding taxes;

(b)	interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans);

(c)	depreciation and amortization expense;

EXHIBIT D

(d)	amortization of intangibles (including, but not limited to, goodwill) and organization costs;

(e)	any extraordinary losses;

(f)	any non-cash expenses or losses;

(g)	any losses on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period),

(h)	any cash payment received during such period in respect of any non-cash item described in items (III)(a)(i) or (ii) below subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a gain or income in the statement of Consolidated Net Income;

(i)	the amount of all cash payments received during such period in respect of any settlement with respect to tobacco litigation related liability which otherwise did not increase Consolidated Net Income for such period or a prior period;

(j)	any losses for such period attributable to early extinguishment of Indebtedness or net realized loss obligations under any Swap Agreement;

(k)	non-recurring transaction fees, costs, expenses and charges (including but not limited to investment banker, consulting, advisory and legal fees) incurred in connection with the following transactions, agreements and documents (collectively, the “Subject Transactions”): the Credit Agreement, the Existing Credit Agreement, the Bridge Loan Facility Documents, the Ancillary Agreements (as such term is defined in the Imperial Purchase Agreement), the Lorillard Acquisition, the BAT Equity Issuance, the issuance by the Borrower of common equity to the shareholders of Lorillard pursuant to the terms of the Lorillard Acquisition Agreement, the issuance and sale of any senior unsecured notes in a public offering or, if appropriate, a Rule 144A or other private placement, the proceeds of which are used to finance in whole or in part the Lorillard Acquisition or to refinance any portion of the Bridge Loan Facility or to repay or refinance any existing Indebtedness of Lorillard or any of its Subsidiaries on or following the consummation of the Lorillard Acquisition, and the Specified Asset Dispositions; provided that the aggregate amount for all such items under this item (k) shall not exceed $400,000,000 in the aggregate during the term of the Credit Agreement;

EXHIBIT D

(l)	business optimization, restructuring and transition expenses, costs, charges, accruals or reserves incurred within three (3) years of the Lorillard Acquisition Closing Date in connection with any of the Subject Transactions, which for the avoidance of doubt shall include severance payments and costs, legal defense and settlement costs (including any costs paid in satisfaction of judgments), relocation costs, costs related to the closure, opening, curtailment and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, integration costs, signing costs, retention and completion bonuses, amortization of signing bonuses, inventory optimization expenses, contract termination costs, transaction costs, costs related to entry into new markets, consulting fees, recruiter fees, provided that the aggregate amount for all such items under this item (l) shall not exceed $500,000,000 in the aggregate during the term of the Credit Agreement, provided further that the aggregate amount for all such items under this item (l) shall not exceed $250,000,000 in the aggregate during the second and third years following the Lorillard Acquisition Closing Date;

(m)	any expenses, costs, charges, accruals or reserves incurred in connection with any of the Subject Transactions pursuant to or in connection with any management or employee benefit plan, including but not limited to curtailments or modifications to pension and post-retirement employee benefit plans, and conversion costs and excess pension charges, provided that the aggregate amount for all such items under this item (m) shall not exceed $100,000,000 in the aggregate during the term of the Credit Agreement; and

(n)	the amount of cost savings and synergies projected by the Borrower in good faith to be reasonably anticipated to be realized from actions taken prior to or during such period in connection with the Lorillard Acquisition or any Specified Asset Disposition (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions); provided that the aggregate amount under this clause (n) shall not exceed $200,000,000 in the aggregate during any four fiscal quarter period;

minus:

(III)(a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of

(i) any extraordinary gain;

(ii) any non-cash income or gains;

EXHIBIT D

	(iii)	any gain on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period); and

	(iv)	income tax credits (to the extent not netted from income tax expense);

(b)	any cash payments made during such period in respect of any non-cash items described in items (II)(d), (e) or (f) above subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a charge in the statement of Consolidated Net Income;

(c)	the amount of all cash payments made by the Borrower and its Subsidiaries during such period pursuant to any settlement with respect to tobacco litigation related liability which otherwise did not reduce Consolidated Net Income for such period or a prior period, all as determined on a consolidated basis for the Borrower and its Subsidiaries for such period; and

(d)	net realized income or gains from obligations under Swap Agreements.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio

	(i)	if at any time during such Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and

	(ii)	if during such Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made a Material Acquisition,

EXHIBIT D

Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, which pro forma calculation will be made based on reasonable assumptions and may include, among other things, a reduction in costs and expenses (and a resulting increase in Consolidated EBITDA) as a result of any transfer, disposition or sale of any employees, assets or business or any other cost reducing measures undertaken by the target of such Material Acquisition and/or any of its Subsidiaries during the applicable Reference Period.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $250,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $250,000,000.

Consolidated EBITDA

Ratio of (a) Consolidated Debt to (b) Consolidated EBITDA	[ ]: 1.00

Required Ratio	[ ][6]: 1.00

[6]	To be inserted pursuant to Section 6.04(a) of the Credit Agreement.

EXHIBIT D

SCHEDULE 2

CONSOLIDATED INTEREST COVERAGE RATIO

(A) Consolidated Interest Coverage Ratio: for any Reference Period ending on the last day of a fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

(a)	Consolidated EBITDA as of [ , 20 ]:

Consolidated EBITDA (See Schedule 1 for calculation)

(b)	Consolidated Interest Expense for such period:

	(I)	Total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

For the purposes of calculating Consolidated Interest Expense for any Reference Period pursuant to any determination of the Consolidated Interest Coverage Ratio,

		(i)	all Indebtedness incurred or issued during the relevant Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Reference Period and remain outstanding through such Reference Period,

		(ii)	all Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed during the relevant Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been retired or redeemed on the first day of such Reference Period and remain retired through the entirety of such Reference Period,

EXHIBIT D

(iii)	all Indebtedness assumed to be outstanding pursuant to preceding item (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective Reference Period when same was deemed outstanding (for this purpose, using the floating rate applicable thereto at the time of determination), in the case of floating rate Indebtedness; provided that interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding, and

(iv)	solely for purposes of calculating the Consolidated Interest Coverage Ratio at any time during the Pre-Lorillard Acquisition Closing Period, the total cash interest expense attributable to Lorillard Acquisition Financing Debt for the applicable period shall not be included in the determination of Consolidated Interest Expense for such period.

Consolidated Interest Expense

Ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense		[ ]:1.00

Required Ratio		4:00:1.00

EXHIBIT D

IN WITNESS WHEREOF, I have executed this Compliance Certificate this              day of             , 20    .

REYNOLDS AMERICAN INC.

By:
Name:
Title: